UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

☑	Filed by the Registrant	☐	Filed by a party other than the Registrant

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

AMN Healthcare Services, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (CHECK ALL BOXES THAT APPLY):
☑	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

EMPOWERING THE FUTURE OF CARE

2024

# Notice of Annual Meeting & Proxy Statement

Copyright © 2024 AMN Healthcare

OUR ASPIRATION

We strive to be recognized as the most trusted, innovative, and influential force in helping healthcare organizations provide a quality patient care experience that is more human, more effective, and more achievable.

OUR MISSION

DELIVER the best talent and insights to help healthcare organizations optimize their workforce	GIVE healthcare professionals opportunities to do their best work towards quality patient care	CREATE a values-based culture of innovation where our team members can achieve their goals

OUR VALUES

We put people first, whether the customer is internal or external. We strive to go above and beyond in what we bring to every professional relationship, not just meeting, but exceeding, expectations at every turn.

Innovation is a mindset. We work to stay future focused and committed to bringing new ideas to life that generate differentiated value for everyone.

We value everyone's unique contribution, and as such, we treat everyone with the highest level of personal and professional courtesy, consideration, and care.

Customer Focus
Respect
Trust
Continuous Improvement
Passion
Innovation
CORPORATE CULTURE FOCUSED ON CORE VALUES

We love what we do – and it shows. Passion makes the difference between just doing something – and doing it well. It's the fire that drives our purpose and our daily lives.

Our relationships are honest, authentic, and open. We pride ourselves on the fact that we keep our commitments. Our word is our promise.

We know that even our best efforts and our most robust solutions can always be better. We never settle for 'good enough' and constantly seek opportunities and proactively embrace changes to improve.

Dear AMN Healthcare Shareholders,

After several years of unprecedented growth supporting our clients during the global pandemic, 2023 was a year of our clients rebuilding their permanent workforces and returning to more normalized utilization of our services. We saw contraction in demand in our businesses that had the most accelerated growth during the pandemic, like our travel nurse business, and we saw continued growth in businesses like locum tenens and language services that grew more normally during the pandemic. We effectively partnered with our clients and healthcare professionals to navigate the once-in-a-generation disruptions to healthcare created by the pandemic while we proactively managed down our expense base as demand for many of our services normalized. We focused on strong financial discipline while investing in initiatives and acquisitions that will strongly position us in the future. Key accomplishments include:

●	Strong cash flow generation, with cash flows from operations of $372 million in 2023;
●	Record capital expenditure of more than $100 million directed substantially to initiatives to improve, reinforce, and better deliver our unique value proposition as one operating company and brand;
●	$425 million in share repurchases; and
●	Our Acquisition of MSDR, which strengthens our presence and capabilities in the high-growth locum tenens market.

Your Board and AMN Healthcare see substantial opportunities ahead as we expect our business to benefit from long-term demand for healthcare professionals and an increasing need for our technology and workforce services. Our growth strategy is centered around positioning ourselves to gain share in a relatively unconsolidated market by supporting clients across a continuum of needs and preferences and serving them with our comprehensive solution set delivered through one platform.

The company is already starting to see the results of the strategic investments and process improvements we put in place this past year, generating momentum that we expect to position us for success in 2024 and beyond. This letter shares a brief overview of the key strategies we expect to drive our growth, the reasons we believe those strategies are right for today’s healthcare market, and the Board and management priorities guiding us for the coming year.

>220,000 AMN Passport Downloads	Forbes Best Employers For Women 2023	Newsweek America’s Most Responsible Companies 2020-2023

Tech-Centric Total Talent Solutions Company

Our long-term growth is guided by three key pillars which we are aggressively pursuing in 2024:

●
Investing in Innovation. In 2023 we directed nearly 50% of capital expenditures to new and enhanced digital programs. These investments are critical to achieving productivity gains, market differentiation and revenue growth. Clients are looking for continued innovation to help them with their workforce challenges and today, more than 30% of AMN Healthcare’s total segment operating income is derived from our technology and workforce solutions segment that helps our clients find the talent they need and optimize their workforce planning and management.
We are especially pleased with the progress of our Passport and ShiftWise Flex solutions. As of December 31, 2023, more than 220,000 nurse and allied health professionals use the Passport mobile application to find and apply for jobs, sign contracts, manage credentials, and track pay, time and patient care impact. ShiftWise Flex takes our vendor management system to new heights of effectiveness in automating and streamlining the contingent labor process for nursing, allied health, locums, and non-clinical professionals. Customers benefit from innovations that include expanded labor sourcing channels, easy integration with a healthcare organization’s internal information systems, and data-driven insights from a host of new reporting and dashboard features.

2024 Proxy Statement	AMN Healthcare	3

A Letter from Our CEO & Independent Board Chairman

●	Delivering on our Unique Value Proposition as OneAMN. You will increasingly see the company communicate as OneAMN. More than a slogan, our OneAMN initiative that began in 2023 unifies our different company identities and solutions under the powerful, market-leading AMN Healthcare brand experience. It also crystallizes our total talent management approach, underscoring the extensive menu of integrated solutions we bring to clients to meet their permanent, flexible and contingent talent needs.
●	Maintaining Strong Financial Discipline. Our emphases are to grow profitability through expansion of our higher margin businesses and suite of technology applications, maximizing free cash flow, maintaining targeted capital investment levels, and managing our balance sheet to provide liquidity and borrowing capacity.

Meeting Healthcare’s Needs
We believe our strategies are powerful because they address the healthcare industry’s most urgent needs. Healthcare organizations need a range of cost-effective, productive talent solutions to deliver on their mission of care. Persistent clinician and administrator shortages driven by structural supply-demand imbalances require effective recruitment and retention of quality talent along with staffing and scheduling optimization. AMN Healthcare’s experience, record of success, integrated and flexible solutions platform, and cultural alignment have made us a partner of choice for healthcare providers.

Management Priorities
AMN Healthcare is focused intently on several priorities we have identified as central to achieving long-term value creation:

●	Sustainable Growth. We aim to ensure that our growth is not transitory. That entails continued strategic diversification of revenue streams for effective risk management and market adaptability.
●	Flexible, Tech-Intensive Solutions. Future solutions to the healthcare talent demands and constraints will need to be wider-ranging, more flexible and tech-intensive. We will continue to design our solutions around our customer’s needs and preferences, focused on speed, efficiency and ease of use.
●	Broader and Deeper Engagement with Clients. We see significant opportunities to engage with our clients as their trusted partner for their comprehensive talent needs rather than from a transactional, single-problem perspective. We can take advantage of our broad solutions portfolio and insight from our data analytics to develop deeper long-term relationships with our clients.
Our Continuing Commitment
●	We have an unwavering commitment to support and create value for our clients, healthcare professionals, employees and communities. As part of that commitment, we continue to perform strongly against our environmental, social, and governance (ESG) objectives, which align with the healthcare industry’s emphasis on promoting health equity and diversity in the workforce. Recognizing that the results in this letter are made possible by our people, we continue to invest in attracting, developing and promoting the best talent. We welcomed new team members and promoted top talent from outside and inside the company in 2023, including four leaders on our Executive Leadership team. We believe a workforce with diverse backgrounds and ideas fuel innovation, and are proud that 69% of our team members are female and 43% of our team members come from diverse backgrounds. We strive to be the employer of choice for both our corporate employees and the hundreds of thousands of healthcare professionals we work with to help them achieve their professional aspirations.
●	Further details are provided in this proxy on our initiatives in diversity, climate, risk management, internal controls, governance, and related programs. We will also share additional information in our annual Sustainability and Social Impact Report (our “Impact Report”).

The Board believes AMN Healthcare is on the right path to deliver on our objectives and reward the commitment of our fellow shareholders. We thank you for your support and invite you to explore the information in this proxy statement and to attend our Annual Meeting of Shareholders on April 19, 2024 at 8:30 a.m. Central Time. We will conduct our Annual Meeting virtually. We cordially invite you to join us and have included instructions for participating in our Annual Meeting under the General Information Section of this proxy statement.

Gratefully Yours,

DOUGLAS D. WHEAT Chairman of the Board	CARY GRACE President and Chief Executive Officer

4	AMN Healthcare	2024 Proxy Statement

Notice of Annual Meeting of Shareholders	06
Proxy Statement Summary	07
Our Strategy and Total Talent Solutions	07
2023 Performance Highlights	08
Proxy Voting Roadmap	10
Corporate Governance	14

Proposal 1: Election of Our Directors	15
AMN Healthcare Board of Directors	15
Director Nominee Snapshot	15
Skills and Experience	16
Director Biographies	18
Board Effectiveness	23
Director Nomination Process	23
Onboarding and Continuing Education	25
Board and Committee Self-Evaluation Process	25
Refreshment	26
Our Corporate Governance Program	27
Key Corporate Governance Practices	27
Shareholder Engagement	27
Board Oversight	29
Sustainability and Social Impact	32
Our Journey and Accolades	32
Corporate Governance	33
Health and Wellness	36
Diversity, Equity and Inclusion	38
Sustainability	41
Political Activity and Trade Associations	42
Policies and Procedures Governing Conflicts of Interest and Related Party Transactions	42
Board and Committee Structure	43
Board Leadership Structure	43
Committees of the Board	44
Compensation Committee Interlocks and Insider Participation	47
Talent and Compensation Committee Consultant Independence	47
Meetings and Attendance	49
Executive Sessions	49
Director Compensation and Ownership Guidelines	50
Director Cash Compensation	50
Director Equity Compensation	51
Director Compensation Table	51
Director Equity Ownership Requirement	52
Executive Officers	53
Executive Compensation	55

Proposal 2: Advisory Vote to Approve Named Executive Officer Compensation	56
2023 Pay and Performance	57
Performance Goals for 2024	58
Compensation Committee Report	58
Compensation Discussion and Analysis	59
Executive Summary	59
Executive Compensation Practices	61
Principal Components of our Compensation Program	69
Our Compensation Determination Process	72
Our 2023 Compensation Program and Results	74
Additional Compensation Practices	81
Our 2024 Executive Compensation Program	83
Executive Compensation Disclosure	85
Summary Compensation Table	85
Grants of Plan-Based Awards	87
Outstanding Equity Awards at Fiscal Year End	89
Option Exercises and Stock Vested	91
Nonqualified Deferred Compensation	91
Termination of Employment and Change in Control Arrangements	92
CEO Pay Ratio	95
Pay Versus Performance	95
Audit Committee Matters	101

Proposal 3: Ratification of the Appointment of Our Independent Registered Public Accounting Firm	102
Selection and Engagement of KPMG as Our Independent Registered Public Accounting Firm	102
Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees	103
Report of the Audit Committee	103
Officer Exculpation	105

Proposal 4: Approval of a Proposed Amendment and Restatement of Our Certificate of Incorporation to Provide for Officer Exculpation	105
Security Ownership and Other Matters	107
General Information	110
Exhibit A to Proxy Statement – Non-GAAP Reconciliation for Consolidated Adjusted EBITDA and Consolidated Pre-Bonus Adjusted EBITDA for Purposes of 2023 Bonus Achievement	115
Exhibit B to Proxy Statement – Second Amended and Restated Certificate of Incorporation of AMN Healthcare Services, Inc., a Delaware Corporation	117

2024 Proxy Statement	AMN Healthcare	5

DATE AND TIME April 19, 2024 8:30 a.m. (Central Time)	LOCATION www.virtualshareholdermeeting.com/AMN2024	RECORD DATE February 21, 2024

Voting Matters

		Recommendation	Page
1	To elect eight directors to the Board of Directors	FOR	15
2	To approve, by non-binding advisory vote, the compensation paid to named executive officers	FOR	56
3	To ratify the appointment of KPMG LLP to be our independent registered public accounting firm for the fiscal year ending December 31, 2024	FOR	102
4	To approve a proposed amendment and restatement of our certificate of incorporation to provide for exculpation of certain officers of the Company from personal liability under certain circumstances as permitted by Delaware law	FOR	105

We will also take action upon any other business as may properly come before the 2024 Annual Meeting and any adjournments or postponements of that meeting.

How to Vote Your Shares

ONLINE Please follow the internet voting instructions sent to you and visit www.proxyvote.com, any time up until 11:59 p.m. (Eastern Time) on April 18, 2024.	MAIL
If you received printed materials, please mark, date and sign your proxy card per the instructions and return it by mail in the pre-addressed envelope provided. The proxy card must be received prior to the 2024 Annual Meeting to be counted.

CALL Please follow the telephone voting instructions sent to you and call 1 (800) 690-6903, any time up until 11:59 p.m. (Eastern Time) on April 18, 2024.	DURING THE MEETING
You can also cast your vote at our Virtual Shareholder Meeting. Even if you plan to attend, we encourage you to vote in advance by internet, telephone or mail so your vote will be counted if for some reason you are unable to attend.

Your vote is important. Please note that if your shares are held by a bank, broker, or other recordholder and you wish to vote them at the meeting, you must obtain a legal proxy from that recordholder.

We will be using the Securities and Exchange Commission’s Notice and Access model (“Notice and Access”), which allows us to make proxy materials available electronically, as the primary means of furnishing proxy materials. We believe Notice and Access provides shareholders with a convenient method to access our proxy materials and vote. It also allows us to conserve natural resources which aligns with our commitment to sustainability by reducing our environmental footprint as well as reducing the costs associated with printing and distributing our proxy materials. On or about March 5, 2024, we will commence mailing by sending a Notice of Internet Availability of Proxy Materials to our shareholders with instructions on how to access our proxy statement and 2023 Annual Report, including the financial statements set forth in our annual report on Form 10-K, online and how to cast your vote. The Notice also contains instructions on how to receive a paper copy of the proxy statement and 2023 Annual Report.

March 5, 2024
By Order of the Board of Directors,

WHITNEY M. LAUGHLIN
Chief Legal Officer and Corporate Secretary

6	AMN Healthcare	2024 Proxy Statement

Our Strategy and Total Talent Solutions

AMN Healthcare is a tech-centric total talent solutions company, the leader and innovator in total talent solutions for healthcare organizations across the nation. We offer total talent solutions that enable high quality, flexible workforce and care delivery and we design our services around our customers’ needs and preferences to enable flexible deployment. Across three operating segments, our suite of healthcare workforce solutions includes managed services programs, vendor management systems, medical language interpretation services, predictive labor analytics, workforce optimization technology and consulting, clinical labor scheduling, recruitment process outsourcing, and revenue cycle solutions. We enable our clients to build and manage their workforce in part by leveraging our talent network comprised of thousands of highly skilled healthcare professionals.

NURSE & ALLIED SOLUTIONS	PHYSICIAN & LEADERSHIP SOLUTIONS	TECHNOLOGY & WORKFORCE SOLUTIONS
WORKFORCE STAFFING ✓ Travel Nursing ✓ Allied Healthcare ✓ Local Staffing ✓ Rapid Response ✓ Revenue Cycle Solutions ✓ School Staffing ✓ Labor Disruption ✓ International Staffing and Permanent Placement

WORKFORCE STAFFING
✓ Physician Staffing
✓ Interim Leadership
LEADERSHIP SEARCH
✓ Executive Search
✓ Academic Leadership
✓ Clinical Leadership
PHYSICIAN SEARCH
✓ Retained Search for Physicians and Advanced Practices

TALENT MANAGEMENT ✓ Vendor Management Systems ✓ Recruitment Solutions ✓ Float Pool Management ✓ Scheduling & Staff Planning VIRTUAL CARE ✓ Language Services

2024 Proxy Statement	AMN Healthcare	7

Proxy Statement Summary

2023 Performance Highlights

Execution of Strategic Imperatives

In 2023, we focused on building sustainable growth across our core service offerings while investing in innovative solutions that we believe will drive value across our portfolio and deliver strong performance for our shareholders.

●	Accelerated AMN Healthcare’s Digital Transformation through AMN Passport, our Industry-leading Mobile App
●	Enhanced branding initiative to drive greater recognition of the breadth and depth of our presence in the marketplace for healthcare workforce solutions
●	Enhanced Digital Experience for Clients and Healthcare Professionals
●	Launched Shiftwise FLEX, the latest generation of our market-leading vendor management system

Sustained Financial Discipline

Sustainability and Social Impact

Our sustainability and social impact strategy is premised on the core belief that achieving measurable results in ESG initiatives provides us with a competitive advantage improving stakeholder engagement, supporting talent acquisition and retention, and driving innovation.

Strategic Investments to Enhance Our Value Proposition

Our transformative growth over the past two decades has positioned us to lead the digital transformation of the healthcare industry by investing in scalable innovations designed to solve our clients’ greatest workforce challenges, enabling them to deliver on their mission to advance health equity and improve patient outcomes.

https://www.amnhealthcare.com/siteassets/amn-insights/news-and-features/amn-healthcare-2023-sustainability-and-social-impact-report.pdf(1)

(1)	Documents, reports, and information on the Company’s website are not incorporated by reference in this proxy statement.

8	AMN Healthcare	2024 Proxy Statement

Proxy Statement Summary

Our Evolution into a Leader in Total Talent Solutions

## Physician

**2015**: Locum Leaders
**2023**: MSDR

## Nurse & Allied Staffing

**2015**: Onward | **2019**: Advanced Medical | **2022**: Connetics

## Vendor Management Systems

**2013**: Shiftwise | **2015:** Medefis | **2019:** b4health

## Language Interpretation

**2020**: Stratus Video

## Revenue Cycle Solutions

**2016**: Peak | **2018**: MedPartners

## Leadership Solutions

**2015**: The First String | **2016**: B.E. Smith | **2018**: Phillips DiPisa/ Leaders For Today

## Scheduling & Predictive Workforce Analytics

**2014**: Avantas

Where We Are Making Investments In Technology

Personalized Digital Experience	Augmented Human Intelligence	Data Analytics Platform	Mobile Applications

Over 50% of Our Annual Capex is planned for Innovation and Digital Enhancements

2024 Proxy Statement	AMN Healthcare	9

The summary below highlights certain information that may be found elsewhere in this proxy statement. We encourage you to read the entire proxy statement before casting your vote. Our proxy statement and related materials are first being made available to our shareholders on or about March 5, 2024.

Proposal 1	Election of Our Directors
	The Board of Directors recommends a vote “FOR” the election of each of the director nominees.	See page 15

Directors at a Glance

**JORGE A. CABALLERO**
**Age:** 67
**Director since:** 2021
**Other Public Company Boards:** 0
**Board Committees:** A, G

**DOUGLAS D. WHEAT**
**(Chairman)**
**Age:** 73
**Director since:** 1999
**Other Public Company Boards:** 2
**Board Committees:** E

**MARK G. FOLLETTA**
**Age:** 63
**Director since:** 2012
**Other Public Company Boards:** 2
**Board Committees:** A, C

87.5% Independent

**REAR ADMIRAL DR. SYLVIA-TRENT ADAMS, PHD, RN, FAAN**
**Age:** 58
**Director since:** 2020
**Other Public Company Boards:** 0
**Board Committees:** C, G

**TERI G. FONTENOT**
**Age:** 70
**Director since:** 2019
**Other Public Company Boards:** 1
**Board Committees:** A

**DAPHNE E. JONES**
**Age:** 66
**Director since:** 2018
**Other Public Company Boards:** 2
**Board Committees:** A, G

**CARY GRACE**
**(President and Chief Executive Officer)**
**Age:** 55
**Director since:** 2022
**Other Public Company Boards:** 0
**Board Committees:** E

**R. JEFFREY HARRIS**
**Age:** 69
**Director since:** 2005
**Other Public Company Boards:** 0
**Board Committees:** C, E, G

| | | | | | |
|---|---|---|---|---|---|
| **A** | Audit Committee | **G** | Corporate Governance and Compliance Committee | ■ | Chair |
| **C** | Talent and Compensation Committee | **E** | Executive Committee | | |

10	AMN Healthcare	2024 Proxy Statement

Proxy Voting Roadmap

Age	Tenure	Diversity

Proposal 2	Advisory Vote to Approve Named Executive Officer Compensation
	The Board of Directors recommends a vote “FOR” the approval, on an advisory basis, of the compensation paid to our named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC.	See page 56

Our executive compensation program adopts a pay-for-performance philosophy structured to balance near-term results with the Company’s long-term success that enables us to attract, retain and appropriately reward our executive team for delivering shareholder value. The Executive Compensation portion of this proxy statement contains a detailed description of our compensation philosophy and programs, the compensation decisions made under those programs with regard to our named executive officers (“NEOs”) for 2023, and the factors considered by the Talent and Compensation Committee in making those decisions. The Board of Directors recommends shareholder approval of the compensation paid to our NEOs as disclosed in this proxy statement.

2023 CEO Target Compensation Mix
Base Salary ●Fixed base of cash compensation

Annual Cash Incentive Bonus
●One-year performance period, aligned with our strategic priorities
●70% of target values are directly tied to measurable financial measures (known as the “Financial” component)
●30% of target values are directly tied to non-financial factors (known as the “Leadership” component)

Equity/Long-Term Incentive ●Three-year performance/vesting period ●Actual payout dependent upon long-term financial and stock performance and retention
All Other Compensation

2024 Proxy Statement	AMN Healthcare	11

Proxy Voting Roadmap

Our Total Return vs. Russell 2000

3 Year Total Return (%)	5 Year Total Return (%)	10 Year Total Return (%)

Pay Aligned with Financial Performance

CEO Compensation vs Revenue(1)	CEO Compensation vs Adjusted EBITDA(1)

Say-on-Pay Results

In 2023, we received 92% of votes in favor of our Say-on-Pay proposal (based on shares voting). Since 2015, our Say-on-Pay results have averaged 95% (based on shares voting), which we believe reflects our pay-for-performance philosophy and level of engagement with our shareholders.

12	AMN Healthcare	2024 Proxy Statement

Proxy Voting Roadmap

Proposal 3	Ratification of the Appointment of Our Independent Registered Public Accounting Firm
	The Board of Directors recommends a vote “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024.	See page 102

In February 2024, the Audit Committee appointed KPMG LLP (“KPMG”) to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024. KPMG has been retained as the Company’s independent registered public accounting firm continuously since 2001. The Audit Committee is directly involved in the annual review and engagement of KPMG to ensure continuing audit independence, and the Audit Committee and the Board believe that the continued retention of KPMG to serve as the Company’s independent registered public accounting firm is in the best interests of the Company and its shareholders. See “Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees” on page 103 and “Report of the Audit Committee of the Board of Directors” on page 103. Representatives of KPMG are expected to participate in the Annual Meeting, where they will be available to respond to appropriate questions and, if they desire, to make a statement.

Proposal 4	Approval of a Proposed Amendment and Restatement of Our Certificate of Incorporation to Provide for Officer Exculpation
	The Board of Directors recommends a vote “FOR” the approval of a proposed amendment and restatement of the Company’s Amended and Restated Certificate of Incorporation to provide for exculpation of certain officers of the Company from personal liability under certain circumstances as permitted by Delaware law.	See page 105

Effective August 1, 2022, the State of Delaware, which is the Company’s state of incorporation, enacted legislation that permits Delaware companies to limit the liability of certain of their officers in limited circumstances. In light of this update, we are proposing to amend and restate the Company’s Amended and Restated Certificate of Incorporation to authorize exculpating certain of the Company’s officers from liability in certain specific circumstances, as permitted by Delaware law. After careful consideration, the Board determined that it is in the best interests of the Company and our shareholders to amend and restate the Company’s Amended and Restated Certificate of Incorporation as described herein.

2024 Proxy Statement	AMN Healthcare	13

AMN Healthcare
EMPOWERING THE FUTURE OF CARE

Elevators

# Corporate Governance

Proposal 1	Election of Our Directors
The Board of Directors recommends a vote FOR the election of each of the director nominees.

Eight directors are to be elected at our 2024 Annual Meeting of Shareholders (the “Annual Meeting”) to hold office until our next annual meeting or until their successors are duly elected and qualified, or until the director retires, resigns, is removed or becomes disqualified. In February 2024, one of our directors, Ms. Martha Marsh, informed the Board of her decision not to stand for re-election at the Annual Meeting. As a result of Ms. Marsh’s decision not to stand for re-election, the Board approved a decrease in its size to eight members, effective upon the election of the Company’s directors at the Annual Meeting.

The proxy will be voted in accordance with the directions stated on the card, or, if no directions are stated, for election of each of the eight nominees listed below. Upon the recommendation of the Board’s Corporate Governance and Compliance Committee (the “Governance and Compliance Committee”), the Board has nominated for election the eight directors listed below, all of whom are currently serving as directors on our Board. The director nominees for election are willing to be duly elected and to serve. If any such nominee is not a candidate for election at the Annual Meeting, an event that the Board does not anticipate, the proxies may be voted for a substitute nominee(s). The business experience, board service, qualifications and affiliations of our director nominees are set forth below. We believe we have a slate of director nominees that are well-positioned to represent our shareholders and oversee the Company’s strategy, business operations and financial strength.

AMN Healthcare Board of Directors

The Board represents a range of characteristics, skills and experiences in areas that are relevant to and contribute to the Board’s oversight of the Company’s strategic objectives and to reflect a diversity of personal backgrounds. Diversity of race, ethnicity, gender and age are taken into account in director nominations. We believe a diverse organization, including our Board, leads to innovation and successful outcomes. Below, we include the demographic information for each director nominee and describe the key experiences, qualifications, skills and attributes the director nominee brings to the Board that, for reasons discussed in the chart below, are important to our businesses and strategic objectives. The Board considered these key experiences, qualifications, skills and attributes and the nominees’ other qualifications in determining to recommend that they be nominated for election.

Director Nominee Snapshot

Independent Director Tenure	Age	Gender Diversity	Racial Diversity	Independence
Average Less than 10 years	Average 65 years	50% Female	38% BIPOC	88% Independent Directors

2024 Proxy Statement	AMN Healthcare	15

Corporate Governance

Skills and Experience

Skills, Competency or Attribute	Caballero	Foletta	Fontenot	Grace	Harris	Jones	Trent- Adams	Wheat
Healthcare Industry		✓	✓	✓	✓	✓	✓
C-Suite Leadership		✓	✓	✓	✓	✓	✓
Finance/Audit	✓	✓	✓	✓				✓
Legal/Risk Management	✓	✓		✓	✓			✓
Mergers & Acquisitions	✓			✓	✓			✓
Human Capital Management			✓	✓			✓
Government/Policy Advocacy			✓				✓
Digital/Technology				✓		✓
Demographic Background
Tenure	2	11	4	1	18	5	3	24
Gender	M	M	F	F	M	F	F	M
Race/Ethnicity
African American or Black						✓	✓
Hispanic or Latinx	✓
White		✓	✓	✓	✓			✓

16	AMN Healthcare	2024 Proxy Statement

Corporate Governance

Healthcare Industry
We generally seek directors who have knowledge of and experience in the healthcare industry, which is useful in understanding the needs, regulatory requirements and complexities of our clients and healthcare professionals.
C-Suite Leadership
We believe that directors who have served in executive positions are important because they have the experience and perspective to analyze, shape and oversee our strategy and the growth and preservation of shareholder value.
Finance/Audit
We are committed to strong financial discipline, effective allocation of capital and accurate disclosure practices. We believe that financial expertise on the Board is instrumental to our success.
Legal/Risk Management
We operate in a constantly changing and increasingly complex regulatory environment. Directors with regulatory compliance oversight and enterprise risk management experience play an important role in the Board’s ability to oversee our enterprise risk management program and legal and compliance risks.
Mergers & Acquisitions
We believe that our ability to achieve our long-term growth objectives will require a combination of organic growth and growth by acquisition. We believe that M&A expertise on the Board provides valuable insight and oversight of our growth strategies and achievement of financial goals.
Human Capital Management
We have a large and diverse workforce which represents one of our key resources as well as one of our largest expenses. We believe experience in managing a large workforce is important to ensure that we have sufficient talent, robust development and retention practices and maintain our commitment to diversity, equity and inclusion.
Government/Policy Advocacy
We operate in a changing healthcare industry. State and federal government experience and an understanding of policy development enhance the Board’s ability to provide effective oversight of government policy and regulatory risk.
Digital/Technology
Our business has become increasingly complex as we have accelerated our digital transformation and expanded our service offerings to include more technology related solutions. This digital transformation requires a sophisticated level of technology resources and infrastructure as well as technological expertise, and, accordingly, we believe digital transformation expertise on the Board contributes to our success.

2024 Proxy Statement	AMN Healthcare	17

Corporate Governance

Director Biographies

Set forth below is a brief description of the backgrounds and qualifications of each director. These, along with the skills and experience described earlier in this section, led the Board to conclude that the director should be nominated for election at the 2024 Annual Meeting.

Jorge A. Caballero | 67 Committee: Audit Committee (Financial Expert); Corporate Governance and Compliance Committee (Chair) Director Since: 2021	Skills & Qualifications: Finance/Audit | Mergers & Acquisitions | Legal/Risk Management

Qualification Highlights
●Managing Partner of Deloitte’s Business Tax Services U.S.-India practice (2016 – 2019)
●New Jersey Tax Managing Partner of Deloitte (2003 – 2011)
●Assistant Vice President of Tax of Beneficial Corporation, a consumer finance company that was acquired by Household International, Inc. in 1998 (1983 – 1986)

Board Experience
●Deloitte Tax LLP, a global professional services firm and one of the Big Four accounting firms, where he was the Chief Diversity Officer (2009 – 2016)
●United Way of Essex and West Hudson in New Jersey, a non-profit organization where he served as the chair of Board of Directors and Finance Committee (2003 – 2019)
●The College of New Jersey, where he served as the chair of the Board of Directors, Finance Committee, and Audit and Risk Management Committee (2007 – 2019)
●Jersey Battered Women’s Service, a private, non-profit agency, where he served as the chair of the Finance, Human Resources, and Infrastructure Committees (1993 – 2001)

Mr. Caballero brings to the Board significant public company accounting and financial reporting expertise and a top-level perspective in organizational management. Mr. Caballero’s career has provided him with practical knowledge of executive management of complex, global businesses and extensive experience in a wide range of financial and accounting matters including management of global financial operations, financial oversight, risk management and the alignment of financial and strategic initiatives. Mr. Caballero also brings deep corporate governance experience through his work with public and private companies and in his board leadership positions at Deloitte and extensive experience in mergers and acquisitions, a critical component to the Company’s growth strategy. The Board has determined that Mr. Caballero qualifies as an audit committee financial expert and has appointed him to the Audit Committee. Mr. Caballero serves as the Chair of the Corporate Governance and Compliance Committee.

Mark G. Foletta | 63 Committee: Audit Committee (Financial Expert); Talent and Compensation Committee Director Since: 2012	Skills & Qualifications: Finance/Audit | Healthcare Industry | C-Suite Leadership | Legal/Risk Management

Qualification Highlights
●Executive Vice President and Chief Financial Officer of Tocagen Inc., a brain cancer biotechnology company (February 2017 until its acquisition by Forte Biosciences, Inc. in March 2020)
●Interim Chief Financial Officer of Biocept, Inc., a publicly traded diagnostics company (August 2015 – July 2016)
●Senior Vice President, Finance and Chief Financial Officer of Amylin Pharmaceuticals, Inc. (March 2006 – October 2012)
●Vice President, Finance and Chief Financial Officer of Amylin (March 2000 – March 2006)
●Certified Public Accountant (inactive) and a member of the Corporate Directors Forum

Board Experience
●DexCom, Inc., a publicly traded diabetes care technology company, where he is the Lead Independent Director (November 2014 – present)
●Enanta Pharmaceuticals, a publicly traded biotechnology company, where he is the Chair of the Audit Committee (June 2020 – present)
●Regulus Therapeutics Inc., where he served as Chair of the Audit Committee and a member of the Nominating and Governance Committee (February 2013 – June 2018)
●Viacyte, Inc., a privately held company (sold in 2022)
●Ambit Biosciences Corporation, where he served as Chair of the Audit Committee (sold in 2014)
●Anadys Pharmaceuticals, Inc. (sold in 2011)

Mr. Foletta brings to the Board considerable audit, financial, healthcare and enterprise risk management experience as both an executive officer and director of healthcare companies. Mr. Foletta assisted with developing and launching the initial enterprise risk management assessment at Amylin Pharmaceuticals and guided the launch of the initial risk management assessment at both Regulus and DexCom. Mr. Foletta’s prior experience as a public company CFO provides the Board with extensive public company accounting and financial reporting expertise to guide the Company’s commitment to strong financial discipline, effective allocation of capital and accurate disclosure practices. The Board has determined that Mr. Foletta qualifies as an audit committee financial expert and has appointed him to the Audit Committee.

18	AMN Healthcare	2024 Proxy Statement

Corporate Governance

Teri G. Fontenot | 70 Committee: Audit Committee (Chair) (Financial Expert) Director Since: 2019	Skills & Qualifications: Finance/Audit | Healthcare Industry | Government/Policy Advocacy | C-Suite Leadership | Human Capital Management

Qualification Highlights
●President and CEO of Woman’s Hospital, the largest independently-owned women’s and infant’s hospital in the United States providing comprehensive subspecialty services to women (March 1996 – March 2019)
●Chief Financial Officer and Executive Vice President of Woman’s Hospital (1992 – 1996)
●Chief Financial Officer of three other hospitals located in Louisiana and Florida prior to joining Woman’s Hospital (1985 – 1992)
●Certified Public Accountant (inactive)
●Advisory Committee on Research on Women’s Health for the National Institutes of Health (1999 – 2005)

Board Experience
●Amerisafe, Inc., a publicly traded specialty provider of workers’ compensation insurance, where she serves on the Audit, Risk and Governance Committees (June 2016 – present)
●Orlando Health, Inc., a not-for-profit organization, where she serves on the Executive and Clinical Quality Committees (September 2021 – present)
●Baton Rouge Water Company (2009 – Present) and Dynamic Access Therapy (May 2021 – present) both privately held companies
●LHC Group, Inc., a publicly traded in-home healthcare services company, where she served on the Clinical Quality and Corporate Development Committees and as Chair of the Audit Committee (2019 until its sale to United Healthcare in February 2023)
●Landauer (a formerly publicly traded company), where she served on its Audit and Governance Committee, until its sale in 2017
●PELITAS, a privately held company (June 2021 until its sale in 2022)
●Sixth District Federal Reserve Bank of Atlanta, including as its Audit Committee chair for two years (2004 – 2009)
●Served on numerous healthcare boards at a local, state and national level, including the Board of Directors of the Louisiana Hospital Association, and the American Hospital Association where she served as Chairperson (2012)

Ms. Fontenot brings substantial operational and strategic experience in the healthcare industry as a former chief executive officer and chief financial officer of four healthcare institutions and as a board member for healthcare-related organizations. Ms. Fontenot’s more than 30 years in healthcare and finance leadership provides valuable insights into the Company’s strategic discussions regarding the dynamic economic environment and healthcare industry and continued development of client-centric total talent solutions. The Board has determined that Ms. Fontenot qualifies as an audit committee financial expert and has appointed her as Chair of the Audit Committee.

Cary Grace | 55 Committee: Executive Committee Director Since: 2022	Skills & Qualifications: C-Suite Leadership | Mergers & Acquisitions | Digital/Technology | Finance/Audit | Human Capital Management | Legal/Risk Management | Healthcare Industry

Qualification Highlights
●President and CEO of AMN Healthcare Services, Inc. (November 2022 – present)
●Chief Executive Officer of the Global Retirement, Investment and Human Capital Solutions business at Aon PLC (2016 – January 2020)
●Various Executive Leadership Positions within AON, including CEO of AON Health Exchanges (2012 – 2019)
●Bank of America, where she led several institutional and private banking businesses, including their $9 billion Mass Affluent Client Business (1998 – 2012)

Board Experience
●State Farm Insurance, a mutual company offering auto, home, life and health insurance as well as investment services (2022 – present)
●League, Inc., a privately held digital platform and technology company empowering consumer health engagement (2020 – present)
●FinTech Evolution Acquisition Group, where she served as Chair of the Audit Committee (2021 – March 2023)

Ms. Grace brings to the Board more than three decades of experience developing and executing profitable growth strategies for leading professional and financial services organizations across human capital, banking, investments, health, and mergers and acquisitions, including most recently at AON, where Ms. Grace led AON’s Global M&A integration team, its Enterprise Client Management function as well as its digitally enabled private health exchanges. While at AON, Ms. Grace also served on its Policy and Governance Team, served on the Operating Committee and was named an executive officer of the corporation. Ms. Grace’s extensive experience in leading initiatives and services with a focus on digital enablement provides valuable insight and leadership as the Company continues to evolve and develop technology related and enabled solutions for clients and healthcare professionals. Ms. Grace is also a passionate advocate for diversity and inclusion and with deep knowledge of environmental, social and governance (ESG) in business, causes closely tied to the Company’s purpose and values and a key differentiator providing a competitive advantage.

2024 Proxy Statement	AMN Healthcare	19

Corporate Governance

R. Jeffrey Harris | 69 Committee: Corporate Governance and Compliance Committee; Talent and Compensation Committee; Executive Committee Director Since: 2005	Skills & Qualifications: Legal/Risk Management | Mergers & Acquisitions | Healthcare Industry | C-Suite Leadership

Qualification Highlights
●Of Counsel at Apogent Technologies, Inc., a laboratory, life science and diagnostic products company (December 2000 – 2003)
●Vice President, General Counsel and Secretary at Apogent Technologies, Inc., formerly Sybron International (1988 – 2000)

Board Experience
●Sybron Dental Specialties until it was acquired by Danaher Corporation (April 2005 – 2006)
●Playtex Products, Inc. until it was acquired by Energizer Holdings (2001 – October 2007)
●Prodesse, Inc., an early-stage biotechnology company, until it was acquired by Gen-Probe Incorporated (2002 – 2009)
●Apogent Technologies, Inc. until it was acquired by Fisher Scientific International, Inc. (2000 – 2004)
●Guy & O’Neill, Inc., a privately held private label and contract manufacturing company (2008 – 2018)
●President, board member (former Chairman) and a co-founder of BrightStar Wisconsin Foundation, Inc., a non-profit economic development corporation (2013 – 2021)

Mr. Harris brings considerable mergers and acquisitions experience to the Board, which is a key component of the Company’s growth strategy. Mr. Harris’ legal, regulatory and corporate governance expertise provides valuable insights to the Board and Management as we operate in a constantly changing and increasingly complex regulatory environment and strive to deliver industry-leading results supported by strong governance and compliance practices.

Daphne E. Jones | 66 Committee: Audit Committee; Corporate Governance and Compliance Committee Director Since: 2018	Skills & Qualifications: Digital/Technology | Healthcare Industry | C-Suite Leadership

Qualification Highlights
●Senior Vice President, Digital/Future of Work for GE Healthcare, the healthcare business of GE (May 2017 – October 2017)
●Senior Vice President, Chief Information Officer for GE Healthcare Diagnostic Imaging and Services (August 2014 – May 2017)
●Senior Vice President, Chief Information Officer for Hospira, Inc., a provider of pharmaceuticals and infusion technologies (October 2009 – June 2014)
●Chief Information Officer at Johnson & Johnson (2006 – 2009); served in various information technology roles with Johnson & Johnson (1997 – 2006)
●Founder, The Board Curators, LLC (July 2021 – present)
●Founder, Destiny Transformations Group, LLC (April 2018 – present)

Board Experience
●Masonite International Corp., a publicly traded global designer, manufacturer, and distributor of internal and external doors for the construction and renovation industry, where she serves as a member of the Corporate Governance and Nominating Committee (February 2018 – present)
●Barnes Group Inc., a publicly traded industrial products and aerospace company, where she serves on the Audit Committee (September 2019 – present)
●Thurgood Marshall College Fund, a not-for-profit organization and the nation’s largest organization exclusively representing the Black College Community (January 2017 – October 2018)

Ms. Jones brings to the Board considerable information technology, global digital technology use, data management and privacy experience as a seasoned C-Suite executive with extensive experience in multinational corporations. Ms. Jones’ digital use and technology expertise and experience provides valuable insights in leading innovative change, technological advancement and strategic growth and is critical to our successful execution of our technology and digital strategies.

20	AMN Healthcare	2024 Proxy Statement

Corporate Governance

Sylvia Trent-Adams | 58 Committee: Talent and Compensation Committee; Corporate Governance and Compliance Committee Director Since: 2020	Skills & Qualifications: Healthcare Industry | Government/Policy Advocacy | C-Suite Leadership | Human Capital Management

Qualification Highlights
●President, University of North Texas Health Science Center at Fort Worth (September 2022 – present)
●Executive Vice President and Chief Strategy Officer of the University of North Texas Health Science Center at Fort Worth (October 2020 – September 2022)
●Served in the U.S. Public Health Service Commissioned Corps, including service as Deputy Surgeon General and Acting Surgeon General of the United States (1992 – 2020)
●Held leadership roles in the U.S. Department of Health and Human Services, including as Principal Deputy Assistant Secretary for Health (January 2019 – September 2020)

Board Experience
●University of Minnesota School of Nursing, Board of Visitors (2020 – 2023)
●Institute for Healthcare Improvement, an independent not-for-profit organization, focused on advancing and sustaining better outcomes in health and healthcare (2022 – present)
●One Safe Place, a non-profit organization (2022 – present)

Dr. Trent-Adams is an active C-Suite healthcare leader and provides the Board with valuable insights as the Company continues to evolve to serve the more diverse needs of our clients and the complexities of large growing health systems and to proactively anticipate their needs driven by changes in care delivery, reimbursement, and other factors. Dr. Trent-Adams’ experience serving in high levels of the federal government health service and understanding of the drivers and development of public policy enhances the Board’s ability to provide effective oversight of clinical quality, government policy and regulatory risk, all of which are critical to the successful design and implementation of our growth strategy.

Douglas D. Wheat | 73 Board Chair Committee: Executive Committee (Chair) Director Since: 1999	Skills & Qualifications: Legal/Risk Management | Mergers & Acquisitions | Finance/Audit

Qualification Highlights
●Managing Partner of Wheat Investments, a private investment firm (2015 – present)
●Founding and Managing Partner of Southlake Equity Group (2007 – 2015)
●President of Haas Wheat & Partners (1992 – 2006)
●Founding member of the merchant banking group Donaldson, Lufkin & Jenrette specializing in leveraged buyout financing
●Practiced corporate and securities law in Dallas, Texas (1974 – 1984)

Board Experience
●Overseas Shipholding Group, a publicly traded ocean transportation services company, where he serves as Chairman (2014 – present)
●International Seaways, Inc., a publicly traded oil and gas tanker company, where he serves as Chairman (2016 – present)
●Former member of the Board of Directors of several other companies including Dex Media, Inc. (Vice Chairman), SuperMedia, prior to its merger with Dex One (Chairman), Playtex Products (Chairman), Dr. Pepper/Seven-Up Companies, Inc., Dr. Pepper Bottling of the Southwest, Inc., Walls Industries, Inc., Alliance Imaging, Inc., Thermadyne Industries, Inc., Sybron International Corporation, Nebraska Book Corporation, ALC Communications Corporation, Mother’s Cookies, Inc., and Stella Cheese Company

Mr. Wheat brings to the Board significant healthcare staffing industry knowledge as well as extensive expertise in corporate finance and mergers and acquisitions, all of which are critical to the successful design and implementation of our growth strategy. Additionally, Mr. Wheat has significant experience serving the Company under different operating environments, management teams and financial market cycles strengthening the Board’s collective knowledge, perspective, and capabilities to guide the Company through both anticipated and unexpected environments.

2024 Proxy Statement	AMN Healthcare	21

Corporate Governance

Martha H. Marsh	RETIRING DIRECTOR

Ms. Marsh will be retiring from the Board effective upon the conclusion of the Annual Meeting. AMN Healthcare and its Board would like to recognize and thank Ms. Marsh for her dedicated and tenured service to the Company and the Board.
During Ms. Marsh’s 13 years of service on the Board, she has offered tremendous experience and understanding of the challenges and opportunities of large healthcare facilities through her more than 40 years of experience in the healthcare industry. Ms. Marsh has also provided immeasurable leadership and guidance as Chair of the Talent and Compensation Committee for 11 years. The Company and the Board thank Ms. Marsh for her dedicated services and wish her the best in her future endeavors.

22	AMN Healthcare	2024 Proxy Statement

Corporate Governance

Board Effectiveness

We understand that Board effectiveness is essential to long-term value creation and take steps to ensure our Board is composed of directors that maintain appropriate independence, and possess requisite skills, expertise, experience and diversity characteristics to effectively oversee risks and guide the Company’s strategy.	01	02	03	04
	Director Nomination Process	Onboarding and Education	Board and Committee Self-Evaluation Process	Refreshment

01	Director Nomination Process
Evaluation of Board Composition, Shareholder Recommendations and Nominations and Director Independence

Evaluation of Board Composition

Our Governance and Compliance Committee understands the vital role that a strong board composition with a diverse set of skills and continuous refreshment plays in effective oversight. The Governance and Compliance Committee values maintaining a diverse board to effectively manage complex corporate issues by leveraging different experiences to support the Company’s long-term objectives and business strategy. With this purpose in mind, our Governance and Compliance Committee seeks out candidates with skills, experiences, and characteristics, including individuals representing historically underrepresented groups, that when working collectively will fulfill its oversight responsibilities and continue to guide the Company into the future.

As part of the Board’s ongoing refreshment strategy and director candidate identification and nomination processes, the Governance and Compliance Committee actively and continuously evaluates its collective composition to identify and prioritize director characteristics, skills, and experiences prior to nominating a new director candidate to the Board for review, approval and appointment. Below is an illustration of the Governance and Compliance Committee’s regular Board refreshment and director candidate identification process.

When assessing and prioritizing desired characteristics, skills and backgrounds, the Governance and Compliance Committee considers, among other things, the Board’s current skill set and tenure, the Company’s long-term strategic plan and objectives, shareholder discussions, current and past board service, commitment to corporate social responsibility and director feedback provided in connection with the Board’s annual evaluation process.

The Governance and Compliance Committee then establishes a diverse pool of potential director candidates who possess the desired characteristics, skills, and experiences; the director candidate slates are identified from various databases and sources, including recommendations from shareholders, management and directors, consultants, and industry experts. When considering candidates for the Board, the Governance and Compliance Committee takes steps to ensure that the pool of candidates includes candidates from historically underrepresented groups. The Governance and Compliance Committee may also engage a third party to conduct or assist with the search or evaluation.

2024 Proxy Statement	AMN Healthcare	23

Corporate Governance

Shareholder Recommendations and Nominations

The Governance and Compliance Committee considers shareholder recommendations of qualified director candidates when such recommendations are submitted in writing to the Company’s Corporate Secretary at 2999 Olympus Blvd., Suite 500, Dallas, Texas 75019 Attn: Whitney M. Laughlin, Chief Legal Officer and Corporate Secretary. When evaluating any such shareholder recommendations, the Governance and Compliance Committee uses the evaluation methodology that is described in the “Evaluation of Board Composition” above. To have a director nominee considered for election at our 2025 Annual Meeting of Shareholders, a shareholder must submit the nomination in writing to the attention of our Corporate Secretary and also satisfy the requirements set forth in our Bylaws regarding shareholder director nominees no later than January 19, 2025 and no sooner than December 20, 2024, assuming the date of the 2025 Annual Meeting of Shareholders does not change by more than 30 days from the first anniversary of the prior year’s annual meeting. To have a director nominee included in our 2025 proxy statement for election, a shareholder must submit the nomination in writing to the attention of our Corporate Secretary and also satisfy the requirements set forth in the “proxy access” provisions of our Bylaws no earlier than October 6, 2024 and no later than November 5, 2024. In addition, a shareholder who intends to solicit proxies in support of director nominees submitted under the advance notice provisions of our Bylaws must provide the notice required under Rule 14a-19 promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) to our Corporate Secretary no later than February 18, 2025.

The Company received no recommendations for director nominees or director nominations from any shareholder for election to be held at the Annual Meeting.

Director Independence

The Board has determined that director nominees Jorge A. Caballero, Mark G. Foletta, Teri G. Fontenot, R. Jeffrey Harris, Sylvia Trent-Adams, Daphne E. Jones, and Douglas D. Wheat all meet our categorical standards for director independence described in our Corporate Governance Guidelines and the applicable rules and regulations of the New York Stock Exchange (“NYSE”) regarding director independence. Our CEO is the only member of our Board whom the Board has not deemed independent.

When making director independence determinations, the Board considered business relationships between LHC Group, Inc. and Orlando Health, Inc. Orlando Health, Inc. is a client of the Company and LHC Group, Inc. was a client of the Company during the first two quarters of 2023. Ms. Fontenot serves as an independent director of Orlando Health, Inc., and served as an independent director of LHC Group, Inc. from 2019 until its sale to United Healthcare in February 2023. We discuss these relationships in more detail in the “Certain Transactions” section below. The Board considered the nature of these related party relationships and the annual amount of payments we receive from each LHC Group, Inc. and Orlando Health, Inc. The Board determined that neither relationship precluded the Board from making an independence determination for Ms. Fontenot and that the related party relationships fell within our standards of independence.

Director Independence
24	AMN Healthcare	2024 Proxy Statement

Corporate Governance

02	Onboarding and Continuing Education

Our director onboarding process is designed to provide new directors with information, context, and perspectives that enables new directors to effectively contribute to the Board’s work. During the initial months after joining the Board, new directors have individual meetings with each of our current directors, including specific committee-focused meetings with the chair of each committee. New directors are also invited to attend all committee meetings to assist in their development. Each new director is also assigned an experienced AMN Healthcare board member to share feedback, provide perspective on boardroom activities and dynamics, help with meeting preparation, and act as a resource between meetings.

In addition to providing new directors with a library of resources that includes governance, finance and core background documents, key business executives and functional leaders from across the organization meet with new directors to increase their understanding of our businesses, operations, culture and values. Throughout their tenure, directors participate in informal meetings with other directors and senior leaders of the Company to share ideas, build stronger working relationships, gain broader perspective and strengthen their working knowledge of our business, strategy, performance and culture.

We encourage and facilitate director participation in continuing education programs and each director is provided membership in the National Association of Corporate Directors as well as subscriptions to other governance publications and resources. Directors are also encouraged to attend director education programs at Company expense, provided that such expenses are pre-approved by the Chief Legal Officer.

03	Board and Committee Self-Evaluation Process

In line with our value of continuous improvement, each director conducts an evaluation of the performance of the Board and each committee for which they serve on an annual basis. Additionally, on a biennial basis, the Chair of our Governance and Compliance Committee conducts individual conversations with each director. Each step of the Board’s annual evaluation process is further illustrated below.

1

## EVALUATION QUESTIONNAIRE

Annually, each director completes an anonymous evaluation questionnaire that assesses the Board's performance relative to its (1) oversight and effectiveness, (2) engagement, (3) composition and structure and (4) governance and management. The evaluation also allows directors to provide open-ended responses and recommendations for improvement.

2

## INDIVIDUAL INTERVIEWS

Every other year, the Chair of the Governance and Compliance Committee conducts individual interviews with each director. The most recent interviews focused on (1) the selection process and Board's oversight of onboarding our new CEO, (2) oversight of the Company's response to changing economic conditions, (3) Board and committee composition and (4) individual director skills and performance.

3

## BOARD & COMMITTEE DISCUSSIONS

The full Board and each Committee review and discuss the results of the annual evaluations.

4

## IDENTIFY ACTION ITEMS

Upon review of the results of the performance assessment and interviews, the Board identifies certain focus areas and action items for the upcoming year aimed at maximizing its overall effectiveness and shareholder value. In response to our evaluations last year, we enhanced our focus on digital strategy and cyber security, including risks and related controls and long-term strategy, including Company-specific artificial intelligence initiatives.

2024 Proxy Statement	AMN Healthcare	25

Corporate Governance

04	Refreshment
Board Refreshment and Board Tenure Policy

Board Refreshment

We prioritize effective and aligned Board composition, supplemented by a thoughtful approach to refreshment. It is essential to have a qualified group of directors with an appropriate mix of skills, experience and attributes to oversee our strategic objectives. The Governance and Compliance Committee continuously reviews the Board’s composition, taking into consideration the characteristics of the existing directors, both individually and as a group. Ongoing strategic board succession planning, led by the Governance and Compliance Committee, ensures that the Board continues to maintain an appropriate mix of objectivity, skills and experiences to provide fresh perspectives and effective oversight and guidance to management, while leveraging the institutional knowledge and historical perspective of our longer-tenured directors.

Currently, over 60% of our director nominees served less than six (6) years, and our director nominees have an aggregate tenure of less than ten (10) years. Each of the five (5) directors that we have added to the Board over the past six (6) years have brought additional skills and perspectives to the Board and strengthened the Board’s ability to support and oversee the Company’s long-term strategic objectives. These five (5) directors all represent gender, race and ethnicities that have been historically underrepresented on boards.

Daphne E. Jones	Teri G. Fontenot	Sylvia Trent-Adams	Jorge A. Caballero	Cary Grace
– Experience with strategic, entrepreneurial, and global use technologies in the healthcare sector.	– Experience in healthcare leadership, corporate finance, economic policy and healthcare.	– Experience in directing and coordinating major federal health programs, as well as strategic planning and leadership of a healthcare institution.	– Accomplished global executive with extensive experience in audit, financial, risk management and mergers and acquisitions.	– A proven executive with large organizations with significant experience developing and executing profitable growth strategies.

Board Tenure Policy

Our Board’s aggregate tenure policy reflects its commitment to consistently evaluate the composition of our Board to ensure that it collectively possesses the experience, skills, knowledge, and level of engagement necessary to serve the best interests of our shareholders. This policy, which is set forth below, was developed in part based on insight and feedback we received directly from shareholders in connection with our ongoing corporate governance shareholder engagement efforts.

The Board does not believe in a specific limit for the overall length of time an independent director may serve. Directors who have served on the Board for an extended period can provide valuable insight into the operations and future of the Company based on their experience with, and understanding of, the Company’s history, policies, and objectives. The Board also believes that new directors will strengthen the diversity of the Board, provide fresh perspectives and value as the Company evolves. To achieve this balance, the Board expects to maintain an average Board tenure for independent board directors of less than ten (10) years.

The average aggregate tenure for our Board’s independent director nominees is less than ten (10) years.

26	AMN Healthcare	2024 Proxy Statement

Corporate Governance

Our Corporate Governance Program

Key Corporate Governance Practices

Practice	Description
Proxy Access	Our Bylaws contain meaningful proxy access features that are consistent with market practice and were developed through shareholder conversations.
Majority Voting in Uncontested Elections	Director nominees must receive the affirmative vote of a majority of the votes cast in order to be elected to the Board in uncontested elections.
Board Diversity / “Rooney Rule”	Our Board has committed that when considering candidates to fill an open seat on the Board, the pool of candidates from which Board nominees are chosen includes candidates from historically underrepresented communities.
Director Resignation Policy	Our Director Resignation Policy requires incumbent directors to tender their resignation if they receive more votes “Against” their election than votes “For” their election in an uncontested election.
Board Aggregate Tenure Policy	Our Board has committed that it will maintain an average tenure for independent board directors of less than (10) years. The average aggregate tenure for our Board’s independent director nominees is less than ten (10) years.
No “Poison Pill”	We do not have a shareholder rights plan or “poison pill” and no shareholder rights plan shall be adopted unless it is approved by a majority of the independent directors of the Board.
Annual Election of Directors	All directors must be nominated and re-elected each year.
Shareholder Engagement Program	We engage in a formal outreach program to gain valuable insight from our shareholders on corporate governance matters that are most important to them. To consistently act in the best long-term interests of our shareholders, we continuously evaluate and act on shareholder feedback when appropriate.
Stock Ownership Guidelines	We require senior executives and non-employee directors to maintain significant holdings of our common stock to promote alignment with the interests of our shareholders.
Code of Ethics	We have established a code of ethics that applies to our Senior Financial Officers to ensure adherence to best practices and advancement of the values-based culture we strive to maintain.

Shareholder Engagement

Accountability to AMN Healthcare shareholders is an essential component of our success, which is why we engage with our shareholders in a variety of ways throughout the year to discuss and obtain feedback on a range of important topics. Management will engage with shareholders to solicit their views on corporate governance, industry leadership, human capital management, corporate social responsibility and diversity, equity, and inclusion. In addition, our Investor Relations team also meets regularly with shareholders, prospective investors, and investment analysts to discuss company performance, strategy, and sustainable growth.

Year-Round Engagement

Our outreach efforts have evolved into a robust program with a customized approach to each shareholder and the topics and initiatives that are most important to them. We believe this results in more meaningful dialogue on relevant topics, builds stronger relationships with our shareholders and ultimately a more successful company. With this customized strategy in place, we conduct a formal outreach in the fall of each year. Our year-round initiatives also include outreach efforts through attendance at investor conferences and ad hoc meetings on a regular basis with institutional investors ranging from large institutions to smaller and mid-size firms. We look forward to the opportunity to connect with our shareholders and find these engagements to be enlightening and productive. Each shareholder we met with expressed appreciation for our interest in their views, and we certainly appreciated their time and insight.

In 2022, we conducted an ESG assessment through engagement with key internal and external constituencies, including our shareholders, that identified and prioritized environmental, social and governance issues likely to have meaningful long-term impact on our Company. Among the top issues identified by investor respondents as internal and external priorities are healthcare professional pipeline, recruitment, retention and engagement, workplace health and safety, and diversity, equity and inclusion of our healthcare professionals and corporate team members.

2024 Proxy Statement	AMN Healthcare	27

Corporate Governance

2023 Engagement

KEY TOPICS DISCUSSED	HOW WE ENGAGED(1)	HOW WE RESPONDED
●Strategy and Culture ●Human Capital Management ●Healthcare Professional Shortage ●DEI and Pay Equity
●Our Chief Executive Officer, Chief Financial Officer and other senior executives presented at 8 investor conferences throughout 2023
●We sent letters to our largest shareholders representing approximately 66% of our outstanding shares
●We met with shareholders representing approximately 13% of our outstanding stock on corporate governance matters in 2023 and the first quarter of 2024

●Responded to CDP Climate Change Survey
●Developed Science-based targets for Scope 1, 2, 3 GHGe
●Published third annual Impact Report in March 2024
●Continued investments in human capital management infrastructure
●Continued financial support to organizations focused on diversity, equity and inclusion efforts, mental health, and wellbeing
●Continued healthcare professional pipeline development in partnership with clients and universities

(1)	Reflects estimated ownership based most recently reported Schedule 13 or other information available to us.

Although the focus of each of our shareholders may differ, AMN Healthcare’s purpose, long-term strategy, commitment to elimination of equity barriers, pay for performance approach to executive compensation and emphasis on corporate governance and social responsibility were well received.

Communications with the Board of Directors

The Board has established the following procedure for shareholders and other interested parties to communicate with members of the Board, its Chair or the independent directors as a group. All such communications should be addressed to the attention of our Corporate Secretary at our offices located at 2999 Olympus Blvd., Suite 500, Dallas, Texas 75019. The Corporate Secretary opens and reviews all written communications to the Board, one of its Committees or specific director(s) and promptly forwards to the Chair of the Board and/or the appropriate Committee Chairperson. The Corporate Secretary will also periodically provide the Chair of the Board, the Committee Chairperson, and the Company’s Chief Executive Officer (if appropriate) with a summary of all such communications and any actions taken if not previously forwarded.

28	AMN Healthcare	2024 Proxy Statement

Corporate Governance

Board Oversight

Strategy Oversight

Our Board oversees the strategic direction of the Company, including the formation and implementation of the Company’s strategic initiatives and the Company’s annual operating plan. The Board receives updates on the Company’s overall strategic direction throughout the year from executive management, including updates on performance against targets and execution of initiatives, which forms the foundation for a dialogue of risks and opportunities facing the Company.

Enterprise Risk Oversight

Purposeful and calculated risk taking is important for us to be competitive and to achieve our long-term goals. Our enterprise risk governance framework reflects a collaborative process where the Board, executive management and other team members apply a disciplined approach to our strategic planning and operational decisions that is designed to balance the opportunities and threats to our business.

The Board is responsible for overseeing our enterprise-wide risk management program. In conjunction with this responsibility, the Board addresses our key risks, risk capacity and risk appetite levels that provide the foundation for our overall business strategy and annual goals. The Board believes that overseeing processes for assessing and managing the various risks we face is important to value creation and value preservation for our shareholders. As a result, the Board meets with executive management to oversee the Company’s enterprise risk governance framework and discuss how the Company’s identified key risks impact its long-term strategies and operational execution.

FULL BOARD
●Oversees enterprise-wide risk management program
●Addresses key risks, risk capacity and risk appetite levels that provide the foundation for overall business strategy and annual goals
●Meets with executive management to oversee the Company’s enterprise risk governance framework and discuss how the Company’s identified key risks impact its long-term strategies and operational execution (including an annual review of the Enterprise Risk Management Program and Crisis Management Plan)

CORPORATE GOVERNANCE AND COMPLIANCE COMMITTEE: ●Ethics and Compliance Program ●Clinical Quality Program ●ESG Program	AUDIT COMMITTEE: ●Accounting, auditing and financial Controls and Disclosure ●Technology related risks, including significant cybersecurity risks ●Enterprise Risk Management process	TALENT AND COMPENSATION COMMITTEE: ●Compensation Program ●Human Capital Management

The responsibilities of each of the Board’s standing committees are designed to focus attention on risk areas implicated by its area of expertise, and each committee reports regularly to the Board on its identification and assessment of such risks. For more detail on the specific oversight and responsibilities of each Committee, see pages 45 – 50.

2024 Proxy Statement	AMN Healthcare	29

Corporate Governance

Annual Strategic Planning Process

As part of our annual strategic planning process, Executive Management and the Board identify the key risks that jeopardize achievement of our strategic plan. Executive Management and the Board discuss our risk tolerance in light of our (i) existing risk capacity, (ii) appetite, if any, to take on additional risk or lessen our risk, (iii) risk velocity and (iv) mitigation factors. The Board’s determination of our key risks and our tolerance for each ultimately influences how we operate our business, including how we allocate resources and make strategic and operational decisions. We also have designed and maintain internal processes and an internal control environment that further facilitates the identification and management of risks, including response readiness processes, such as planning, disaster recovery and business continuity.

Information Security, Cybersecurity and Data Privacy

Maintaining the privacy and security of the information we create and receive about the Company, our employees, clients, vendors and others is a component of the Company’s enterprise risk management program. We have systems in place to safely receive and store that information and to detect, contain and respond to data security incidents. While everyone at AMN Healthcare plays a part in information security and data privacy, oversight responsibility is shared by the Board, its committees and management.

Responsible Party	Oversight area
Board	Oversight of these topics within AMN Healthcare’s enterprise risks
Audit Committee	Primary oversight responsibility for information security and cybersecurity, including internal controls designed to mitigate risks related to these topics
Corporate Governance and Compliance Committee	Primary oversight responsibility for data privacy, including legal and regulatory compliance
Management	Our Chief Information and Digital Officer, Chief Legal Officer and senior members of our information security, risk management and privacy compliance teams are responsible for identifying and managing risks related to these topics and promptly reporting to the respective committee and/or full Board

Our program and practices in these areas include the following:

●	Frequent Board and Committee Education. Management provides regular updates to the Board, Audit Committee and/ or Governance and Compliance Committee on these topics throughout the year and, at least annually, an information security program review is presented to the full board. In addition, the directors attend educational sessions offered through third party services.
●	Systems and Processes. We use a combination of industry-leading tools and technologies to protect AMN Healthcare and the personal information we maintain and operate a proactive threat intelligence program to identify and assess risk.
●	Understanding Evolving Threats. Our information security team works to understand evolving threats and industry trends.
●	Collaboration With Organizations Across All Industries. We share information and collaborate with organizations across different industries to fight cybercrime and advance capabilities in these areas.
●	Tabletop Exercises Involving The Board and Management. We engage in tabletop exercises to simulate real-life cybersecurity and data privacy threats to provide our Board and/or management team with the opportunity to practice crisis response and implement policies and processes.
●	Operations Based on Best Practices. We have adopted the National Institute of Standards and Technology (NIST) Cybersecurity Framework to better understand, manage, and reduce our cybersecurity risk and protect our networks and data.
●	Data Privacy Program. We have invested in resources and technology to meet the evolving data privacy regulatory requirements.
●	Regular Training and Compliance Activities For Our Team Members. Our team members receive annual training to understand the behaviors necessary to protect company and personal information and receive training on privacy laws and requirements. We also offer ongoing practice and education for team members to recognize and report suspicious activity, including phishing campaigns.

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●	Use of Third Parties. Beyond our in-house capabilities we engage with security and technology vendors to assess our program and test our technical capabilities.
●	Risk Transfer. We maintain insurance coverage to limit our exposure to certain events, including network security matters.

We continuously assess the risks and changes in the cyber environment and dynamically adjust our program and investments as appropriate. The Company has experienced cyber threats resulting in immaterial cyber incidents and expects cyber threats to continue with varying levels of sophistication. The Audit Committee receives regular, and at least quarterly reports, on any notable incidents that may have occurred during the quarter and oversees any disclosure obligations that may arise from any such breach.

Executive Performance, Talent Management and Succession Planning Oversight

The Talent and Compensation Committee of the Board reviews the CEO’s performance annually in connection with its review of executive officer compensation. Additionally, the Committee evaluates and determines the compensation of the senior executives who report directly to her. In accordance with our Corporate Governance Guidelines, succession planning is considered at least annually by the Board, with such discussion guided by a report provided by the Governance and Compliance Committee. These discussions consider recommendations, evaluations and development plans for potential successors and occur with and without the CEO present.

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Corporate Governance

Sustainability and Social Impact

Our Journey and Accolades

Our ESG Pillars

Our ESG strategy focuses on four priority areas where we see the most meaningful opportunities to drive measurable impact on our business, within our industry and in society: (1) Corporate Governance, (2) Health & Wellness, (3) Diversity, Equity and Inclusion (“DEI”), and (4) Sustainability.

Foundational Corporate Governance
Responsible Governance to Deliver Long-Term Shareholder Value

Pillar 1 Health and Wellness Advancing Health & Wellness for our Team Members, Healthcare Professionals and our Communities	Pillar 2 Diversity, Equity and Inclusion Driving Diversity, Equity and Inclusion at our Company and Throughout our Value Chain and Industry	Pillar 3 Sustainability Catalyzing a Sustainable & Regenerative Future

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Our Accolades

Newsweek America’s Most Responsible Companies 2020–2024	Forbes America’s Best Employers for Women 2023	Newsweek America’s Greatest Workplaces for Diversity 2024

Human Rights Campaign Corporate Equality Index 2018–2024	ISS 2023 Governance QualityScore of 1	Bloomberg Gender Equality Index 2018–2023

Our Strategic Approach to Sustainability and Social Impact

Our ESG strategy is designed to solidify our business resilience and is premised on the core belief that achieving measurable results in important ESG initiatives provides us with a competitive advantage by improving stakeholder engagement, supporting talent acquisition and retention, and driving innovation and cost savings, ultimately positioning AMN Healthcare as the employer and strategic partner of choice. As the leader in healthcare total talent solutions, we are uniquely positioned to drive innovation and improvements in health equity and patient outcomes, and to serve as a catalyst in partnership with our stakeholders to advance social change and to meet the demands of a more sustainable future. As always, we are guided by our core values of customer focus, passion, trust, respect, continuous improvement, and innovation.

Corporate Governance

GOALS	PROGRESS IN 2023

1.Strong ethics, human rights, data privacy and cybersecurity
2.Comprehensive reporting of financial performance and social & environmental impact
3.Board diversity reflects value chain
4.Political advocacy aligns with our values and ESG goals

TRANSPARENCY AND DISCLOSURE
●Submitted Inaugural CDP Questionnaire
●Received ETHISPHERE Compliance Leader Verification
DIRECTOR EDUCATION
●Continued focus on Board cyber education
●Amended Corporate Governance Guidelines to expressly permit reimbursement of ongoing education
BOARD DIVERSITY
●Maintained award-winning diversity composition

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Corporate Governance

Oversight

Our Board sets the tone for our Company’s commitment to our values, ethics, compliance, DEI and other ESG initiatives. The Corporate Governance and Compliance Committee has responsibility for the integration of our ESG strategy into our business and exercises active oversight of the execution of our ESG initiatives. The Corporate Governance and Compliance Committee periodically reviews, assesses, reports and provides guidance to the Board regarding the Company’s ESG program and related policies. With respect to diversity, equity and inclusion initiatives, our Board, the Talent and Compensation Committee, CEO, Executive Management Team and our Human Resources Department play integral roles in overseeing critical strategic initiatives relating to employee wellness, diversity progress and overall human capital management initiatives.

To help support our strategy, we have a dedicated team of cross-functional professionals, who ultimately report to our Chief Legal Officer, who are responsible for operationalizing our multi-pronged ESG strategy, communicating our performance, metrics and commitments through our annual report covering sustainability and social impact, and collaborating with various stakeholders across the organization to ensure our operations are aligned with our ESG goals and priorities.

AMN Healthcare Board of Directors Oversees ESG and Enterprise Risk Management Strategies

Corporate Governance & Compliance Committee
Focuses on identifying critical risks and assessing mitigation strategies, and regularly reviews updates on ESG disclosure frameworks and reporting, initiatives, and policies from management. This Committee also:
●Periodically evaluates the Code of Conduct and the Governance Guidelines
●Oversees the Company’s ethics and compliance programs, including the Company’s healthcare, employment and privacy regulatory compliance and risk oversight with respect to the credentialing of healthcare professionals
●Reviews and discusses with our executive team relevant quality metrics, compliance with certification standards, and related laws and regulations
Talent and Compensation Committee Provides oversight of our human capital management, including talent strategies and diversity, equity, and inclusion initiatives, and executive compensation.
Audit Committee
Focuses on our Enterprise Risk Management program to help identify risks related to business continuity, risk management, information security and technology systems, and any financially material ESG related risks.

Management Oversight
Executive and senior management contributes expertise and engages with the board to manage risk, create value and protect against emerging challenges to our business, and includes our CEO Committee and Director of Sustainability & Social Impact.

Champions Programs
Appointed by executive leadership, these team members are ambassadors for Diversity, Community, Wellness, Ethics, Records Compliance, Sustainability, and Learning across the organization.

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Corporate Governance

The foundation of our corporate governance strategy is to promote transparent disclosure to our stakeholders on an ongoing and consistent basis, so we publish these documents, among others, under the “Governance” section of the “Investor Relations” page on the Company’s website at https://ir.amnhealthcare.com/governance/governance-documents. Documents, reports and information on the Company’s website are not incorporated by reference in this proxy statement.

Risk Management

Risk management is an integral component of AMN Healthcare’s business strategy, culture, and operations, so our Board’s oversight role and governance practices continue to evolve to support the resilience of our business and sustainability of our operations. Our strategy focuses on identifying the risks and opportunities, including areas of sustainability, social impact, and governance, that are most relevant to our business and then prioritizing those areas where we can achieve the greatest impact. To support the continuous evolution of these practices, we develop strategies to monitor or mitigate ESG risks, capitalize on opportunities, and disclose our progress to stakeholders on an ongoing and consistent basis.

Ethics and Compliance

Our core values are put into motion and reinforced by our ethics and compliance program’s many components, purposely designed to instill accountability at all levels of the organization. In this regard, our Ethics in Action program manages compliance training and monitors the development and completion of department operational compliance audit plans which are a key risk mitigation tool. For more than a decade, our leadership has appointed Ethics Champions and Records Champions throughout the company to serve as ambassadors of ethics and compliance requirements.

In addition, in 2023 we received Ethisphere’s Compliance Leader Verification®, which was a continuation of the comprehensive third-party evaluation of our Ethics and Compliance program that we underwent previously.

Transparency and Disclosure

We value a culture of transparency in our sustainability and social impact disclosures to build trust with our stakeholders and promote accountability. Our current impact disclosures align with investor-driven frameworks including the Taskforce on Climate-related Financial Disclosures (“TFCD”), the Sustainability Accounting Standards Board (“SASB”), and Global Reporting Initiative (“GRI”). We regularly evaluate the effectiveness and scope of our impact reporting by analyzing external reporting frameworks, and implementing feedback from our shareholders and other stakeholders. To this end, in 2023, AMN Healthcare responded to the CDP Climate Change Questionnaire for the first time.

Carbon Disclosure Project Inaugural Response	Science-based targets submitting for validation in 2024	Task Force on Climate-related Financial Disclosures Fourth TCFD report published

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Corporate Governance

Health and Wellness

GOALS	PROGRESS IN 2023

1.Provide comprehensive health & wellness programs for our team members & healthcare professionals
2.Increase availability & quality of healthcare for communities through our business solutions
3.Meaningfully help our clients optimize talent management to improve patient experience & outcomes

OUR IMPACT ON PATIENT CARE
●Over 148,000 temporary and permanent healthcare professional placements in 2023
●220,000+ registered users on AMN Passport as of December 31, 2023
●Increased efficiency of healthcare professional placements through introduction of ShiftWise Flex
●24% year-over-year increase in minutes of medical language interpretation in 250+ languages
●Partnered with Columbia University to support nursing students from disadvantaged backgrounds
●Our healthcare professionals treated 1,200 patients and provided 124 life changing surgeries in rural Guatemala
OUR PEOPLE AND CULTURE
●Launched Employee Stock Purchase Plan
●17,000+ volunteer hours
●$2 million+ invested in healthcare workforce and access to health
●$411,000 dispersed to 122 team members through the Hardship Assistance Fund
●$219,000 dispersed to 72 healthcare professionals through the Caring for Caregivers Fund

Our Impact on Patient Care

As a leading provider of tech-enabled healthcare talent solutions, AMN Healthcare is uniquely positioned to help drive health equity and improve patient outcomes. Our technology platforms, including the industry-leading mobile app AMN Passport, helped facilitate the placement of over 148,000 temporary and permanent healthcare professionals across the country in 2023. Our introduction of ShiftWise Flex, our next-generation Vendor Management System, leverages the power of automation to increase efficiency of talent matching, credentialing, and candidate self-service, enabling our clients to develop sustainable workforces to deliver better outcomes for patients and caregivers alike. AMN Healthcare Language Services continued to meet heightened demand for language and interpretation services for Limited English Proficiency and hearing-impaired patients, serving as a digital bridge between patients and providers, and in 2023, our Language Services increased the volume of minutes of medical language interpretation by 24% year-over-year, breaking down language and communication barriers to support access to healthcare and improved outcomes. Together, our robust technology platforms provide the tools to increase access to quality care while delivering on our business objectives.

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AMN’s Impact on the World
AMN Healthcare strives to have a positive impact on health in the communities in which we live as well as across the globe. As part of our commitment to serving our local communities, in 2023 we again partnered with University of North Texas Health Science Center and Remote Area Medical to provide free clinic services to residents of the Dallas-Fort Worth Metroplex. Also in 2023, we were proud to continue our support of the International Esperanza Project (IEP), a nonprofit dedicated to inspiring hope in developing countries through healthcare, community infrastructure, and education. In 2023, we sent corporate team members and healthcare professionals to provide essential healthcare services and install clean cookstoves and water purification systems in homes to help drive health and wellness for families in rural communities in Guatemala.

Our People and Culture

In this post-pandemic environment, we have continued our commitment to support our colleagues’ mental, physical, and economic well-being, and in June of 2023, we welcomed team members to our new corporate headquarters office in Dallas designed to accommodate our flexible model of work. The new office space features an open, collaborative atmosphere designed to empower team members through the integration of dynamic spaces and state-of-the-art technology. Our new headquarters is responsive to iterative feedback and will enable our Company to continue to attract and retain top-tier talent.

We also rewarded our team members for their hard work and incredible contributions in this challenging environment by launching the first offering period for our Employee Stock Purchase Plan to help attract, motivate and retain employees and to provide a way for our employees to acquire and maintain an equity interest in our company, further aligning their interests with those of our shareholders. We also announced a newly added feature to our AMN Healthcare 401(k) Retirement plan, a Roth 401(k) option beginning January 1, 2024.

We recognize that our team members and healthcare professionals may need extra support in times of crisis, which is why AMN Healthcare established two funds – AMN Team Member Hardship Fund and AMN Caring for Caregivers Fund – which enable corporate team members and healthcare professionals to receive financial support for life-threatening events or serious illnesses, natural disasters, funeral costs, or other events causing financial strain. This support is in addition to the insurance and other benefits and employee assistance programs available to support our team members and healthcare professionals.

AMN Team Member Hardship Fund and Caring for Caregivers Fund
● $411,000 dispersed to 122 team members through the AMN Team Member Hardship Fund
● $219,000 dispersed to 72 healthcare professionals through the Caring for Caregivers Fund

In addition to the work we do every day at AMN Healthcare, we reinforce our mission to empower the future of care and foster a stronger, more cohesive society through community service and charitable giving. We are proud to support and partner with nonprofits that are dedicated to encouraging diversity and driving equity, as we share those values. We have committed to supporting nonprofits that align with our holistic approach and goals toward health equity. We also recognize that AMN Healthcare is at its best when team members have the opportunity to support causes they care about. That is why we offer eight hours of paid time off for volunteering to our team members and encourage them to give back to their communities in personally meaningful ways. Being a healthcare industry leader demands purpose, a commitment to serve our communities, and the drive to use our resources for the greater good. To this end, we strive to create a meaningful impact and actively engage in philanthropy and community service to create a stronger, more cohesive society that supports our purpose and mission. Our core values act as a compass to our commitment to social impact, and we align our charitable giving efforts with these values to help organizations and communities flourish.

AMN Charitable Investments ●In 2023, we disbursed $2+ million to support access to health and the healthcare workforce diversity, resilience, pipeline and wellness.

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Corporate Governance

Diversity, Equity and Inclusion

GOALS	PROGRESS IN 2023
1.Create and share DEI Blueprint by 2024 2.DEI excellence in all recruiting & hiring 3.Representative diversity at ALL levels 4.Equity in compensation and promotion
WORKPLACE DIVERSITY
●Increased representation of racially and ethnically diverse team members
●69% of our team members are women; 63% of our supervisor through senior manager roles are held by women; and 43% of our team members are from historically underrepresented groups
●Representation among team members is approaching parity with US Bureau of Labor statistics on race and ethnicity
●Initiated collection of EEO-1 data for the healthcare professionals we employ and place
●Over 40% of team members participated in one or more Employee Resource Groups
●More than 100 Diversity, Equity and Inclusion events were hosted by Employee Resource Groups
PAY TRANSPARENCY AND EQUITY
●Collected, analyzed and reported on the demographics of a sampling of contingent healthcare professionals placed with clients pursuant to CA HB 1161 requirements
MARKETPLACE DIVERSITY
●Held DEI Excellence Healthcare Consortium with client partners

Our Diversity, Equity and Inclusion strategy is grounded on the belief that creating an inclusive workplace that captures diverse perspectives and backgrounds is instrumental to fueling innovation and ultimately delivering long-term growth for our stakeholders. We are passionate about bringing diversity to our team, promoting social justice and achieving equity, and are committed to actively engaging in building an organization and society where equality is the norm, equity is achieved, and inclusion is universal so that all can thrive. Our strategy to advance and enhance Diversity, Equity and Inclusion is built on the three defining pillars of Workforce, Workplace and Marketplace.

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Workforce

As a company we are enriched by the unique voices, backgrounds and perspectives that our team members bring to the organization, and we are proud of the positive impact our diverse team has on the healthcare industry. We strive for workforce diversity that reflects U.S. demographics and track progress on recruitment, promotion, and retention to assess compositional diversity and representation of gender, race/ethnicity, sexual orientation, disability, age, and veteran status, across all levels of the organization.

We believe that our diverse workforce and inclusive environment drives better outcomes which has made us the leader in total talent solutions for the healthcare sector. We are proud to have made significant progress in hiring and promoting historically underrepresented team members, i.e., BIPOC, LGBTQ+, people with disabilities and veterans, across all levels of AMN Healthcare. Our corporate workforce reflects the diversity of the communities that we serve, which strengthens us, our clients and our communities.

Our Diverse Footprint

The diverse backgrounds and experiences we seek to represent are broad. As of December 31, 2023, we are proud that: 69% of our team members are women; 63% of our leaders are women; 56% of our Board of Directors are women, and that team members, leaders and our Board of Directors from historically underrepresented groups are 43%, 35% and 33%, respectively. Additionally, our team is 57% Millennials, 32% Generation X, 6% Baby Boomers, and 5% Generation Z.

AMN Healthcare was again named to the Bloomberg Gender-Equality Index and received a top ranking in the Human Rights Campaign’s Corporate Equality Index. In recognition of our drive to create a more inclusive workforce, in 2024 we were recognized as one of America’s Greatest Workplaces for Diversity by Newsweek magazine.

Our professional development education assistance program provides reimbursement to our corporate team members to advance their knowledge and skills through certificate and degree programs. We offer leadership development curricula led by our team of learning and talent development professionals for new leaders, called LEAD at AMN, as well as a leadership curriculum for our individual contributors who are interested in leadership positions, our emerging leaders program. To assess the engagement of our team members and take action to mitigate risks associated with workforce engagement, development and retention, in 2023 we conducted our annual survey to assess team member engagement, with 85% enterprise participation. Based on the feedback we received, which was discussed with our Board, we incorporated several initiatives and areas of focus into our human capital management strategic plan.

Workplace

We strive to embed a culture of inclusion in every aspect of our work recognizing that nothing we do is possible without the right talent bringing diverse perspectives. We understand the necessity of fostering a sense of belonging among our team members, which is why we continue to invest in and grow opportunities for team members to connect and build communities through our Employee Resource Groups (“ERGs”) and our Diversity Champions program. We believe investing in our ERGs and our Diversity Champions drives engagement and increases our team members’ individual and collective visibility and leadership, empowers inclusion, and strengthens a culture of belonging. Each of these groups is sponsored by members of our executive team who participate in meetings, provide guidance and professional development as well as amplify the voices of team members across the organization. This ensures their impacts are meaningful and aligned with the Company’s overall DEI strategy to drive innovation and collaboration.

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Corporate Governance

10	EMPLOYEE RESOURCE GROUPS	40%+	TEAM MEMBER PARTICIPATION

OPEN Mental Health Advocacy & Awareness Advocating for mental health awareness and creating a work environment where everyone feels comfortable communicating authentically.	WISE Wisdom + Insight + Sincerity + Experience Creating positive intergenerational dialogue benefitting team members of the entire Company.
PRIDE LGBTQ + Allies Engaging with and supporting LGBTQ+ team members and their allies in an inclusive environment.	BRAVE Be Ready Always – Veterans Enterprise Serving and advocating for military veterans, deployed troops, their families and supporters.
LOBE Loving Our Bodies’ Existence Promoting body image positivity in the workplace by raising awareness, encouraging openness, and supporting all team members.	PAVE Power & Value in Equality Advancing gender diversity and equality enabling women to connect while developing professionally.

PACT Parents & Caregivers Together
Championing working parents and caregiver team members by cultivating an inclusive, welcoming, agile and flexible workplace that ultimately builds trust, improves retention, and fosters innovation.
SLIDE Strength Lies in Diversity & Equity Enhancing the professional development, career path prospects and leadership opportunities of BIPOC in the workplace.
LALA Latin American Legacy Alliance Representing, advocating, and celebrating the unique experiences, challenges, and culture of the Latin community.
BELIEVE Black Women Leading in Inclusion, Excellence, Vision and Education
Advancing equity and belonging with a focus on Black women by engaging a network of allies to attract, retain, empower and inspire Black women to achieve their fullest potential across the spectrum of professional development nurtured by AMN Healthcare leadership.

We offer a variety of courses through our LinkedIn Learning Library on DEI topics. Currently, new team members are assigned an Inclusive Communications course which includes elements of unconscious bias. Additionally, newly promoted and newly hired leaders are required to complete an Inclusive Leadership course that centers learning around diversity, equity, and inclusion within leadership.

Inclusive Communication Training for all Team Members
●Working with team members to build awareness, recognize blind spots based on mistaken, incomplete, or inaccurate assumptions, and embrace diversity.

Inclusive Leadership Course for all Leaders ●Live, four-hour mandatory DEI training for all leaders at the Company on inclusive leadership.

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Marketplace

Our commitment to DEI extends to our supplier partners and our community health partners. We actively engage diverse suppliers and identify new opportunities to support and grow small, minority, women, LGBTQ+, and veteran-owned businesses. By prioritizing supplier diversity, we positively impact the overall socio-economic health of the communities we serve. In 2023, we held a DEI consortium with several clients, and based on feedback both from that meeting and from our internal teams, we are refining our approach to a DEI blueprint to focus delivering a resource that can provide guidance to healthcare organizations in the earliest stages of their DEI programs, including other staffing firms that support our clients.

Supplier Diversity Priorities
●Continue to support our diverse and small business partners through our Vendor Development Program
●Create business and development opportunities that allow diverse businesses to partner with us to drive direct, indirect, and induced spend in communities across the United States

Sustainability

GOALS	PROGRESS IN 2023

1.Set Scope 3 (value chain) GHGe Science-based target
2.By 2024, source close to 100% renewable electricity & offset remaining Scope 1 & 2 emissions(1)
3.Evaluate reduction goals for Water & Waste footprints
SUSTAINABILITY REPORTING ●Submitted inaugural CDP Response SCIENCE-BASED TARGETS ●Developed Science-based targets for Scope 1, 2 and 3 GHGe
(1) For further supporting information, please see our Sustainability and Social Impact Report.

AMN Healthcare is committed to significantly reducing our environmental impact across our own operations, accelerating our value chain’s sustainability journey, and catalyzing a healthy, sustainable, and regenerative future where all can thrive. As part of our commitment to embed sustainability in our business, we monitor emerging climate risks and opportunities, and continually evaluate how they may align or impact our business objectives and goals.

Increasing Sustainability Reporting Transparency

We are actively working to increase our transparency to stakeholders on how we manage and mitigate climate-related risks and opportunities. In July, we became one of the more than 15,000 companies disclosing data through Carbon Disclosure Project (“CDP”). We also released our 2022 Task Force on Climate-related Financial Disclosures Report (“TCFD”) along with our Global Reporting Initiative (“GRI”) framework responses, both of which outline to stakeholders how we are working to realize our enterprise climate strategy.

Setting Science-Based Greenhouse Gas Emission Reduction Targets

We have set short-term and long-term Science Based Targets for our Scopes 1, 2, and 3 GHGe and are submitting those targets to the SBTI for validation.

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Corporate Governance

Political Activity and Trade Associations

Our executive management reports annually to the Governance and Compliance Committee regarding compliance and overall strategic priorities for political and policy lobbying and political contributions that align with AMN’s long-term corporate strategy.

AMN Healthcare makes limited direct political contributions to U.S. state and local candidates in accordance with our Corporate Political Activities Policy. AMN Healthcare occasionally participates in the political process by providing financial support to state or local ballot initiatives relating to specific issues that have a direct impact on our businesses. AMN Healthcare did not make any such contributions in 2023. As with every other aspect of our political involvement, AMN Healthcare’s participation is guided by our purpose and values and is fully reported in accordance with governing laws. AMN Healthcare does not make political contributions outside the United States.

From time to time, we engage in discussions with all levels of governments, industry associations, and coalitions on public policy and regulatory issues. When we determine it is in the best interest of our company, we work with lobbyists, trade associations, and government officials to provide information and perspective to support our point of view.

As part of our engagement in the public policy process, we participate in certain industry trade organizations representing the interests of the healthcare, healthcare workforce, staffing industry, and the broader business community with purposes that include, but are not limited to education about the industry, issues affecting the industry, and industry best practices and standards. We may not always support every position taken by our trade associations or the other members, however, we believe our participation in these organizations makes us more effective and broadens our perspective on policy issues critical to our industry, our company, our customers, and our communities.

Our complete Corporate Political Activities Policy can be found on our website at https://ir.amnhealthcare.com/governance/ governance-documents.

Policies and Procedures Governing Conflicts of Interest and Related Party Transactions

Our Corporate Governance Guidelines, Code of Conduct and Related Party Transactions Policy collectively establish the Company’s procedures related to conflicts of interest and related party transactions.

Under these policies, directors and executive officers must notify the Company’s Chief Legal Officer in advance of any potential “related party transaction” that the Company would be required to disclose publicly under Item 404 of Regulation S-K promulgated under the Exchange Act. Potential related party transactions involving the Chief Legal Officer must be disclosed to the CEO. If the Chief Legal Officer or CEO, as the case may be, determines that a potential related party transaction would be an actual related party transaction, if consummated, such matter must be referred to the Governance and Compliance Committee for review and approval. Any transaction involving a director, regardless of amount, must be referred to the Governance and Compliance Committee. The Governance and Compliance Committee may approve the transaction if it determines that consummation of the transaction is in the best interests of the Company’s shareholders.

Further, our policies require our directors and executive officers to avoid any action, position or interest that conflicts with an interest of the Company or gives the appearance of a conflict. Any potential conflict of interest involving our directors or executive officers must be reported in advance to the Chairman of the Board and Chief Legal Officer. If the Chief Legal Officer determines that an actual conflict of interest may exist, then the matter must be referred to the Governance and Compliance Committee for review.

Certain Transactions

In determining whether directors are independent, the Board considered Ms. Fontenot’s role as an independent director at Orlando Health, Inc. The Board also considered Ms. Fontenot’s prior role as an independent director of LHC Group, Inc., where she served as an independent director from 2019 until the company was acquired by United Healthcare and the board was disbanded in February 2023. In 2023, we continued commercial relationships with LHC Group and Orlando Health that existed before Ms. Fontenot joined the Board under which the Company provides clinical staffing and language services to LHC Group and Orlando Health. The approximately $270 thousand and $2.8 million in fees that we received from LHC Group and Orlando Health, respectively, in 2023 were negotiated on an arm’s-length basis and are within the categorical independence standards that the Board has adopted. Neither relationship prevents Ms. Fontenot from qualifying as an independent director under the categorical independence standards, and the Board considers Ms. Fontenot to be an independent director.

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Board and Committee Structure

Board Leadership Structure

The Board has carefully considered its leadership structure, including whether the role of Chair should be a non-executive position or be combined with that of the CEO. Following due consideration, the Board continues to conclude that maintaining an independent chair best positions the Board to promote shareholders’ interests and contribute to the Board’s overall efficiency and effectiveness. Our CEO, Ms. Grace, is responsible for working with the Board in setting our strategic direction and our day-to-day leadership and performance, while the Chair of the Board, Mr. Wheat, leads the Board in overseeing our strategy, provides guidance to our CEO and presides over meetings of the Board.

Douglas D. Wheat
Chair of the Board
The Board has selected Douglas D. Wheat to serve as its independent Chair because he:
●Brings unique and extensive board leadership experience that effectively allows him to lead our high-performing Board by keeping it focused on key areas of oversight, coordinating across committees and facilitating effective communication among directors and the Company’s executive management;
●Fosters a productive relationship between the Board and the Company’s CEO by providing a sounding board with candid, constructive feedback from the Board to the Company’s executive management team;
●Is deeply committed to our values and mission while driving long-term shareholder value;
●Increases the independent oversight of the Company and partners with the Talent and Compensation Committee to oversee the performance and compensation of our CEO;
●Acts as an independent spokesperson for the Company to our shareholders; and
●Has significant experience serving AMN Healthcare under different operating environments, management teams and financial market cycles, affording a unique and valuable ability to provide support to the Company’s CEO.

Duties of Our Chairman
●	Serves as Chair of regular sessions of the Board and manages the overall Board process.
●	Leads the Board in anticipating and responding to crises.
●	Oversees and monitors Board engagement to ensure our directors are in-tune with issues of our dynamic industry and the evolving landscape.
●	Supports the Governance and Compliance Committee with board refreshment and executive leadership succession.
●	Models the culture and values expected of all directors.
●	Conducts individual meetings with other directors, including the CEO, to encourage open communication, collaboration and differences in perspective.
●	Evaluates overall Board effectiveness, with emphasis on identifying areas of enhancement, development and/or furtherance and communicating these observations to the Board for discussion.
●	Represents the Board on occasions where it is important for the Board to respond on matters independently from or in concert with the Company’s executive management team.
●	Provides guidance and direction to the CEO and executive management team.
●	Engages with shareholders and presides over the Company’s Annual Meeting of Shareholders. Also recommends to the Board an agenda to be followed at the Annual Meeting.

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Corporate Governance

Committees of the Board

We have standing Audit, Corporate Governance and Compliance and Talent and Compensation Committees. We also have an Executive Committee that meets periodically, as necessary, to oversee the Company’s business development and capital allocation strategy. The Committees are chaired by independent directors, each of whom report to the Board at meetings on the activities and decisions made by their respective committees. The Board makes committee assignments and designates committee chairs based on a director’s independence, knowledge, and areas of expertise. We believe this structure helps facilitate efficient decision-making and communication among our directors and fosters efficient Board functioning at Board meetings.

We describe the current functions and members of each committee below. A more detailed description of the functions, duties and responsibilities of the Audit, Corporate Governance and Compliance and Talent and Compensation Committees is included in each Committee’s charter and available in the link entitled “Governance” located within the “Investor Relations” tab of our website at https://ir.amnhealthcare.com/governance/governance-documents.com.

The table below provides current committee memberships and fiscal year 2023 committee meeting information:

Director	Audit(1)	Talent and Compensation(2)	Corporate Governance and Compliance(3)	Executive
Mark G. Foletta
R. Jeffrey Harris
Jorge A. Caballero
Martha H. Marsh(4)
Cary Grace
Teri G. Fontenot
Sylvia Trent-Adams
Douglas D. Wheat
Daphne E. Jones
Committee Meetings and Actions by Written Consent
Total Committee Meetings	9	7	12	3
Actions by Written Consent	0	4	0	0
Chair	Member
(1)	The Board has determined that all Audit Committee members (A) are financially literate, and (B) meet the criteria for independence set forth in Rule 10A-3 under the Exchange Act, and Section 303A of the NYSE Listed Company Manual. The Board further determined that Jorge A. Caballero, Mark G. Foletta and Teri G. Fontenot are each an “Audit Committee Financial Expert” as defined by SEC Rules and Regulations.
(2)	The Board has determined that all members of the Talent and Compensation Committee meet the standards for independence required by the NYSE.
(3)	The Board has determined that all members of the Corporate Governance and Compliance Committee meet the standards for independence required by the NYSE.
(4)	Ms. Marsh is not standing for re-election upon the expiration of her current term that expires at the conclusion of the Company’s Annual Meeting.

44	AMN Healthcare	2024 Proxy Statement

Corporate Governance

Audit Committee	Total Committee Meetings: 9 | Attendance: 100%
Teri G. Fontenot (Chair)	Members:
	Mark G. Foletta	Daphne E. Jones	Jorge A. Caballero

The Audit Committee is responsible for, among other things, overseeing our financial reporting process and cybersecurity risk management. In performing its functions, the Audit Committee:
●	reviews our internal accounting controls and audited financial statements,
●	reviews with our independent registered public accounting firm the scope of its audit, its audit report, and its recommendations,
●	considers the possible effect on the independence of such firm in approving non-audit services requested of it,
●	reviews disclosures made by our CEO and CFO in connection with the certification of our periodic reports,
●	reviews and discusses with management significant technology strategic initiatives, operations, and risk,
●	reviews and discusses with management the Company’s process to manage our major enterprise risk exposures and the steps taken to monitor, control and manage such exposures,
●	receives and reviews quarterly reports from the Chief Information & Digital Officer on the Company’s technology and cyber risk profile,
●	receives regular, and at least quarterly reports, on any notable information security incidents that may have occurred during the quarter, and oversees any disclosure obligations that may arise from any such incident, and
●	appoints our independent registered public accounting firm, subject to ratification by our shareholders.

Key 2023 Activities
●Received quarterly updates and oversaw the continued investment in and maturity of the Company’s information security program and progress improvements on key initiatives.
●Annual review of the Company’s risk management program and oversight of the enterprise risk management process.
●Oversaw the relationship between the Company’s finance team and its independent auditor to ensure an effective audit process.

2024 Proxy Statement	AMN Healthcare	45

Corporate Governance

Talent and Compensation Committee	Total Committee Meetings: 7 | Attendance: 100%
Martha H. Marsh (Chair)	Members:
	R. Jeffrey Harris	Mark G. Foletta	Sylvia Trent-Adams

The Talent and Compensation Committee is responsible for, among other things, overseeing our executive compensation and human capital management programs. In the course of performing its functions, the Talent and Compensation Committee:
●	establishes the executive compensation philosophy for the Company,
●	designs executive compensation programs to attract, incentivize and retain executive talent,
●	reviews, and, when appropriate, administers and makes recommendations to the Board regarding: (A) the compensation of our CEO, all senior executives that report directly to our CEO, and our directors and (B) our incentive compensation plans and equity-based plans,
●	prepares the Compensation Committee Report, approves the financial performance measures that were used by the Company to link compensation paid to the Company’s executives to performance for the most recently completed fiscal year, and oversees the preparation of our compensation disclosure and analysis to be included in our annual proxy statement and recommends its inclusion in the annual proxy statement to the Board,
●	recommends the proposals on “say-on-pay” and the frequency of the “say-on-pay” vote that are required by SEC rules,
●	reviews our incentive compensation arrangements generally to determine whether they encourage excessive risk-taking,
●	evaluates the performance of our CEO, and
●	oversees the Company’s human capital management strategy, including talent recruitment, retention and engagement and its diversity, equity, and inclusion initiatives.

For further information about the responsibilities of the Talent and Compensation Committee, please see the Compensation Discussion and Analysis portion of this proxy statement below.

Key 2023 Activities
●Oversaw human capital infrastructure project designed to mitigate key risks related to talent and support the Company’s growth strategies.
●Oversight of DEI initiatives to increase representation of team members from historically underrepresented communities across all levels of the Company.
●Oversight of the terms of the promotion and appointment of the Company’s new Chief Legal Officer.
●Oversight of the creation of the positions of Chief Growth Officer and Chief Business Officer and approved compensation packages.
●Oversight of the promotion of several other senior leaders as we realigned our organization to allow for improved direction of supporting teams and to streamline decision-making.
●Approved, and recommended to the Board for approval, the Company’s Compensation Recoupment Policy, in accordance with rules set forth in the NYSE Listed Company Manual.

46	AMN Healthcare	2024 Proxy Statement

Corporate Governance

Compensation Committee Interlocks and Insider Participation

The Talent and Compensation Committee, whose members are Ms. Marsh, Mr. Harris, Mr. Foletta, and Dr. Trent-Adams consists exclusively of non-employee, independent directors, none of whom has a business relationship with us, other than in his or her capacity as director, or has any interlocking relationships with us that are subject to disclosure under the rules of the SEC related to proxy statements.

Talent and Compensation Committee Consultant Independence

The Talent and Compensation Committee retains an independent consultant to assist it in fulfilling its responsibilities. Since 2008, the Talent and Compensation Committee has utilized Frederic W. Cook & Co., Inc. as its compensation consultant. Our compensation consultant advises the Talent and Compensation Committee on a variety of topics, including, among others, our equity compensation program, the design of our cash incentive program, the evaluation of the alignment of our compensation program with our shareholders’ interests, the risks presented by our executive compensation program structure, the assessment of the program compared to our peers and director and executive compensation trends.

In retaining and utilizing Frederic W. Cook & Co., the Talent and Compensation Committee considers (1) our directors’ experience with its employees and representatives while serving on other boards, (2) knowledge and experience in executive compensation program design, corporate finance and legal and regulatory issues, (3) experience providing consultative services to boards, as well as its analysis of our existing program and proposal of key considerations in evaluating and strengthening our program and (4) factors affecting independence, including factors set forth by the NYSE for evaluating the independence of advisors. In connection with its consideration of Frederic W. Cook & Co.’s independence, the Talent and Compensation Committee factored in that Frederic W. Cook & Co. does provide consulting services to another company that has a director who is also a director of ours, but it does not have any other relationship with or provide any other services to us. As a result of the Talent and Compensation Committee’s review of the factors affecting independence, it has determined that Frederic W. Cook & Co. is independent and has no conflicts of interest with us.

2024 Proxy Statement	AMN Healthcare	47

Corporate Governance

Corporate Governance and Compliance Committee	Total Committee Meetings: 12 | Attendance: 100%
Jorge A. Caballero (Chair)	Members:
	R. Jeffrey Harris	Daphne E. Jones	Sylvia Trent-Adams

The Corporate Governance and Compliance Committee is responsible for, among other things, overseeing our board composition and refreshment strategies, corporate governance practices, sustainability and social impact reporting strategies and ethics and compliance programs. In the course of performing its functions, the Corporate Governance and Compliance Committee:
●	identifies and recommends qualified individuals with diverse backgrounds and experiences to become members of the Board,
●	oversees the Company’s ESG strategies and practices, including its governance reporting frameworks and climate-related risks and opportunities, as well as the impact of Company’s operations on team members, clients, suppliers and communities,
●	periodically evaluates the Code of Conduct and the Governance Guidelines,
●	reviews the performance of the Board and its committees on an annual basis,
●	oversees all aspects of the Company’s ethics and compliance programs, including the Company’s healthcare, employment and privacy regulatory compliance and risk oversight with respect to the credentialing of candidates,
●	reviews and evaluates succession planning for the CEO and other members of our executive management team,
●	oversees our shareholder engagement program as it relates to corporate governance issues and considers feedback provided by our shareholders,
●	reviews related party transactions, and
●	reviews and discusses with our executive team relevant quality metrics, compliance with certification standards and related laws and regulations as well as our enterprise risk management process relating to the quality of our services.

Key 2023 Activities
●Oversaw the advancement of the Company’s ESG strategy, commitments, and initiatives, including the Company’s proposed developing and setting of Science-based targets, inaugural CDP submission as well as its gap assessment for ESG topics identified by stakeholders.
●Oversaw the continued development and effectiveness of the Company’s Enterprise Compliance Program, including enhancements to the Company’s Ethics and Compliance Program ultimately resulting in the Company’s receiving Ethisphere’s Compliance Leader Verification®.

48	AMN Healthcare	2024 Proxy Statement

Corporate Governance

Executive Committee	Total Committee Meetings: 3 | Attendance: 100%
Douglas D. Wheat (Chair)	Members:
	R. Jeffrey Harris	Cary Grace

The Executive Committee exercises the power of the Board between its meetings, including the approval of certain acquisitions within established parameters.
Key 2023 Activities ●Oversaw the Company’s acquisition of MSDR. ●Oversaw the Company’s business development strategies and evaluated acquisition targets.

Meetings and Attendance

We expect each of our directors to attend each meeting of the Board and of the committees on which he or she serves. We also expect our directors to attend our annual meetings. Our Board has an excellent record of attendance and engagement. During 2023, the Board met 6 times and took 4 actions by unanimous written consent. In 2023, our directors attended 99% of the aggregate of the total number of meetings of the Board (held during the period for which he or she has been a director) and the number of meetings held by the Audit, Corporate Governance and Compliance, Talent and Compensation, and Executive Committees of the Board (during the periods that he or she served on such committees). All our then-serving directors also attended our 2023 Annual Meeting of Shareholders.
Director attendance at 6 board meetings and 31 committee meetings in 2023

Executive Sessions

The Board has executive sessions at each regularly scheduled Board meeting during the year, for which our management director, Ms. Grace, is not present.

More Information

You can learn more about our corporate governance by visiting https://ir.amnhealthcare.com/, where you will find our Corporate Governance Guidelines, each standing committee charter, and Director Independence Standards. AMN Healthcare has adopted a comprehensive Code of Conduct that applies to the CEO, CFO, Controller, and other senior financial and executive officers, as well as the Board of Directors and other employees. It is also available at https://ir.amnhealthcare.com/. Each of the above documents is available in print upon written request to the Office of the Corporate Secretary, AMN Healthcare Services, Inc. 2999 Olympus Blvd, Suite 500, Dallas, TX 75019 (469) 524-1473, or by email request to officeofthecorporatesecretary@amnhealthcare.com Attn: Corporate Secretary. Documents, reports and information on the Company’s website are not incorporated by reference in this proxy statement.

2024 Proxy Statement	AMN Healthcare	49

Members of the Board who are not employees of the Company receive compensation for their service in the form of cash and equity. We refer to these directors as “Independent Directors.” Each form of compensation is evaluated by the Talent and Compensation Committee on an annual basis.

DIRECTOR COMPENSATION PHILOSOPHY AND PROCESS

The Talent and Compensation Committee believes director pay should be aligned with the long-term interests of our shareholders, so it gives substantial weight to the equity component, which represented approximately two-thirds of our Independent Directors’ median total compensation in 2023.

As part of its annual review process, the Talent and Compensation Committee evaluates a variety of sources and benchmarks the compensation we pay our Independent Directors against our executive compensation peer group and relevant market data. It also consults with our independent compensation consulting firm, Frederic W. Cook & Co., Inc., prior to issuing a recommendation to the Board, which it has historically done in conjunction with the election of directors at the Annual Shareholders Meeting. Following this process provides the Talent and Compensation Committee with more visibility into director pay trends based on the most recently disclosed public filings of peer companies included in its analysis.

Director Cash Compensation

We pay our Independent Directors an annual cash retainer that is paid in advance on a quarterly basis. We do not pay any meeting fees to our directors. The Chairperson of the Board and Committee Chairpersons receive an additional annual retainer for their services. We also reimburse directors for out-of-pocket expenses incurred in connection with their service. Annual retainers are paid in four equal quarterly installments. The table below sets forth the current annual retainer schedule for our Independent Directors.

Position	Annual Retainer ($)
Independent Director	90,000	(1)
Chairperson of the Board	150,000
Chairperson of Audit Committee	30,000
Chairperson of Talent and Compensation Committee	20,000
Chairperson of Corporate Governance and Compliance Committee	15,000
(1)	Effective April 1, 2023, Talent and Compensation Committee approved an increase in the annual cash retainer for independent directors from $75,000 to $90,000.

50	AMN Healthcare	2024 Proxy Statement

Director Compensation and Ownership Guidelines

Director Equity Compensation

We typically grant full-value equity awards to Independent Directors upon appointment or election to the Board, and annually thereafter during the director’s term. Because we believe that director compensation should be weighted in equity, we anticipate that we will continue to grant annual equity awards to our Independent Directors for the foreseeable future. The aggregate grant date fair value, which we refer to as AGD Fair Value, of such equity awards for 2023 is $160,014, which we believe aligns with the market for independent director compensation.

On May 17, 2023, each Independent Director serving on the Board at such time received an equity award of 1,681 restricted stock units, which we refer to as RSUs. The RSU awards issued to our Independent Directors vest on the earlier of the one-year anniversary of the grant date or the 2024 Annual Meeting of Shareholders, provided such director remains in service through such date. Each director was also given the option to defer receipt of the shares underlying the RSUs until their separation of service from the Board. Independent Directors that are elected to the Board at a time other than in connection with our annual meeting receive an equity award upon election in an amount equal to the pro rata annual grant value approved for Independent Directors for the anticipated service time from his or her date of election through the Company’s next annual meeting of shareholders. The chart on the right illustrates a breakdown of the current annual compensation of our Independent Directors, excluding committee retainers.

Independent Directors

Cash vs. Equity Compensation

Director Compensation Table

The following table reflects compensation that our directors earned during fiscal year 2023. The table does not include Ms. Grace, who received no additional compensation for her service as a director. Ms. Grace’s compensation as our President and CEO is described in the “Executive Compensation” section below.

Name	Fees Paid in Cash ($)	Fees Paid in Stock ($)(1)	Total ($)
Mark G. Foletta	101,250	160,014	261,264
R. Jeffrey Harris	93,750	160,014	253,764
Martha H. Marsh	106,250	160,014	266,264
Jorge A. Caballero	95,604	160,014	255,618
Sylvia Trent-Adams	86,250	160,014	246,264
Douglas D. Wheat	236,250	160,014	396,264
Daphne E. Jones	86,250	160,014	246,264
Teri G. Fontenot	104,958	160,014	264,972
(1)	The amount set forth in this column represents the AGD Fair Value of the 1,681 RSUs granted to each director elected to the Board on the date of the Annual Meeting of Shareholders held on May 17, 2023 computed in accordance with FASB ASC Topic 718, but without reduction for estimated forfeitures. None of our Directors had option awards outstanding as of December 31, 2023.
(2)	As of December 31, 2023, our Directors held the following RSUs, including deferred RSUs (#):

Mark G. Foletta	R. Jeffrey Harris	Martha H. Marsh	Jorge A. Caballero	Sylvia Trent-Adams	Douglas D. Wheat	Daphne E. Jones	Teri G. Fontenot
26,278	34,738	30,531	3,139	2,878	36,419	3,280	6,634

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Director Compensation and Ownership Guidelines

Director Equity Ownership Requirement

Our Board believes that all directors should maintain a meaningful personal financial stake in the Company to further align their long-term interests with our shareholders. Accordingly, each non-management director is required to hold Common Stock and vested but unsettled RSUs of the Company equal to a value of at least five times the director’s annual cash retainer (i.e., $450,000 after April 1, 2023). The Company does not take into account the value of unvested RSUs and vested or unvested stock appreciation rights and options in determining whether a director meets our director equity ownership guidelines. As of December 31, 2023, all AMN Healthcare non-management directors satisfy our director equity ownership guidelines, except for Mr. Caballero, who was appointed to the Board in December 2021, and Dr. Trent-Adams, who was appointed to the Board in October 2020.

Level	Shares Held as Multiple of Annual Cash Retainer	Complies
Mark G. Foletta	23x	✓
R. Jeffrey Harris	72x	✓
Martha H. Marsh	43x	✓
Jorge A. Caballero	1.9x	—(1)
Sylvia Trent-Adams	4.8x	—(2)
Douglas D. Wheat	12x	✓
Daphne E. Jones	12x	✓
Teri G. Fontenot	9.4x	✓
(1)	Mr. Caballero was appointed to the Board in December 2021 and does not yet satisfy the director equity ownership requirement.
(2)	Dr. Trent-Adams was appointed to the Board in October 2020 and does not yet satisfy the director equity ownership requirement.

52	AMN Healthcare	2024 Proxy Statement

Our named executive officers as of December 31, 2023 are listed below. We provide information regarding the business experience, qualifications, and affiliations of our currently employed named executive officers who are not directors below.

For Ms. Grace’s experience, qualifications, and affiliations, please see page 19.

Jeffrey R. Knudson | 48 Chief Financial Officer and Treasurer

Mr. Knudson joined us as Chief Financial Officer and Treasurer in November 2021. In his role, Mr. Knudson oversees the Company’s accounting, finance, investor relations, internal audit, risk management and real estate functions.
Prior to his appointment as Chief Financial Officer and Treasurer, Mr. Knudson served as Chief Financial Officer and Executive Vice President, Supply Chain of At Home Group, Inc., in which capacity he oversaw accounting, financial planning and analysis, treasury, investor relations, and internal audit and supply chain activities.
Prior to Mr. Knudson’s tenure with At Home Group, Inc., he served in several leadership positions at CVS Health and CVS Caremark Corp., including as Senior Vice President of Finance and Retail Controller for their retail pharmacy segment. Prior to CVS, Mr. Knudson was a key member of the treasury and mergers and acquisition leadership teams at L Brands and Express Scripts.
Mr. Knudson received his bachelor’s degree in accounting and finance from the University of San Diego.

Mark C. Hagan | 54 Chief Information and Digital Officer

Mr. Hagan joined us as Chief Information Officer in June 2018. In March 2020, Mr. Hagan was promoted to Chief Information and Digital Officer and is responsible for our digital strategy, technology R&D, enterprise information technology infrastructure, operations, development, security, program management operations as well as certain customer support operations.
Prior to joining AMN Healthcare from 2014 - 2018, Mr. Hagan was Chief Information Officer and Senior Vice President of IT at Envision Healthcare, a diverse healthcare services and technology company and a leading provider of physician-led services, post-acute care, ambulatory surgery services, and related management services. Prior to Envision, Mr. Hagan was IT Director at TeleTech.
Mr. Hagan currently serves as a director of M&M Properties Colorado LLC and Wonolo, Inc.
Mr. Hagan holds a Master of Business Administration from the University of Colorado and a Bachelor of Science and Computing from Queensland University of Technology.

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Executive Officers

Whitney M. Laughlin | 54 Chief Legal Officer and Corporate Secretary

Ms. Laughlin joined us in 2006 and was named Deputy General Counsel in 2011. In August 2023, Ms. Laughlin was promoted to Chief Legal Officer and Corporate Secretary. Ms. Laughlin is responsible for overseeing our legal, corporate governance, environmental, social and governance functions, privacy and compliance, government and community affairs and equity compensation.
She currently serves on the Executive Committee of the Board of SafeHaven of Tarrant County and on the Board of International Esperanza Project.
Prior to joining AMN Healthcare, Ms. Laughlin was a partner at Lewis, Brisbois, Bisgaard and Smith where she had an employment litigation practice, primarily serving healthcare and staffing industry clients. She received her law degree from Georgetown University Law Center and a Bachelor of Science in Political Science and a Bachelor of Arts in Communications, both from Southern Methodist University. Ms. Laughlin is a licensed attorney in California and Texas.

54	AMN Healthcare	2024 Proxy Statement

AMN® Healthcare

EMPOWERING THE FUTURE OF CARE

# Executive Compensation

Proposal 2	Advisory Vote to Approve Named Executive Officer Compensation
The Board of Directors recommends a vote “FOR” the approval, on an advisory basis, of the compensation paid to our named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC.

Section 14A of the Exchange Act, as amended by the Dodd-Frank Act, enables our shareholders to vote to approve, on an advisory (non-binding) basis, the compensation paid to our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. As previously disclosed, the Board has determined that it will hold an advisory vote on executive compensation on an annual basis, and the next shareholder advisory vote will occur at our 2024 Annual Meeting of Shareholders.

Our Board believes that AMN Healthcare’s long-term success as the leading total talent healthcare solutions company depends in large part on the attraction and retention of our named executive officers and the alignment of their compensation with the overall performance of the Company. Our compensation programs are designed to attract, retain, and properly incentivize executives and focus on the creation of shareholder value.

Under our executive compensation programs that are focused on aligning pay with performance, we reward our named executive officers for the Company’s short- and long-term performance, including the achievement of specific pre-established performance metrics tied to annual and long-term operational, financial and strategic goals. The compensation packages for our named executive officers are substantially tied to our strategic objectives, financial plan, and total shareholder return and align with the interests of our stakeholders and our commitment to our values and purpose. In setting target levels of compensation and long-term incentive opportunities, the Talent and Compensation Committee closely monitors evolving best practices as well as the compensation programs and pay levels of executives at peer companies to ensure that our compensation programs fall within the relevant market practices.

The Compensation Discussion and Analysis that follows details our compensation philosophy and the implementation of that philosophy against goals, including how we set compensation targets and objectives and evaluate each named executive officer against those targets and objectives to ensure performance is appropriately rewarded.

We ask that you support the compensation of our named executive officers as disclosed in our Compensation Discussion and Analysis and the accompanying tables contained in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we ask our shareholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in the Company’s proxy statement for the 2024 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, Summary Compensation Table and the other related tables and narrative disclosure.”

Our Board and our Talent and Compensation Committee value the opinions of our shareholders and will review the voting results and take them into consideration when making future decisions regarding our executive compensation programs and policies. Because your vote is advisory, it will not bind us, the Talent and Compensation Committee, or our Board.

56	AMN Healthcare	2024 Proxy Statement

Executive Compensation

2023 Pay and Performance

Amidst a shifting industry landscape, as the healthcare industry adjusted to the post pandemic normal with regard to both demand and costs, the Company maintained focus on financial discipline while continuing to execute on strategic priorities to generate long-term shareholder value.

In 2023, as clients focused on building a more sustainable workforce, we began several key initiatives to reinforce our position as the preferred partner to help healthcare organizations optimize their workforce strategy, including a stepped-up branding initiative that aims to drive greater recognition of the breadth and depth of our presence in the marketplace for tech-enabled healthcare total talent solutions. We also made strategic moves to ensure we are the preferred employer for healthcare professionals and team members, including providing greater workplace flexibility, aligning pay and benefits with market benchmarks, launching new career planning and mentoring support, and reinforcing our industry leadership in DEI.

We continued to make significant progress on our investments in digital and technology capabilities to enhance our client and healthcare professional experience. We launched ShiftWise Flex, a next-generation vendor management system (VMS) that will enable us to meet clients where and how they want to be served. In addition, our healthcare professional mobile application, AMN Passport, became the most downloaded mobile app in the healthcare staffing industry and has been downloaded by more than 220,000 registered, ready-to-work nurse and allied healthcare professionals.

As part of our long-term strategy to create sustainable value for shareholders, AMN Healthcare acquired MSDR during the fourth quarter of 2023, which consists of two healthcare staffing companies (MSI and DRW) that specialize in locum tenens and advanced practices. The addition of MSDR aligns and expands our Physician and Leadership Solutions operating segment and increases our candidate supply in hard-to-fill specialties, serves our clients’ physician needs efficiently and will help us to grow in the high-demand locum tenens market. Additionally, with our continued focus on cost discipline, and in the face of an industry-wide decrease in demand, we made the difficult decision to reduce our corporate employee workforce at all levels, as we realigned our organization to allow for improved direction of supporting teams and to streamline decision-making.

This year’s Compensation Discussion and Analysis highlights decisions made by the Talent and Compensation Committee in the context of AMN Healthcare’s 2023 financial and operational performance, including revenue of $3.79 billion and adjusted EBITDA of $579 million, while building momentum for 2024 and beyond by making significant progress on strategic initiatives to build our long-term growth. The Talent and Compensation Committee has primary oversight over the design and execution of the Company’s executive compensation program that is structured on a pay-for-performance model that leverages short-and long-term incentives to drive multiple dimensions of performance and aligns the interests of our executives with those of our shareholders and other stakeholders. More specifically, we have designed a total rewards program consisting of base salary, annual cash bonuses, and long-term equity incentive awards.

By aligning pay with performance, we motivate and reward our executives for increases in long-term shareholder value. We grant performance restricted stock units based on total shareholder return and adjusted EBITDA performance over a three-year period. For our 2021 TSR awards, whose performance period ended on December 31, 2023, our absolute TSR of 9% placed us in the 55th percentile versus the Russell 2000, resulting in a payout of 115% of the target amount. With respect to our 2021 EBITDA awards, our adjusted EBITDA performance exceeded target resulting in a payout of 134% of the target amount. We also grant restricted stock units, the inherent value of which is directly tied to the value of the Company’s stock performance.

We designed our 2023 Senior Management Incentive Bonus Plan, which we refer to as the Bonus Plan, to ensure that 70% of each executive’s annual cash bonus target is based on annual revenue and pre-bonus adjusted EBITDA goals, which serve as two key financial metrics for the Company. The Talent and Compensation Committee believes that the combination of these longer-term equity and annual cash incentive vehicles are effective to motivate and reward our executives, which is why they make up a substantial majority of their total compensation packages. As a result of this compensation structure, none of the Company’s named executive officers received a bonus under the Bonus Plan for the financial components of the incentive program for the 2023 performance period, as the threshold for the revenue and pre-bonus adjusted EBITDA goals were not met. However, as a result of our leadership’s strong contributions in 2023 to our strategic objectives, all of the Company’s named executive officers did earn between 150% -175% of their respective targets possible under the Leadership Component for the 2023 performance period.

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Executive Compensation

In May 2022, in recognition of the competitive labor environment and to promote stability and continued growth during our CEO transition, we established a cash bonus program (the “2022 Performance and Retention Plan”) for our named executive officers (other than Ms. Grace and Ms. Laughlin, as discussed under “Compensation Discussion and Analysis – Our 2023 Compensation Program and Results – 2022 Performance and Retention Plan”) based on achieving 121% to 140% of our pre-bonus adjusted EBITDA target. These awards pay out at a range of 0% to 100% based on the performance, and the executive remaining employed by the Company on May 1, 2023. As a result of the Company’s exceptional performance in 2022, the 2022 Performance and Retention Plan resulted in the maximum payout on May 1, 2023.

The Talent and Compensation Committee believes that the Company’s compensation structure properly aligns pay with performance and appropriately incentivizes executives without excessive risk. The Committee is comfortable that the outcomes under the Company’s incentive compensation plans align with the Company’s financial performance, and the Company’s named executive officers continue to take the necessary actions today to achieve our long-term strategic plan and continue to deliver sustainable value to our shareholders.

Performance Goals for 2024

Looking to 2024, the Talent and Compensation Committee established financial goals for performance-based compensation over a three-year period (2024 through 2026). We set Bonus Plan targets based on our annual operating plan and intend that the achievement of our annual targets will contribute to the successful execution of our long-term strategy.

Compensation Committee Report

The Talent and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis that follows with management and, based on this review and discussion, has recommended to the Board that it be included in AMN Healthcare’s proxy statement on Schedule 14A for its 2024 Annual Meeting of Shareholders, which is incorporated by reference in AMN Healthcare’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, each as filed with the SEC.

Talent and Compensation Committee Members

Martha H. Marsh	Mark G. Foletta	R. Jeffrey Harris	Sylvia Trent-Adams
Chair

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Executive Compensation

Compensation Discussion and Analysis

Executive Summary	59
Executive Compensation Practices	61
Principal Components of our Compensation Program	69
Our Compensation Determination Process	72
Our 2023 Compensation Program and Results	74
Additional Compensation Practices	81
Our 2024 Executive Compensation Program	83

This Compensation Discussion and Analysis, which we refer to as the CD&A, provides a detailed description of the compensation objectives, philosophy, design, practices, and programs for our named executive officers, and we listed those who served in this capacity during the 2023 fiscal year below. The Talent and Compensation Committee takes great care in exercising its oversight of the design of our comprehensive compensation program to attract, retain, and provide incentives for talent to lead our organization in a manner consistent with our core values and aligns with stakeholder interests and the achievement of our short- and long-term strategic goals.

More specifically, this CD&A provides details related to each of the following aspects of the total rewards program for our named executive officers: (1) the objectives and philosophy, (2) the processes and criteria in place for proper oversight, (3) the design and components of our named executive officers’ total rewards program, and (4) how each component supports the Company’s business strategy.

Cary Grace President and Chief Executive Officer	Jeffrey R. Knudson Chief Financial Officer and Treasurer	Mark C. Hagan Chief Information and Digital Officer	Whitney M. Laughlin(1) Chief Legal Officer and Corporate Secretary	Denise L. Jackson(2) Former Chief Legal Officer and Corporate Secretary

(1)	Ms. Laughlin was promoted to Chief Legal Officer and Corporate Secretary for the Company effective August 19, 2023. Prior to her promotion, Ms. Laughlin served as the Company’s Deputy General Counsel.
(2)	Ms. Jackson resigned from the Company as Chief Legal Officer and Corporate Secretary on August 18, 2023.

Executive Summary

Our Executive Compensation Program Philosophy and Objectives

Our executive compensation philosophy is that compensation realized by executives should (i) align with shareholders’ interests, (ii) reflect the individual skills and contributions of the executive in achieving the strategic, financial, and operational goals of the Company and (iii) reflect the leadership they demonstrate in promoting our values-based culture and commitment to corporate social responsibility.

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Executive Compensation

Our Executive Compensation Program Objectives

OUR COMPENSATION PROGRAM OBJECTIVES
●	Pay-for-performance, with variable pay constituting a significant portion of total compensation
●	Focus on propelling growth and the attainment of our long-term financial and strategic objectives
●	Provide equal pay based on performance
●	Build a strong talent base to reinforce our succession planning objectives
●	Create commonality of interest between our executives and shareholders by tying realized compensation directly to changes in shareholder value
●	Reward our executives for long-term improvement in shareholder value
●	Attract, retain, and motivate highly skilled and innovative executives who embrace and promote AMN’s values-based culture that fosters innovation, diversity, and inclusion
●	Provide compensation that is competitive with compensation paid by other similarly sized companies, including those in our executive compensation peer group
●	Align compensation with established corporate governance practices and avoid excessive risk

With these principles in mind, we have designed and continually evaluate and modify, as necessary, our executive compensation program to support our strategic objectives of achieving above-market growth in revenue and profitability by (1) being the leader and innovator in healthcare total talent management solutions and services, (2) growing our overall revenue mix from strategic talent solutions and technology and (3) delivering a superior customer experience through operational excellence and agility.

To support the Company’s objectives, the Talent and Compensation Committee has designed a total rewards program for our named executive officers, which includes the following primary features that constitute the majority of our named executive officer’s total compensation: (1) base salary; (2) annual bonuses; and (3) long-term incentive awards.

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Executive Compensation Practices

WHAT WE DO
✓Executive Compensation Philosophy that reflects our commitment to long-term shareholder value, equal pay, corporate social responsibility and a culture of compliance and ethics.
✓Align Pay with Performance. Design an executive compensation program that is focused on performance with variable pay comprising the majority of each executive’s compensation.
✓Reward for Increases in Shareholder Value. We grant performance restricted stock units, which we refer to as PRSUs, based on absolute and relative total shareholder return over a three-year performance period to reward named executive officers for above-market stock performance (relative to the Russell 2000 Index).
✓Focus on Our Long-term Goals. We utilize PRSUs based on the Company’s achievement of certain adjusted EBITDA targets with a three-year vesting period and RSUs, the inherent value of which, is directly tied to the value of the Company’s stock performance.
✓Strong Ownership Requirements. We have stock ownership guidelines requiring our directors and executive officers to hold significant multiples of their annual retainer or base salary.

✓Cap Incentive Awards. We cap payouts for both our cash and equity incentive awards.
✓Incentives to Achieve Objective Key Financial Metrics. 70% of our annual cash bonus incentive plan is based on revenue and pre-bonus adjusted EBITDA targets, two key financial metrics for the Company.
✓Competitive Peer Benchmarking. We review our executive compensation peer group on an annual basis to ensure that our compensation program is properly aligned with companies of similar size within the healthcare and recruitment and staffing industries.
✓Independent Compensation Consultant. Our Talent and Compensation Committee utilizes the services of an independent and reputable compensation consultant, Frederic W. Cook, to provide pay recommendations.
✓“Double-trigger” Change in Control Provisions. Our equity award arrangements include “double-trigger” mechanics.
✓Compensation Recoupment Policy. We have a Compensation Recoupment Policy consistent with the requirements of the Exchange Act Rule 10d-1 and in accordance with the final listing standards adopted by the New York Stock Exchange.

WHAT WE DON’T DO
✗No Pledging or Hedging of Company Securities Permitted ✗No Tax Gross-ups ✗No Single-Trigger Change in Control Agreements ✗No Excessive Perquisites

2023 Year In Review

Throughout 2023, AMN Healthcare experienced meaningful changes to the business environment in which we operate. These changes had an impact on our organization and the Talent and Compensation Committee undertook deliberate compensation actions to support the business during this transition. In 2023, AMN faced a challenging business environment as the healthcare industry adjusted to a new normal for demand and costs in a post-pandemic environment, which resulted in reduced demand for our services in 2023. In order to respond to this challenging business environment and position the Company for long-term success, we undertook several key actions:

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Executive Compensation

2023 Incentive Plan Metrics and Targets

●Our incentive plans continued to emphasize key metrics tied to Revenue, Pre-Bonus Adjusted EBITDA, and Relative Total Shareholder Return
●Targets were established at the beginning of 2023 and no adjustments were made to our targets despite the industrywide challenges

2023 Annual Incentive Plan

●Financial component of the annual incentive plan (70% weighting) was paid at 0%
●In recognition of the meaningful contributions to help strategically position the organization, the Committee elected to pay out the Leadership Component of the annual incentive plan (30% weighting) between 150% and 175% of its target; resulting bonus payout was 45% to 52.5% of overall target

2024 Compensation

●Cash compensation for our named executives officers was held flat in light of the challenging business environment

A long-standing principle of our executive compensation program is linking pay to performance. Accordingly, when making compensation decisions, we analyze our financial, operational, and stock performance and execution on strategic initiatives. The Company continued to make significant progress on our short- and long-term objectives and overall business strategy. We describe some of our 2023 highlights below.

AMN Passport remained the most downloaded app in healthcare staffing industry with more than 220,000 registered nurse and allied healthcare professionals(1)	ShiftWise Flex launched the latest generation of our market-leading vendor management system
Acquired MSDR bolstering our locum tenens growth strategy and presence in attractive physician specialties	Over $425 million in SHARE REPURCHASES representing 11% of weighted average shares outstanding in 2023(2)

(1)	As of December 31, 2023.
(2)	For the year ended December 31, 2023.

Leadership in Total Talent Solutions as One AMN

In 2023, we made progress on our goal to be the most trusted and utilized tech-enabled total talent solutions partner. We have strengthened our portfolio of talent solutions through our strong commitment to technology enablement. To serve all of our clients’ current and future needs, AMN Healthcare has established an accelerated cadence of rolling out enhancements and innovations in our technology platform. This will continue to make it easier for clients to access our full set of 20 solutions through our better-integrated sales and service organization. In 2023, the average number of AMN solutions utilized by our top 30 clients increased to 9, and the number of our top 20 clients that utilized 10 or more of our workforce solutions increased 10%.

As the industry adjusted to the new normal for demand and costs, we remained focused on helping our clients deliver on their mission to provide quality care by collaborating, innovating, and evolving our existing solutions and creating new ones. After focusing on serving our MSP clients in a time of crisis, we are back to serving the broader market with the entirety of our solution set. This effort includes our branding initiative that aims to drive greater recognition of the breadth and depth of our presence in the marketplace. In 2023, three of our legacy nurse staffing brands, American Mobile, Nurse Choice and Onward Healthcare, became one under AMN Healthcare Nursing Solutions, and StaffCare and Merritt Hawkins have been consolidated under the AMN Physician

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Solutions brand. These changes provide a more cohesive experience for hospitals, healthcare systems, and healthcare professionals. Healthcare systems now have access to a larger pool of quality healthcare professionals and AMN Healthcare’s full suite of workforce resources and support, and candidates have a wider selection of career opportunities across the United States.

Enhanced Digital Experience for Clients, Healthcare Professionals and Team Members

Throughout 2023, we continued to deliver on our investments in technology and digital capabilities to enhance our client, candidate, and team member experience. Our team members are gaining empowerment from improved processes, faster and more responsive team communications, and the integration of AMN Passport, our industry-leading mobile app, into our workflows. Passport continues its strong growth of registrants and average daily users. This growth is driven by the increasing value we are building into Passport, enabling on-line and mobile touchpoints, self-service capabilities, and automated processes, resulting in high utilization and user satisfaction by healthcare professionals on assignment.

A major milestone in our digital acceleration in 2023 was the go-live of ShiftWise Flex, the latest generation of our market-leading vendor management system. The newly reengineered platform manages a full range of program management options as well as clinical and non-clinical labor sourcing options, from agency staffing and independent contractors to float pool and direct hire. ShiftWise Flex empowers users with intuitive dashboards, real-time data-driven labor market insights, powerful supplier support, and Passport integration for AI-powered talent matching, credentialing and candidate self-service.

We believe our investments in technology systems and digital capabilities will continue to drive innovation and position us to serve growing health systems and diverse care settings while reducing costs and complexities for our clients and more effectively engage our healthcare professionals on their entire career journey.

Sustained Financial Discipline

Despite this challenging environment we have continued to generate strong cash flows and put capital to work. Our capital expenditures this year reached a record high of over $100 million, focused primarily on innovations that we expect to bring attractive, long-term returns. During 2023, we also deployed over $425 million in share repurchases, including through an accelerated repurchase program, representing 11% of weighted average shares outstanding in 2023, in keeping with our commitment to return capital to our shareholders. Additionally, as part of our growth strategy, we acquired MSDR in the fourth quarter of 2023, expanding our Physician and Leadership Solutions operating segment and increasing our candidate supply in hard-to-fill specialties. MSDR’s expertise and talent are strong complements to, and growth accelerators for, our existing locums business.

Advancing the Overall Health of Our Workforce, Workplace and Marketplace

We believe advancing the overall health and wellbeing of our workforce, workplace and marketplace is vital to our ability to be the employer and strategic partner of choice in healthcare total talent solutions. At the core of these efforts is our commitment to working to embed diversity, equity and inclusion within our organization. One way in which we measure this is the representation of our workforce and its reflections of the communities that we serve. As of January 2024, 69% of our team members are women, and 43% of our team members and 35% of our leaders are from other historically underrepresented communities.

To ensure our ability to continue to attract and develop diverse talent, we also enhanced our human capital infrastructure to support pay equity, leadership development and professional connections. For the seventh consecutive year, we were named to the Bloomberg Gender Equality Index and received a top ranking in the Human Rights Campaign Foundation’s Corporate Equality Index. We believe that our diverse workforce and inclusive environment drives better outcomes which has made us the leader in total talent solutions.

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Executive Compensation

2023 Compensation Elements

The following charts compare our year-over-year performance on key financial metrics that we utilized in making compensation decisions for our named executive officers for 2023.

Consolidated Revenue (MM)	Consolidated Adjusted EBITDA (MM)

The Talent and Compensation Committee considered our financial and operational performance over the past 12 months as well as our 2023 total shareholder return when determining our named executive officers’ 2023 cash bonus and equity awards that were earned. Because certain compensation information included in this proxy statement spans the last three fiscal years, we have set forth below our cumulative total shareholder return and compound annual growth rate for the one-, two- and three-year periods ended December 31, 2023.

Period	Cumulative Total Shareholder Return(1) (%)	Compound Annual Growth Rate (%)	Common Stock Price at Beginning of Period ($)
One-Year Period Ended December 31, 2023	(38)	N/A	102.82
Two-Year Period Ended December 31, 2023	(36)	(21.76)	122.33
Three-Year Period Ended December 31, 2023	10	3.14	68.25

(1)	The price of our common stock on December 29, 2023 (the last trading day of the year) was $74.88. The cumulative total shareholder return illustrated in this column is based upon the provisions of the Company’s TSR performance equity awards agreements, which measure the percentage increase in the 90-day average closing price of our common stock on the trading day at the end of the relevant investment period from the 90-day average closing price of our common stock on the last trading day of the year preceding the beginning of the applicable period. Compound annual growth rate is based upon on the closing stock at the beginning and end of the applicable period. We did not pay any dividends during the periods set forth in this table.

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The illustrations below provide an overview of the principal components of our executive compensation program aimed at driving long-term shareholder value and rewarding strong financial and operational performance. Numerous factors played a role in our 2023 compensation decisions with the overarching goal of closely linking pay to performance. In 2023, given the Company’s financial performance and long-term stock performance, performance-based cash incentives paid for 2023 performance and equity compensation granted in 2023 comprised 81% of Ms. Grace’s total compensation, and 52% - 77% of the total compensation for each of our other named executive officers resulting in an average of 68% of total compensation at risk for our other named executive officers (other than with respect to Ms. Jackson’s partial year of service), as set forth in the Summary Compensation Table on page 85 below.

Ms. Grace’s Compensation Granted At Risk

Other NEO Compensation Granted At Risk

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Executive Compensation

COMPONENTS		PURPOSE	KEY FEATURES
BASE SALARY		Attract and retain talent
●Fixed base of cash compensation
●Reviewed and approved annually
●Benchmarked annually to the median and 75th percentile of our peer group and other companies of similar revenue and market capitalization

Ms. Grace:	Other NEOs (Average):

ANNUAL CASH INCENTIVE BONUS		Drive achievement of annual strategic and financial objectives
●70% of target values are directly tied to measurable financial measures (known as the “Financial” component)
–Consolidated revenue (30%)
– Consolidated adjusted EBITDA (40%)
●30% of target values are directly tied to non-financial factors (known as the “Leadership” component)
●One-year performance period, aligned with our strategic priorities
●Payout Range: 0-200% of target

Ms. Grace:	Other NEOs (Average):

LONG-TERM INCENTIVE		Align with shareholders interests and drive achievement of our long-term strategic objectives
●Equity mix of:
–Time-vested restricted stock units (35%)
–Performance-based restricted stock units based on total shareholder return (30%)
–Payout Range: 0-175% of target
–Performance-based restricted stock units based on adjusted EBITDA performance (35%)
–Payout Range: 0-200% of target
●Three-year performance/vesting period
●Actual payout dependent upon long-term financial and stock performance and retention

Ms. Grace:	Other NEOs (Average):

As the Talent and Compensation Committee has consistently done, it based its 2023 compensation decisions on the Company’s 2023 financial goals and other actions influencing executive compensation based on the expectation that (1) we would achieve targeted revenue and adjusted EBITDA performance on a consolidated basis, and (2) our named executive officers would lead their teams to successfully execute our business strategy in a manner that reflected our core values. Below is a breakdown of our current named executive officers’ actual compensation for 2023, as set forth in the Summary Compensation Table on page 73 below.

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ESG-Linked Performance Pay

At AMN Healthcare, we integrate ESG goals into executive compensation. Specifically, the Company holds leadership accountable for executing on our ESG-related commitments by integrating achievement of ESG-related objectives into leadership metrics that comprise a portion of the “Leadership” component that makes up 30% of our senior executives’ target annual cash incentive bonus. In determining the ESG component, the Talent and Compensation Committee considers the Company’s performance and progress on certain ESG initiatives.

For 2023, these initiatives included, among other things, increasing representation of historically underrepresented groups, including women, in leadership roles, leadership of our Employee Resource Groups, and philanthropic leadership through board service.

In 2023, AMN Healthcare made significant progress in each of these and other ESG initiatives which the Talent and Compensation Committee determined significantly exceeded our goals. Among other achievements for 2023, the Company under its executive leadership:

●	Received multiple national and regional awards and recognition for DEI leadership; and
●	Continued to prioritized sustainability in our decision making.

Named Executive Officer Compensation In 2023

Cary Grace Total: $6,660,480
Jeffrey R. Knudson Total: $3,402,813

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Executive Compensation

Mark C. Hagan Total: $2,303,132
Whitney M. Laughlin Total: $814,465

Denise L. Jackson Total: $1,655,676

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Response To 2023 Say-On-Pay Vote

At our 2023 Annual Meeting of Shareholders held on May 17, 2023, we received approximately 92% support (based on shares voting) on our advisory “say-on-pay” proposal regarding the compensation of our named executive officers. Our compensation program has remained consistent with that set forth in our 2023 proxy statement for our 2023 Annual Meeting of Shareholders, and we believe the following four themes remain most important to our shareholders: (1) compensation should correlate to company performance, (2) performance-based compensation should constitute a majority of our named executive officers’ compensation, (3) long-term performance awards should be utilized to ensure sustainable value for shareholders should be an integral part of compensation and (4) compensation should be designed to motivate, reward and retain executives.

The Talent and Compensation Committee believes that our executive compensation program in 2023 satisfied each of the four themes identified above. In 2023, the Committee took the following actions:

1.	Issued performance restricted stock units (“PRSUs”) tied to total shareholder return and adjusted EBITDA performance over a three-year period,
2.	Established performance goals for consolidated revenue and adjusted EBITDA performance in line with our annual financial operating plan for the named executive officers to receive their target bonuses, and
3.	Adjusted base salaries, cash incentive annual bonus opportunity and long-term equity incentive grant values aligned with market and peer group to reward strong performance and to retain our talent.

Principal Components of our Compensation Program

In line with our core value of continuous improvement, we (1) listen to our shareholders, (2) review the latest trends in executive compensation practices, (3) evaluate whether shareholders or proxy advisory services view certain pay practices with disfavor and (4) review our pay practices to ensure that we have designed and implemented compensation programs that we believe will create value for our shareholders that attract, incentivize, and retain executives.

PRINCIPAL COMPONENTS OF OUR EXECUTIVE COMPENSATION PROGRAM
●Base salary,
●Short-term or annual performance awards in the form of cash bonuses, and
●Long-term incentive awards in the form of restricted stock units and performance restricted stock units.
We also provide:
●benefits generally available to other employees, including a non-qualified deferred compensation plan,
●severance agreements, and
●reimbursement for each named executive officer up to $25,000 for certain financial, estate planning and personal health and wellness expenses.

Base Salary

Base salary serves as the first principal component of our executive compensation program. In setting base salaries, the Talent and Compensation Committee considers several factors.

FACTORS CONSIDERED BY THE TALENT AND COMPENSATION COMMITTEE IN SETTING BASE SALARIES
●The salaries of similarly situated executives within our peer group and other companies of similar revenue size and market capitalization,
●Our operational and financial performance,
●Individual performance, skills, knowledge, tenure, experience, and responsibilities, and
●The recommendations of our CEO for our other named  executive officers.

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Executive Compensation

We manage salary changes to fall within our annual budget. We evaluate our operational and financial performance against our annual strategic objectives and our annual operating plan. We evaluate our stock performance against our executive compensation peer group and the Russell 2000 Index. Our CEO recommendations are particularly helpful for the Talent and Compensation Committee to evaluate the other executive officers’ performance, knowledge, skills, experience and responsibilities.

Annual Cash Performance Bonus

Annual cash performance bonus opportunities serve as the second principal component of our executive compensation program and are designed to incentivize and reward performance. The Company’s Bonus Plan is the mechanism by which the Talent and Compensation Committee provides cash bonus opportunities as a strong incentive for our executive officers to achieve annual financial targets that support our strategic objectives and individual leadership goals that support non-financial objectives discussed below. Although certain details of the Bonus Plan may change from year to year, its principal elements remain consistent and with respect to our financial goals, include specific consolidated revenue and consolidated adjusted EBITDA financial goals tied to our annual operating plan. We refer to these financial metrics of the Bonus Plan as the Financial Component. The Talent and Compensation Committee sets threshold, “target” (i.e., 100% payout) and maximum amounts for bonuses and a weight for each metric that corresponds to the level of achievement required to trigger a threshold, target, or maximum bonus for the named executive officer under such metric. The threshold level for each metric typically starts at a minimum performance level (i.e., 90% of targeted consolidated adjusted EBITDA). The maximum bonus typically requires a performance level of 110% to 120% of the target amount for each metric. We have typically used incremental hurdles (usually 1% increments for adjusted EBITDA and one-half percent increments for revenue) of performance between the threshold level and the maximum level that increase the amount of bonus that can be earned on a straight-line basis depending on the hurdle ultimately achieved. The leadership component of the bonuses, which we refer to as the Leadership Component in this CD&A, has been based on non-financial factors, such as performance relative to direct competition, leadership, achievement of strategic objectives, including the Company’s diversity and ESG-related objectives and effective leadership in line with our core values.

In setting each named executive officer’s target bonus, the Talent and Compensation Committee evaluates benchmarking data for comparable positions generally and within our executive compensation peer group, the recommendations of our CEO (except with respect to her target bonus), individual performance, knowledge, experience and responsibilities.

PRINCIPLES GOVERNING THE DESIGN OF CASH INCENTIVE BONUSES

●The metrics must be tied to key indicators of our success and our annual objectives,
●The performance goals must be reasonably achievable and viewed as fair, while at the same time encouraging stretch performance,
●The metrics must be simple to understand and can be achieved under the executive’s leadership,
●The portion of an individual’s target annual cash compensation attributable to target annual bonus should increase with successively higher levels of responsibility, and
●Payouts should reflect our performance as well as the performance of the executive, including performance relative to the Company’s diversity, equity, and inclusion objectives and furtherance of its culture of ethics.

The Talent and Compensation Committee may amend the Bonus Plan at any time and may also amend any outstanding award granted under the Bonus Plan, provided that any such amendment that would adversely impair the rights of the grantee in respect of any PRSUs already granted shall not to that extent be effective without the consent of the grantee.

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Long-Term Incentives

Long-term incentives in the form of equity awards are the third principal component of our executive compensation program and serve to align the interests of our named executive officers with our shareholders. Under the Company’s 2017 Equity Plan, which we refer to in this CD&A as the Equity Plan, we grant equity awards with various vesting parameters, typically three years in length, to named executive officers and key employees to incentivize the achievement of our long-term strategic objectives. We also use the equity awards as an employee retention tool. We utilize PRSUs as part of our long-term incentive structure to strengthen the performance-based component of the long-term incentive component. In 2023, we utilized PRSUs that pay out based on (i) the Company’s total shareholder return over three years and (ii) adjusted EBITDA Performance PRSUs that vest and pay out at the end of three years that accrue value on a one year and then two-year performance period based on the Company’s achievement of a target at the end of the first year and then a certain year-over-year compounding adjusted EBITDA performance target in the remaining two years. We refer to these awards as our TSR PRSUs and Adjusted EBITDA Performance PRSUs, respectively.

PRINCIPLES GOVERNING THE DESIGN OF LONG-TERM INCENTIVES

●Performance periods should cover multiple years to create balance between short- and long-term objectives,
●Long-term incentives should function to (a) align executive and shareholder interests, (b) enhance focus on improvements in operating performance and the creation of shareholder value and (c) drive achievement of our long-term strategic objectives,
●Awards should support retention,
●Aggregate annual share usage should be carefully managed to avoid excessive levels of shareholder value transfer, and
●The aggregate cost of long-term incentives should be reasonable compared to members of our peer group, and the cost implications should be supported by our annual operating plan.

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Executive Compensation

Our Compensation Determination Process

Roles and Responsibilities

RESPONSIBLE PARTY	PRIMARY ROLES AND RESPONSIBILITIES RELATING TO COMPENSATION DECISIONS
Talent and Compensation Committee (Comprised solely of independent directors)
The primary responsibilities of the Talent and Compensation Committee include oversight of our executive compensation programs. Specifically, they include:
●Review the design of, and risks associated with, the Company’s compensation policies and practices, including our Equity Plan and Bonus Plan;
●Approve annual performance goals and objectives for our Chief Executive Officer;
●Determine the annual compensation of our Chief Executive Officer, including the performance metrics and goals for performance-based long-term and short-term incentive compensation;
●Conduct an annual evaluation of our Chief Executive Officer’s performance and review such evaluation with the independent members of the Board;
●Approve the annual compensation of our other named executive officers and executives that directly report to our Chief Executive Officer (we refer to this group of executives, including the Chief Executive Officer, as the CEO Committee), including performance metrics and goals for performance-based long-term and short-term incentive compensation;
●Hire the Company’s independent compensation consultant; and
●Approve the composition of our executive compensation peer group.

Independent Members of the Board
●Participate in and consider the Talent and Compensation Committee’s annual evaluation of our Chief Executive Officer’s performance; and
●Consider the Committee’s actions regarding the compensation of our Chief Executive Officer and, if deemed appropriate or necessary, ratify such actions.

Independent Compensation Consultant (Frederic W. Cook & Co., Inc.)
● Provide the Talent and Compensation Committee with advice regarding the design of all elements of the Company’s executive compensation program;
●Review and provide an assessment of the material risks associated with the Equity Plan and Bonus Plan;
●Provide advice to the Talent and Compensation Committee regarding the composition of the compensation peer groups;
●Provide expert knowledge of marketplace trends and best practices relating to executive compensation and competitive pay levels;
●Provide advice and recommendations regarding the compensation of the Company’s named executive officers; and
●Regularly attend and actively participate in meetings of the Talent and Compensation Committee, including executive sessions.

Chief Executive Officer
●Recommend annual non-financial performance goals and objectives for the CEO Committee (other than herself);
●Conduct an annual performance evaluation for each member of the CEO Committee (other than herself) and discuss the results with the Committee; and
●Make recommendations to the Talent and Compensation Committee with respect to the compensation of the members of the CEO Committee (other than herself) based on the final assessment of their performance.

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The Talent and Compensation Committee generally conducts its salary and bonus structure review for a particular year in the last quarter of the previous year or early in the subject year. At that time, the Talent and Compensation Committee evaluates compensation by, among other things, reviewing (1) peer benchmarking information, (2) the individual’s performance, duties, and experience, (3) analysis and advice from its compensation consultant, (4) our financial and operational performance, and (5) the recommendations of our CEO (who does not provide a recommendation for herself).

With respect to our Bonus Plan, the Talent and Compensation Committee determines the performance metrics for the award each year. In December, the Board approves our annual operating plan and financial targets for the upcoming year. Once our annual operating plan is approved, the Talent and Compensation Committee sets the range of financial performance targets for our named executive officers under the Bonus Plan in early January of each year. These financial targets set by the Talent and Compensation Committee correspond to our annual operating plan financial targets approved by the Board. The Talent and Compensation Committee also grants annual equity awards under our Equity Plan. In addition to annual grants, the Talent and Compensation Committee utilizes the Equity Plan to grant equity awards to key employees upon their initial employment, promotion, or as special retention awards. In the Talent and Compensation Committee’s discretion, it may authorize our CEO to grant equity awards to employees that do not serve on the CEO Committee within certain individual and aggregate thresholds that the Talent and Compensation Committee approves. The Talent and Compensation Committee regularly reviews any awards granted by our CEO.

Peer Group

On an annual basis, the Talent and Compensation Committee reviews potential peer companies to help assess the competitiveness of compensation and practices for our executives and approves an appropriate executive compensation peer group. Accordingly, to understand our position within the marketplace and make compensation decisions that will help attract and retain a strong management team, the Talent and Compensation Committee reviews (1) compensation information for companies comparable in size and industry, (2) our financial performance against our internal financial targets, our designated peer group, and the Russell 2000, and (3) internal compensation comparability among senior executives. The Talent and Compensation Committee believes an important factor to consider in ensuring that our compensation program remains competitive, is the proper identification and selection of the executive compensation peer group, as we may compete for executive talent with such peer companies. The Talent and Compensation Committee selects peers from the healthcare, commercial and professional services industries, and targets companies operating in the healthcare and employment services, healthcare technology and diversified support services sectors. Our 2023 executive compensation peer group, as determined by our Talent and Compensation Committee, was as follows:

Our 2023 Executive Compensation Peer Group

●Change Healthcare ●Insperity, Inc. ●ASGN Incorporated ●Amedisys, Inc.	●Kelly Services ●Premier, Inc. ●Cross Country Healthcare, Inc. ●Korn Ferry	●Robert Half International Inc. ●Encompass Health ●Option Care Health ●Teledoc Health	●TriNet Group, Inc. ●Pediatrix Medical Group, Inc. ●R1 RCM, Inc.

Each July the Talent and Compensation Committee evaluates our executive compensation peer group for the upcoming year primarily using industry, revenue and market capitalization of companies. When evaluating our 2023 executive compensation peer group, the Committee reviewed (1) our 2022 executive compensation peer group, (2) the peers that Institutional Shareholder Services lists for us that were not in our 2022 executive compensation peer group, (3) peers that Glass Lewis lists for us that were not in our 2022 executive compensation peer group, (4) companies that were not in our 2022 executive compensation peer group that disclosed us in their proxy statement as part of their peer group, and (5) companies within our GICS code that met Institutional Shareholder Services’ recommended revenue and market capitalization band criteria.

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Executive Compensation

Revenue and market capitalization data for our 2023 executive compensation peer group are as follows:

Percentile	Revenue(1)	Market Capitalization(2)
25.0%	$1,341	$2,718
50.0%	$3,510	$3,667
75.0%	$4,801	$5,326
AMN Healthcare	$4,096	$2,912
AMN Healthcare Percentile Rank	53%	30%
(1)	Trailing 12-month revenue as of September 30, 2023.
(2)	Market capitalization as of January 15, 2024.

Benchmarking

The principal components of our executive compensation program – (1) base salary, (2) annual cash performance bonuses, and (3) long-term equity incentive awards – reflect the implementation of our executive compensation philosophy. The Talent and Compensation Committee receives benchmarking information for each of these components at the median and 75th percentile utilizing a blend of companies, including those within our executive compensation peer group, that are similar in terms of business type, revenue, and market capitalization. The Talent and Compensation Committee considers benchmarking data as a reference point rather than determinative data. Compensation for specific individuals may vary upward or downward from the median for individual named executive officers based on, among other things, individual performance, tenure, experience, scope of responsibilities, internal parity considerations, the recommendations of our CEO (for compensation other than her own) and succession planning considerations.

Our 2023 Compensation Program and Results

Our named executive officers’ 2023 direct compensation consisted of: (1) a base salary; (2) cash incentive bonus based on performance; (3) long-term equity incentives; (4) reimbursement for certain financial, estate planning and personal health and wellness expenses; and (5) certain other additional compensation, such as matching deferred compensation contributions. We discuss each component of our 2023 compensation program for our named executive officers in more detail below.

Base Salary

In late 2022, the Talent and Compensation Committee reviewed annual base salary levels for the named executive officers and, after careful consideration, approved increases effective January 1, 2023 ranging from zero to five percent from the previous year, as reflected in the table below. In making its determinations, the Talent and Compensation Committee considered, among other things, (1) the salaries for similarly situated executives within our executive compensation peer group and other companies of similar revenue size and market capitalization, (2) Company operational and financial performance, and (3) individual performance.

When benchmarking Ms. Grace’s 2023 base salary, it was around the 75th percentile among other CEOs within our 2023 executive compensation peer group.

Named Executive Officer	2022 Salary ($)	2023 Salary ($)	Increase %
Cary Grace	1,060,000	1,060,000	0
Jeffrey R. Knudson	600,000	630,000	5
Mark C. Hagan	525,000	550,000	4.8
Whitney M. Laughlin(1)	—	425,000	—
Denise L. Jackson(2)	460,000	500,000	5
(1)	Ms. Laughlin became Chief Legal Officer effective August 19, 2023. Amount reflects Ms. Laughlin’s annualized base salary after her promotion.
(2)	Ms. Jackson retired from the Company effective August 18, 2023. Amount reflects Ms. Jackson’s annualized base salary.

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Senior Management Incentive Bonus Plan

Target Bonus Levels

In December 2022, the Talent and Compensation Committee reviewed and set the 2023 target bonus levels for our named executive officers, which we express as a percentage of annual base salary.

The table below shows 2023 target bonus information for each named executive officer both in dollar amount and as a percentage of salary together with, for comparative purposes, the same figures for 2022.

Named Executive Officer	2022 Bonus Target (% of Salary)	2023 Bonus Target (% of Salary)	2022 Bonus Target ($)	2023 Bonus Target ($)
Cary Grace	125	125	1,325,000	1,325,000
Jeffrey R. Knudson	90	100	540,000	630,000
Mark C. Hagan	90	90	472,500	495,000
Whitney M. Laughlin(1)	—	65	—	276,250
Denise L. Jackson(2)	90	90	414,000	450,000
(1)	Ms. Laughlin became Chief Legal Officer effective August 19, 2023. Amount reflects Ms. Laughlin’s annualized bonus target after her promotion.
(2)	Ms. Jackson retired from the Company effective August 18, 2023.

The dollar amount of Ms. Grace’s 2023 cash bonus target amount was at the 50th percentile among CEOs within our 2023 executive compensation peer group based on the most recent proxy statements filed by our executive compensation peer group, which the Talent and Compensation Committee believed was appropriate.

Structure of our Senior Management Incentive Bonus Plan

In 2023, and consistent with previous years, the Financial Component comprised 70% of our named executive officers’ total target bonuses and the Leadership Component comprised the remaining 30%.

For 2023, consistent with prior years’ practice, the Talent and Compensation Committee tied the Financial Component of the Bonus Plan to the achievement of our 2023 annual operating plan revenue and Pre-Bonus Adjusted EBITDA targets. We use Pre-Bonus Adjusted EBITDA, which we refer to as Pre-Bonus AEBITDA(1), solely to determine bonuses. Pre-Bonus AEBITDA excludes from Adjusted EBITDA the payment of bonuses, the impact of acquisitions that were not included in the Company’s operating plan, and certain increases to the Company’s legal expense accruals not contemplated by its 2023 annual operating plan. For information on the calculation of Pre-Bonus AEBITDA, and a reconciliation of our 2023 net income to adjusted EBITDA and Pre-Bonus AEBITDA, please see Exhibit A to this proxy statement (page 115).

In 2023, the weighting of the performance metrics reflected below were consistent for each of our named executive officers:

Consolidated Revenue	Pre-Bonus AEBITDA	Leadership Component
30%	40%	30%
(1)	Under no circumstances should Pre-Bonus adjusted EBITDA be used to substitute for any other financial metric and is used by us solely to determine bonus amounts.

Rationale for 2023 Senior Management Incentive Bonus Plan Performance Objectives

In 2023, the Talent and Compensation Committee continued to utilize the Financial and Leadership Components as the annual performance metrics under the Bonus Plan for a variety of reasons, which are described in more detail below.

●	Financial Component
–	Consolidated Revenue (30%): The Talent and Compensation Committee believes revenue is a reliable measurement to evaluate the success of our growth strategy and operational performance. It also selected revenue because investors focus on revenue growth as a metric when evaluating our performance.
–	Pre-Bonus AEBITDA (40%): The Talent and Compensation Committee chose Pre-Bonus AEBITDA because adjusted EBITDA is widely accepted among management, the Board, shareholders, and financial analysts as a measurement of our profitability and performance. Revenue and adjusted EBITDA are routinely areas of focus during our earnings calls and meetings with investors. Furthermore, the Talent and Compensation Committee believes Pre-Bonus AEBITDA remains an objective measure of management’s performance because it excludes items over which management has less control, such as amortization, interest expense and taxes.

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–	The actual consolidated revenue and consolidated Pre-Bonus AEBITDA targets that the Talent and Compensation Committee established as the basis for paying “target” pay outs under the 2023 Financial Component for each named executive officer represented performance that the Talent and Compensation Committee believed was at or above anticipated performance of those in our market sector. The threshold for a named executive officer to receive a bonus under the Financial Component required achievement of 90% of our 2023 annual operating plan target for each of Pre-Bonus AEBITDA and consolidated revenue. Receipt of the target bonus amount for each of the consolidated revenue and Pre-Bonus AEBITDA metrics required the Company to meet 100% of our 2023 annual operating plan for that metric.
●	Leadership Component (30%): The Talent and Compensation Committee uses the Leadership Component to focus on the executive’s contribution to achieving our strategic goals that will fuel our financial success and create long-term value. While the specific measures may differ slightly for each named executive officer, we generally measure the Leadership Component based upon our named executive officers’ leadership, personal performance, execution on our strategic and operational initiatives and achievement of ESG-related objectives.

2023 Payouts Under Senior Management Incentive Bonus Plan

Financial Component

We have included a table below ($ in thousands) that summarizes how we performed against the target financial performance metrics that we utilized when determining the Financial Component portion of our named executive officers’ bonuses for 2023.

Metric	2023 Target	2023 Results	$ Variance From 2023 Target	% Variance From 2023 Target
Consolidated Revenue	4,381,600	3,789,254	(592,346)	(13.5)
Pre-Bonus AEBITDA	719,600	583,166	(136,434)	(19)

Leadership Component

With respect to the Leadership Component, the Talent and Compensation Committee believes our named executive officers demonstrated strong leadership in 2023, helping us to reinforce our position as the preferred partner to help healthcare organizations optimize their workforce strategy. The Talent and Compensation Committee’s evaluation included an analysis of our named executive officers’ performance against targets, which included milestones aligned with advancing AMN Healthcare’s technology and innovation strategy. Specific achievements of the Company under the leadership of our named executive officers in 2023 include:

●	Making it easier for clients to access our full set of solutions through our better integrated sales and service organization, including progress on our branding initiative that aims to drive greater recognition of the breadth and depth of our presence in the marketplace;
●	Reestablishing more proactive relationships with clients after three years of crisis management;
●	Streamlining and reorganizing our operating structure to achieve greater focus and cost savings;
●	Expanding our physician and leadership solutions operating segment and increasing our candidate supply of hard-to-fill specialties through our acquisition of MSDR;
●	Establishing an accelerated cadence of rolling out enhancements and innovations in our technology platforms; and
●	Making measurable progress in advancing our other ESG-related initiatives.

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Payouts

The Company’s 2023 financial performance did not meet the thresholds for consolidated revenue or pre-bonus Adjusted EBITDA targets. As a result, none of the Company’s named executive officers received a bonus under the Bonus Plan for the financial components of the incentive program for the 2023 performance period.

The 2023 annual operating plan did not reflect the potential financial impact of any acquisitions. As such, the Talent and Compensation Committee did not include the financial impact of the Company acquisition of MSDR when determining the Company’s 2023 bonus plan revenue and adjusted EBITDA. Excluding the impact of such acquisitions, the Company’s 2023 revenue and Pre-Bonus AEBITDA results were less than its 2023 annual operating plan and the revenue and Pre-Bonus AEBITDA Bonus Plan targets approved by the Committee in January 2023 by 13.5% and 19%, respectively.

The Company and its Talent and Compensation Committee believe that the Bonus Plan is working as intended. The illustrations below demonstrate the Company’s reported performance compared to annual operating plan target for each of the elements of the Financial Component together with an illustration of the Company’s 2023 bonus payout compared to the Financial Component targets.

The tables below set forth metrics and summary calculations for bonus amounts for Ms. Grace, Mr. Knudson Mr. Hagan and Ms. Laughlin under the Leadership Component together with the results of the Financial Component, which made up 70% of the total target bonus amount. Ms. Laughlin was appointed as a named executive officer in August of 2023 after the approval of the Bonus Plan, but had a target bonus of 65% of her base salary. Ms. Jackson left the Company prior to December 31, 2023, so she did not earn an annual cash incentive bonus.

Financial Metric (70% Weighting)	Financial Metric Weighting	Threshold	Target	Maximum	Results	Payout
Revenue	30%	$3,965,300 (90.5%)	$4,381,600 (100%)	$4,819,700 (110%)	$3,789,254	0%
Pre-Bonus Adjusted EBITDA	40%	$647,600 (90%)	$719,000 (100%)	$863,500 (120%)	$583,166	0%

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Named Executive Officer	Target Bonus as a Percentage of Base Salary	Weighted Financial Payout as % of Target (70% Weighting)	Leadership Payout as % of Target (30% Weighting)	Weighted Payout %	Total Bonus Payout
Cary Grace	125%	0%	150%	45%	$596,250
Jeff Knudson	90%	0%	150%	45%	$283,500
Mark Hagan	90%	0%	150%	45%	$222,800
Whitney Laughlin	65%	0%	175%	52.5%	$105,700

2022 Performance and Retention Plan

In May 2022, we established the 2022 Performance and Retention Plan for our named executive officers (other than Ms. Grace and Ms. Laughlin) and other key executives based on heightened adjusted EBITDA goals, in recognition of the competitive labor environment and to promote stability and continued growth during our CEO transition. The awards were designed to pay out at a range of 0% to 100%, subject to the Company’s pre-bonus adjusted EBITDA performance exceeding target by 121% to 140% and the executive remaining employed by the Company on May 1, 2023. As a result of the Company’s exceptional performance in 2022, the 2022 Performance and Retention Plan resulted in the maximum payout on May 1, 2023 of $540,000 to Mr. Knudson, $472,500 to Mr. Hagan and $414,000 to Ms. Jackson. Neither Ms. Grace nor Ms. Laughlin received a 2022 Performance and Retention Bonus, as the bonus was established before Ms. Grace joined the Company and before Ms. Laughlin became the company’s Chief Legal Officer.

Long-Term Incentive Compensation

2023 Long-Term Incentive Equity Awards

In 2023, the Talent and Compensation Committee granted equity awards to each named executive officer and the Committee believes these awards serve as a key component of their total compensation package. Consistent with prior years, we used a mix of time-based restricted stock units, which we refer to as RSUs in this CD&A, and PRSUs. All equity awards that we granted to our named executive officers (1) provide for “double trigger” vesting mechanics in the event of a change in control of the Company, and (2) allow for continued vesting of outstanding equity awards if a grantee terminates his or her employment after satisfying certain age (55) and service time (15 years) requirements, which our equity agreements refer to as “retirement.” Ms. Jackson satisfies the requirements for retirement eligibility under her respective 2023 equity awards.

On May 5, 2022, in light of Ms. Susan Salka’s announced retirement, we amended Mr. Knudson’s restricted stock unit agreements for his outstanding awards granted in 2021 and 2022 to provide for accelerated vesting if he is terminated from the Company without Cause or termination of his service for Good Reason at a time when he could not have been terminated for Cause.

The RSUs that Ms. Grace received when she joined the Company on November 28, 2022 vest ratably on each of the first three anniversaries of the grant date. In the event of a termination of Ms. Grace’s service by the Company without Cause or by Ms. Grace for Good Reason, (a) her equity grants that she received when she joined the Company on November 28, 2022 (i) in the form of restricted stock units valued at $2 million (the “Buy-Out Award”) will vest in full, (ii) in the form of RSUs valued at $1 million (the “Sign-On Award”) will vest on a pro-rata basis based on the number of full calendar months elapsed between the grant date and the termination date, (b) her 2023 equity awards in the form of RSUs will vest on a pro-rata basis based on the number of full calendar months elapsed between the grant date and the termination date and (c) her 2023 equity award in the form of PRSUs will be eligible to vest on a pro-rata basis based on the number of full calendar months elapsed between the beginning of the applicable performance period and the termination date, subject to actual performance as measured at the end of the applicable performance period. “Cause” and “Good Reason” as used in the section are defined below in Termination of Employment and Change in Control Arrangements.

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Aggregate Grant Date Fair Value

The chart below reflects the aggregate grant date fair value of each equity award type that we granted to each named executive officer in 2023.

Named Executive Officer	AGD Fair Value of 2023 TSR PRSU Award(s) ($)	AGD Fair Value of 2023 Adjusted EBITDA Performance PRSU Award ($)	AGD Fair Value of 2023 RSU Award(s) ($)	Total AGD Fair Value of 2023 Awards ($)
Cary Grace	1,692,330	1,539,932	1,539,932	4,772,195
Jeffrey R. Knudson	653,816	594,910	1,094,850	2,343,576
Mark C. Hagan	480,708	437,458	437,458	1,355,624
Whitney M. Laughlin	67,645	61,589	186,573	315,807
Denise L. Jackson	423,049	384,905	384,905	1,192,860

Each of our named executive officers received PRSU grants in January 2023. The PRSUs represented approximately 68% of the AGD Fair Value of the total equity grant value for Ms. Grace, Mr. Hagan and Ms. Jackson.

In addition to the 593 RSUs we granted to Ms. Laughlin in January 2023, she also received an additional equity award of 1,463 RSUs in September 2023 in connection with her appointment to Chief Legal Officer following Ms. Jackson’s retirement. Due to the timing of her appointment, Ms. Laughlin did not receive the same equity mix as our other named executive officers, so PRSUs represented 41% of the AGD Fair Value of the total equity grant value for Ms. Laughlin in 2023.

In response to his expanded responsibilities and significant contributions to the Company in 2023, in addition to the 5,728 RSUs we granted to Mr. Knudson in January 2023, he also received an additional equity award of 6,766 RSUs in October 2023. Due to this additional award, Mr. Knudson did not receive the same equity mix as our other named executive officers, so PRSUs represented 53% of the AGD Fair Value of the total equity grant value for Mr. Knudson in 2023.

Ms. Grace received equity grants of 8,164 and 16,329 RSUs in connection with her appointment as President and Chief Executive Officer on November 28, 2022, the Sign-On Award and Buy-Out Award, respectively. The Talent and Compensation Committee did not grant Ms. Grace PRSUs at that time, because it thought it would be more appropriate to wait until it approved equity awards for the other named executive officers in 2023.

To provide further clarity on our equity compensation practices, the chart below reflects the change in the AGD Fair Value of all 2023 equity awards granted to our named executive officers against the AGD Fair Value of all 2022 equity awards.

Named Executive Officer	AGD Fair Value of 2022 Equity Awards ($)	AGD Fair Value of 2023 Equity Awards ($)	Variance ($)	% Increase (Decrease)
Cary Grace	2,999,903	4,772,195	1,772,291	59
Jeffrey R. Knudson	1,515,805	2,343,576	827,771	55
Mark C. Hagan	1,263,328	1,355,624	92,296	7
Whitney M. Laughlin(1)	—	315,807	—	—
Denise L. Jackson	1,111,639	1,192,860	81,220	7
Total	11,337,812	4,772,194
(1)	Ms. Laughlin became Chief Legal Officer effective August 19, 2023.

TSR PRSUs

TSR PRSUs represented 35% of the total 2023 equity grant value that we awarded to Ms. Grace, Mr. Hagan and Ms. Jackson, and 28% and 21% of the total 2023 equity granted value that we awarded to Mr. Knudson and Ms. Laughlin, respectively, based on the AGD Fair Value. Each of our executive officers received a TSR PRSU grant in January each year that will be earned at the end of an approximately three-year performance period based on our stock performance against two measures:

1.	a relative basis, which we refer to as Relative TSR, against a broader market (companies in the Russell 2000 Index at the beginning of the performance period) and
2.	an absolute total shareholder return basis, which we refer to as Absolute TSR.

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Executive Compensation

We refer to the determination of our Relative TSR and Absolute TSR collectively as the TSR Measurement. The number of PRSUs earned if the Company’s Relative TSR exceeds the 50th percentile but its Absolute TSR is negative is capped at the target number of PRSUs granted.

The table below discloses the percentage of the January 2023 target PRSUs that may be earned depending on the actual results of the Company’s TSR Measurement as of December 31, 2025.(1)

Relative TSR Percentile Rank	% of 2023 TSR PRSUs Earned if Absolute TSR is Negative(2)	% of 2023 TSR PRSUs that are Earned if Absolute TSR is Positive
<25.0%	0	0
25.0%	25.00	25.00
37.5%	62.50	62.50
50.0%	100.00	100.00
62.5%	100.00	137.50
75.0%	100.00	175.00
(1)
As set forth in the Grants of Plan-Based Awards Table, the target number of TSR PRSUs that we granted in January 2023 for each named executive officer is as follows: (i) for Ms. Grace, 12,709; (ii) for Mr. Knudson, 4,910; (iii) for Mr. Hagan, 3,610; (iv) for Ms. Laughlin, 508; and (v) for Ms. Jackson, 3,177.

(2)
For each one percentile above the 25th percentile, an additional 3% of the TSR PRSUs will be earned if Absolute TSR is positive, and the maximum payout cannot exceed 175%. If Absolute TSR is negative, for each one percentile above the 25th percentile, an additional 1.5% of the TSR PRSUs will be earned up to the 50th percentile with the maximum payout of 100%.

Adjusted EBITDA Performance PRSUs

In 2023, the Talent and Compensation Committee determined it best to dedicate a significant portion of the PRSUs to focus our named executive officers on achieving an adjusted EBITDA performance target of $710 million in 2023 with compound year-over-year adjusted EBITDA performance rate target of 5% for the two-year period of 2024 and 2025(1) by issuing Adjusted EBITDA Performance PRSUs. For these awards, the number of shares that could ultimately be earned ranges from 0% to 200% of the target number of PRSUs depending on actual adjusted EBITDA performance in 2023 and compound year-over-year adjusted EBITDA performance in the two-year period of 2024 and 2025.

(1)	As set forth in the Grants of Plan-Based Awards Table, the target number of adjusted EBITDA PRSUs that we granted in 2023 for each named executive officer is as follows: (i) for Ms. Grace, 14,827; (ii) for Mr. Knudson, 5,728; (iii) for Mr. Hagan, 4,212; (iv) for Ms. Laughlin, 593; and (v) for Ms. Jackson, 3,706.

Time-Vested RSUs

RSUs that we granted in 2023 vest ratably on each of the first three anniversaries of the grant date.

Results of our 2021 Performance Restricted Stock Unit Awards

In early 2024, the Talent and Compensation Committee performed the TSR Measurement for the 2021 TSR PRSU awards for the period January 1, 2021 through December 31, 2023.

2021 TSR PRSUs:

RELATIVE TSR PERCENTILE RANK VS. RUSSELL 2000 55th	ABSOLUTE TSR % 9%	% OF 2021 TSR PRSUs EARNED 115%

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Executive Compensation

Named Executive Officer	Number of 2021 TSR PRSUs Earned
Cary Grace(1)	—
Jeffrey R. Knudson(1)	—
Mark C. Hagan	4,057
Whitney M. Laughlin	386
Denise L. Jackson	2,721
(1)	Ms. Grace and Mr. Knudson were not employed by the Company when it issued the 2021 TSR PRSUs and therefore did not receive any of these awards.

August 2021 TSR PRSUs

In August 2021, the Talent and Compensation Committee responded to the challenging talent environment and exceptional Company performance by approving special performance equity awards for Mr. Hagan and Ms. Jackson. In August 2023, the Talent and Compensation Committee performed the TSR Measurement for the August 2021 TSR PRSU awards for the period August 15, 2022 through August 15, 2023. Relative TSR measured at the 75th percentile and Absolute TSR was positive. As a result, the number of PRSUs earned was 175% of the target number of PRSUs minus the number of PRSUs that vested for the named executive officer under the award on August 16, 2022.

Named Executive Officer	Number of 2021 TSR PRSUs Earned
Mark C. Hagan	11,375
Denise L. Jackson	11,375

Additional Compensation Practices

Other Compensation Elements

Retirement Benefits and Health Plans

Retirement plans and other customary employee benefits serve as the fourth component of our executive compensation program. We adopted our 2005 Amended and Restated Executive Nonqualified Excess Plan, which we refer to as the Deferred Compensation Plan, primarily based on our review of peer market data indicating that a deferred compensation plan was a significant component of executive compensation. Our named executive officers are not eligible to participate in our 401(k) if they exceed the compensation threshold set by the Internal Revenue Service, which is primarily designed to assist us in satisfying discrimination testing performed on our 401(k) plan. The Deferred Compensation Plan serves as the only retirement plan for our named executive officers. The Deferred Compensation Plan is not intended to be tax qualified. We describe the Deferred Compensation Plan more fully in the section entitled “Nonqualified Deferred Compensation” below.

In addition, all equity awards allow for continued vesting of outstanding equity awards if a grantee terminates his or her employment (other than for cause or due to a change in control) after satisfying certain age and service time requirements, which our equity agreements refer to as “retirement eligible.”

We also offer healthcare insurance and other employee benefits to our named executive officers, which are generally the same as those programs provided to all eligible employees. We offer these plans to support our objective of attracting and retaining strong talent.

Perquisites

In addition to the benefits described above, the Company reimburses each named executive officer up to $25,000 in connection with annual expenses incurred in connection with financial, estate planning and personal health and wellness services. The Talent and Compensation Committee approved this limited perquisite to attract and retain talent and provide market competitive compensation. In connection with Ms. Grace’s appointment as President and Chief Executive Officer and her agreement to relocate to our headquarters in Dallas, Texas, we agreed to pay her relocation expenses, including moving and auto transportation fees, consistent with our Company policy for executives, in addition to temporary living expenses along with tax reimbursements in connection with relocation expenses. The Talent and Compensation Committee believes that its approval of these perquisites remains consistent with the Company’s philosophy and commitment to align pay with performance.

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Executive Compensation

Severance Arrangements

Severance arrangements serve as the fifth component of our executive compensation program. We are party to a severance agreement with each of our current named executive officers. We entered into these agreements in support of our objectives regarding attraction and retention of strong management. In determining the appropriate severance levels, we considered survey data, advice from our compensation consultant and the Talent and Compensation Committee’s experience. We describe the terms of these agreements more fully in the section entitled “Termination of Employment and Change in Control Arrangements” below.

Equity Ownership, Clawback and No Pledging or Hedging Policies

The Board believes that all named executive officers should maintain a meaningful personal financial stake in the Company to align their long-term interests with those of our shareholders. Accordingly, our named executive officers are subject to meaningful equity ownership requirements as set forth below. Additionally, the Company adopted a Securities Trading Policy that prohibits trading in the Company’s securities based on material non-public information and engaging in inappropriate transactions such as pledging and hedging. We set forth a summary of these requirements and policies below. Additional details related to these requirements and policies are contained in the Governance Guidelines posted on the Company’s website. Our named executive officers are also subject to our Compensation Recoupment Policy, in accordance with the rules set forth in the NYSE Listed Company Manual.

As of February 21, 2024, all of our named executive officers satisfied our equity ownership requirements with the exception of Ms. Grace, whose employment with the Company began on November 28, 2022 and Ms. Laughlin, who was promoted to Chief Legal Officer on August 19, 2023. Our named executive officers who have not met the ownership guidelines shall be required to retain 50% of net vested shares from equity awards issued subsequent to the initial assessment of ownership until they have reached the ownership guidelines.

Level	Required Ownership as a Multiple of Base Salary	Shares Held as Multiple of Base Salary(1)	Complies(2)
Cary Grace	5x Base Salary	.5	—
Jeffry R. Knudson	2x Base Salary	2	✓
Mark C. Hagan	2x Base Salary	2.7	✓
Whitney M. Laughlin	2x Base Salary	1.8	—

Additionally, other CEO Committee Members are subject to equity ownership requirements amounting to 1.5 times their annual base salary.

(1)
The value of unvested RSUs and vested or unvested stock appreciation rights and options are not considered when determining whether a named executive officer satisfies our equity ownership requirements. Our Chief Executive Officer, Named Executive Officers and other CEO Committee Members are subject to equity ownership requirements, which requires them to retain 50% of net vested shares from equity awards issued by the Company until they have reached the applicable ownership requirements reflected above.

(2)
Ms. Grace joined the Company on November 28, 2022, and does not yet meet the required equity ownership as a multiple of her base salary. Ms. Laughlin was promoted to Chief Legal Officer on August 19, 2023, and does not yet meet the required equity ownership as a multiple of her base salary.

Clawback Policy

The Company has adopted a Compensation Recoupment Policy consistent with the requirements of the Exchange Act Rule 10d-1 and in accordance with the final listing standards adopted by the New York Stock Exchange.

Under the Company’s Compensation Recoupment Policy, if we are required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period, we will seek recoupment of all incentive-based compensation received by a current or former executive officer (i) on or after December 1, 2023, (ii) after beginning service as an executive officer, (iii) who served as an Executive Officer at any time during the applicable performance period relating to any Incentive-based Compensation, and (iv) during the three completed fiscal years of the Company immediately preceding the Restatement Date.

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In addition, if we are required to prepare an accounting restatement due to material noncompliance with any financial reporting requirements under the securities laws caused by misconduct, we can seek recoupment from all of our current or former executive officers who participated in the misconduct of:

1.
all or any portion of the bonus and equity or cash incentive compensation received by such individuals during the 12-month period following the first public issuance or filing with the SEC (whichever first occurs) of the financial document embodying such defective financial statement; and

2.	any profits realized by such individuals from the sale of securities of the Company during that 12-month period.

No Pledging or Hedging Policy

The Governance Guidelines prohibit named executive officers (and directors) from pledging, hypothecating, or otherwise placing a lien on any shares of our common stock (or any other equity interests) that they own.

Tax Deductibility of Executive Compensation

Prior to December 22, 2017, when the Tax Cuts and Jobs Act of 2017, which we refer to as the TCJA, was signed into law, Section 162(m) of the Internal Revenue Code generally disallowed a tax deduction to publicly held companies for compensation paid to certain executive officers in excess of $1 million per officer in any year that did not qualify as performance-based. We refer to the Internal Revenue Code as the Code.

The TCJA repealed the performance-based exception, and the $1 million deduction limit now applies to anyone serving as the chief executive officer or the chief financial officer at any time during the taxable year and the top three other highest compensated executive officers serving at fiscal year-end. The new rules generally apply to taxable years beginning after December 31, 2017. Because many different factors influence a well-rounded, comprehensive executive compensation program, some of the compensation we provide to our named executive officers is likely not to be fully deductible for tax purposes due to Section 162(m).

Our 2024 Executive Compensation Program

The Talent and Compensation Committee believes it has designed the 2024 compensation structure to provide for important short-and long-term performance components that are aligned with shareholders’ interests, consistent with the market environment and tailored specifically to us. Additional discussion of the Company’s 2024 executive compensation decisions will be provided in next year’s proxy statement.

Base Salary

The Committee approved the annual base salaries for the named executive officers for 2024 as follows:

Named Executive Officer	2023 Salary ($)	2024 Salary ($)	% Increase
Cary Grace	1,060,000	1,060,000	—
Jeffrey R. Knudson	630,000	630,000	—
Mark C. Hagan	550,000	550,000	—
Whitney M. Laughlin	425,000	425,000	—

The base salaries of our named executive officers did not increase in 2024 in recognition of the challenging environment. The 2024 base salary for our named executive officers is based on executive compensation market and peer group competitive analyses, the Talent and Compensation Committee’s recognition that the Company achieved numerous business objectives and goals in the current environment, and the individual performance and commitment to maintain a pay for performance environment.

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Executive Compensation

Bonus Plan

Target Bonus

In January 2024, the Talent and Compensation Committee reviewed the target bonus level for each named executive officer, which we express as a percent of annual base salary. After careful consideration, the Committee determined not to increase the 2024 bonus target as a percentage of salary for Ms. Grace, Ms. Laughlin and Messrs. Knudson and Hagan. We set forth the 2024 target bonuses for each named executive officer as a percentage of salary below.

Named Executive Officer	2023 Bonus Target (% of Salary)	2024 Bonus Target (% of Salary)
Cary Grace	125	125
Jeffrey R. Knudson	100	100
Mark C. Hagan	90	90
Whitney M. Laughlin	65	65

Structure

After careful consideration of the factors set forth above in the subsection of this CD&A entitled “Principal Components of Our Compensation Program — Annual Cash Performance Bonus,” the Talent and Compensation Committee decided to modify the bonus structure used in 2024 for named executive officers, with 70% of the bonus earned for achieving 2024 pre-bonus adjusted EBITDA target. The target goal for pre-bonus adjusted EBITDA is consistent with the target under our 2024 annual operating plan. For Ms. Grace, her 2024 bonus target percentage falls near the 50th percentile among CEOs within our 2024 peer group.

Long-Term Equity Incentives

The Talent and Compensation Committee continues to believe that aligning its pay for performance philosophy, goals and objectives is the foundation upon which it evaluates its annual long-term incentive award strategy. In 2024, the Committee utilized a combination of (1) TSR PRSUs, (2) adjusted EBITDA performance PRSUs and (3) time-vested RSUs, keeping the allocation attributable to performance awards at 65% which was the same as 2023. In 2024, the Committee targeted an allocation of 30% TSR PRSUs, 35% adjusted EBITDA performance PRSUs and 35% time-vested RSUs (as a percentage of the estimated AGD Fair Value of all 2024 equity awards).

Peer Group

Based on its evaluation, the Talent and Compensation Committee decided to remove Change Healthcare, Inc., from our peer group for 2024, as it was acquired in 2023.

84	AMN Healthcare	2024 Proxy Statement

Executive Compensation

Executive Compensation Disclosure

Summary Compensation Table

The following table shows the compensation earned or accrued by our named executive officers for the three fiscal years ended December 31, 2023, 2022 and 2021.

Named Executive Officer and Position	Year	Salary ($)(1)	Bonus ($)		Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Cary Grace PEO,(8) President & CEO	2023	1,060,000	—		4,772,195(5)	596,250	232,035	6,660,480
	2022	81,538	200,000	(6)	2,999,903(7)	—	23,855	3,305,296
Jeffrey R. Knudson PFO,(11) CFO & Treasurer	2023	630,000	—		2,343,576(9)	283,500	145,737	3,402,813
	2022	600,000			1,515,805(10)	1,080,000	60,048	3,255,853
	2021	90,000	900,000	(12)	2,999,940(13)	—	32,745	4,022,685
Mark C. Hagan Chief Information & Digital Officer	2023	550,000	—		1,355,624(14)	222,800	174,708	2,303,132
	2022	524,423	—		1,263,328(15)	946,000	171,705	2,905,456
	2021	510,000	—		2,841,104(16)	918,000	137,868	4,406,972
Whitney M. Laughlin Chief Legal Officer & Corporate Secretary	2023	361,885	—		315,807(17)	105,700	31,073	814,465
Denise L. Jackson Former Chief Legal Officer & Corporate Secretary(21)	2023	326,923	—		1,192,860(18)	—	135,073	1,655,676
	2022	459,231	—		1,111,639(19)	828,000	151,875	2,550,745
	2021	440,000	—		2,495,210(20)	792,000	119,811	3,847,021
(1)	Salary includes all salary amounts deferred by the named executive officers under the Deferred Compensation Plan.
(2)	This column reflects the dollar amounts for the years shown of the AGD Fair Value of RSUs and PRSUs granted to our named executive officers. For PRSUs, which are subject to performance conditions, we report the grant date fair value based upon the probable outcome of such conditions and that value is consistent with the estimate of aggregate compensation cost to be recognized over the service period as of the grant date, excluding the effect of estimated forfeitures. For additional information on the valuation assumptions used in the calculation of these amounts for 2023, refer to notes 1(p) and 11 to the financial statements included in our annual report on Form 10-K for the fiscal year ended December 31, 2023, as filed with the SEC on February 22, 2024.
(3)	This column consists of cash awards paid to our named executive officers pursuant to our Bonus Plan and generally sets forth bonus amounts in the year in which they are earned, although we typically pay them in the following fiscal year.
(4)	This column consists of compensation received by our named executive officers in 2023 in the form of matching contributions to the Deferred Compensation Plan as follows: (1) $74,200 for Ms. Grace, (2) $130,240 for Mr. Knudson, (3) $137,725 for Mr. Hagan, (4) $25,332 for Ms. Laughlin, and (5) $104,440 for Ms. Jackson. This column also reflects Company-paid life insurance premiums and health insurance, disability premiums, reimbursements for certain financial and estate planning and personal health and wellness expenses incurred by our named executive officers as follows: (1) $41,230 for Ms. Grace, (2) $12,197 for Mr. Knudson, (3) $33,683 for Mr. Hagan, (4) $2,442 for Ms. Laughlin and (5) $28,153 for Ms. Jackson. This column also consists of compensation of $113,305 for relocation expenses for Ms. Grace, which amount includes $65,779 in temporary living expenses paid by the Company and $43,333 in tax assistance with respect to relocation paid for by the Company.
(5)	14,827 RSUs with an AGD Fair Value of $1,539,932, 12,709 TSR PRSU with an AGD Fair Value of $1,692,330 and 14,827 adjusted EBITDA Performance PRSUs with an AGD Fair Value of $1,539,932 comprise the amount of Ms. Grace’s 2023 stock awards. Assuming the highest level of performance conditions will be achieved for the 12,709 TSR PRSU award and the 14,827 adjusted EBITDA Performance PRSU award, the AGD Fair Value of such awards would equal $2,961,578 and $3,079,864, respectively.
(6)	Ms. Grace joined the Company on November 28, 2022, so she was not eligible to receive an annual cash incentive bonus under the Bonus Plan. The Talent and Compensation Committee took this and other considerations into account at that time and determined it would be more appropriate to offer Ms. Grace a $200,000 sign-on bonus, which was paid on December 16, 2022.
(7)	8,164 RSUs with an AGD Fair Value of $999,927 and 16,329 RSUs with an AGD Fair Value of $1,999,976 comprise the amount of Ms. Grace’s 2022 stock awards. For additional information on the valuation assumptions used in the calculation of these amounts, refer to notes 1(p) and 11 to the financial statements included in our annual report on Form 10-K for the fiscal year ended December 31, 2022, as filed with the SEC on February 22, 2023.
(8)	“PEO” refers to our principal executive officer.
(9)	5,728 RSUs with an AGD Fair Value of $594,910, 6,766 RSUs with an AGD Fair Value of $499,940, 4,910 TSR PRSUs with an AGD Fair Value of $653,816 and 5,728 adjusted EBITDA Performance PRSUs with an AGD Fair Value of $594,910 comprise the amount of Mr. Knudson’s 2023 stock awards. Assuming the highest level of performance conditions will be achieved for the 4,910 TSR PRSU award and the 5,728 adjusted EBITDA Performance PRSU award, the AGD Fair Value of such awards would equal $1,144,177 and $1,189,820, respectively.
(10)	4,845 RSUs with an AGD Fair Value of $524,907, 3,170 TSR PRSUs with an AGD Fair Value of $465,990 and 4,845 adjusted EBITDA Performance PRSUs with an AGD Fair Value of $524,907 comprise the amount of Mr. Knudson’s 2022 stock awards. Assuming the highest level of performance conditions will be achieved for the 3,170 TSR PRSU award and the 4,845 adjusted EBITDA Performance PRSU award, the AGD Fair Value of such awards would equal $815,483 and $1,049,815, respectively.
(11)	“PFO” refers to our principal financial officer.
(12)	Mr. Knudson joined the Company on November 2, 2021, so he was not eligible to receive an annual cash incentive bonus under the Bonus Plan. The Talent and Compensation Committee took this and other considerations into account at that time and determined it would be more appropriate to offer Mr. Knudson a $900,000 sign-on bonus, which was paid on March 11, 2022.
(13)	29,262 RSUs with an AGD Fair Value of $2,999,940 comprise the amount of Mr. Knudson’s 2021 stock awards.

2024 Proxy Statement	AMN Healthcare	85

Executive Compensation

(14)	4,212 RSUs with an AGD Fair Value of $437,458, 3,610 TSR PRSUs with an AGD Fair Value of $480,708 and 4,212 adjusted EBITDA Performance PRSUs with an AGD Fair Value of $437,458 comprise the amount of Mr. Hagan’s 2023 stock awards. Assuming the highest level of performance conditions will be achieved for the 3,610 TSR PRSU award and the 4,212 adjusted EBITDA Performance PRSU award, the AGD Fair Value of such awards would equal $841,238 and $874,917, respectively.
(15)	4,038 RSUs with an AGD Fair Value of $437,477, 2,642 TSR PRSUs with an AGD Fair Value of $388,374 and 4,038 adjusted EBITDA Performance PRSUs with an AGD Fair Value of $437,477 comprise the amount of Mr. Hagan’s 2022 stock awards. Assuming the highest level of performance conditions will be achieved for the 2,642 TSR PRSU award and the 4,038 adjusted EBITDA Performance PRSU award, the AGD Fair Value of such awards would equal $679,655 and $874,954, respectively.
(16)	6,923 RSUs with an AGD Fair Value of $472,495, 3,528 TSR PRSUs with an AGD Fair Value of $314,980, 13,000 TSR PRSUs with an AGD Fair Value of $1,791,140 and 3,846 adjusted EBITDA Performance PRSUs with an AGD Fair Value of $262,490 comprise the amount of Mr. Hagan’s 2021 stock awards. Assuming the highest level of performance conditions will be achieved for the 3,528 TSR PRSU award, the 13,000 TSR PRSU award, and the 3,846 adjusted EBITDA Performance PRSU award, the AGD Fair Value of such awards would equal $551,215, $3,134,495, and $524,979, respectively.
(17)	593 RSUs with an AGD Fair Value of $61,589, 1,463 RSUs with an AGD Fair Value of $124,984, 508 TSR PRSUs with an AGD Fair Value of $67,645 and 593 adjusted EBITDA Performance PRSUs with an AGD Fair Value of $61,589 comprise the amount of Ms. Laughlin’s 2023 stock awards. Assuming the highest level of performance conditions will be achieved for the 508 TSR PRSU award and the 593 adjusted EBITDA Performance PRSU award, the AGD Fair Value of such awards would equal $118,379 and $123,178, respectively.
(18)	3,706 RSUs with an AGD Fair Value of $384,905, 3,177 TSR PRSUs with an AGD Fair Value of $423,049 and 3,706 adjusted EBITDA Performance PRSUs with an AGD Fair Value of $384,905 comprise the amount of Ms. Jackson’s 2023 stock awards. Assuming the highest level of performance conditions will be achieved for the 3,177 TSR PRSU award and the 3,706 adjusted EBITDA Performance PRSU award, the AGD Fair Value of such awards would equal $740,370 and $769,810, respectively.
(19)	3,553 RSUs with an AGD Fair Value of $384,932, 2,325 TSR PRSUs with an AGD Fair Value of $341,775 and 3,553 adjusted EBITDA Performance PRSUs with an AGD Fair Value of $384,932 comprise the amount of Ms. Jackson’s 2022 stock awards. Assuming the highest level of performance conditions will be achieved for the 2,325 TSR PRSU award and the 3,553 adjusted EBITDA Performance PRSU award, the AGD Fair Value of such awards would equal $598,106 and $769,864, respectively.
(20)	4,642 RSUs with an AGD Fair Value of $316,817, 2,366 TSR PRSUs with an AGD Fair Value of $211,236, 13,000 TSR PRSUs with an AGD Fair Value of $1,791,140 and 2,579 adjusted EBITDA Performance PRSUs with an AGD Fair Value of $176,017 comprise the amount of Ms. Jackson’s 2021 stock awards. Assuming the highest level of performance conditions will be achieved for the 2,366 TSR PRSU award, the 13,000 TSR PRSU award, and the 2,579 adjusted EBITDA Performance PRSU award, the AGD Fair Value of such awards would equal $369,619, $3,134,495, and $352,034, respectively.
(21)	Ms. Jackson was retirement eligable upon her separation from the Company, and as a result, her equity awards set forth in the “Outstanding Equity Awards at Fiscal Year End” table continue to vest as discussed further in “Compensation Discussion and Analysis - Additional Compensation Practices - Other Compensation Elements - Retirement Benefits and Health Plans.”

86	AMN Healthcare	2024 Proxy Statement

Executive Compensation

Grants of Plan-Based Awards

The following table contains information concerning grants of plan-based awards to our named executive officers under our cash and equity plans during the year ended December 31, 2023.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: # of Shares of Stock or Units	Grant Date Fair Value of Stock Awards ($)(8)
Name and Type of Equity	Grant Date	Threshold ($)(2)	Target ($)(3)	Maximum ($)(4)	Threshold (#)(5)	Target (#)(6)	Maximum (#)(7)
Cary Grace		265,000	1,325,000	2,650,000
TSR PRSU	1/15/2023				3,177	12,709	22,241		1,692,330
Adjusted EBITDA PRSU	1/15/2023				7,414	14,827	29,654		1,539,932
RSU	1/15/2023							14,827	1,539,932
Jeffrey R. Knudson		126,000	630,000	1,260,000
TSR PRSU	1/15/2023				1,228	4,910	8,593		653,816
Adjusted EBITDA PRSU	1/15/2023				2,864	5,728	11,456		594,910
RSU	1/15/2023							5,728(9)	594,910
RSU	10/15/2023							6,766(9)	499,940
Mark C. Hagan		99,000	495,000	990,000
TSR PRSU	1/15/2023				903	3,610	6,318		480,708
Adjusted EBITDA PRSU	1/15/2023				2,106	4,212	8,424		437,458
RSU	1/15/2023							4,212(9)	437,458
Whitney M. Laughlin		—	—	—
TSR PRSU	1/15/2023				127	508	889		67,645
Adjusted EBITDA PRSU	1/15/2023				297	593	1,186		61,589
RSU	1/15/2023							593(9)	61,645
RSU	9/15/2023							1,463(9)	124,984
Denise L. Jackson		90,000	450,000	900,000
TSR PRSU	1/15/2023				794	3,177	5,560		423,049
Adjusted EBITDA PRSU	1/15/2023				1,853	3,706	7,412		384,905
RSU	1/15/2023							3,706(10)	384,905
(1)	The columns comprising the “Estimated Future Payouts Under Equity Incentive Plan Awards” set forth information regarding PRSUs granted to our named executive officers in 2023: (1) TSR PRSUs based on total shareholder return over a three-period beginning on January 1, 2023 and ending on December 31, 2025 and (2) adjusted EBITDA PRSUs based on our adjusted EBITDA performance over a three year period. The ultimate number of PRSUs that vest under these awards depends on the results of the TSR Measurement or our adjusted EBITDA performance over a three-year period. All equity awards reflected in this table were granted under the Equity Plan.
(2)	The amount set forth in this column represents the minimum amount that a named executive officer would receive under our Bonus Plan if we met our threshold for 2023 Pre-Bonus Adjusted EBITDA. For information on the calculation of Pre-Bonus AEBITDA, and a reconciliation of our 2023 net income to adjusted EBITDA, please see Exhibit A to this proxy statement (page 115). We describe the Bonus Plan, including the 2023 metrics utilized for each named executive officer, in our CD&A above.
(3)	The amount set forth in this column represents the amount that a named executive officer would receive under our Bonus Plan if the named executive officer met the target of each metric upon which his or her bonus is based.
(4)	The Talent and Compensation Committee set the maximum bonus for 2023 under the Bonus Plan at 200% of the target amount for each named executive officer. The amount set forth in this column represents the amount that a named executive officer would receive under our Bonus Plan if all financial metrics to which he or she is subject exceeded our target for each metric by 10% to 20% (depending on the metric) and the individual, in the sole discretion of the Committee, demonstrated superior leadership, made exceptional individual contributions to our success in 2023 and our performance or the performance of the applicable division surpassed that of our direct competitors such that the Committee awarded him or her 200% bonus for the Leadership Component.
(5)	For TSR PRSUs awards, the number of shares set forth in this column assumes that under the TSR Measurement, our relative TSR percentile rank equals at least 25%, which establishes the minimum amount of performance that we must achieve for our named executive officers to earn a portion of the award. We describe Relative TSR in our CD&A above. For adjusted EBITDA margin PRSU awards, the number of shares set forth in this column assumes that the Company will achieve annual adjusted EBITDA performance equal to 90% of the Company’s adjusted EBITDA targets. A more detailed discussion of targets and performance metrics applicable to the adjusted EBITDA Performance PRSUs is found in subsection titled “Adjusted EBITDA Performance PRSUs” on page 80 above.
(6)	For TSR PRSUs, the number of PRSUs set forth in this column assumes that under the TSR Measurement, our relative TSR percentile rank equals at least 50%. For adjusted EBITDA margin PRSU awards, the number of shares set forth in this column assumes that the Company will achieve annual adjusted EBITDA performance equal to 100% of the Company’s adjusted EBITDA targets.
(7)	The number of TSR PRSUs set forth in this column assumes that under the TSR Measurement each of the following conditions have been satisfied: (1) Relative TSR percentile equals at least 75% and (2) Absolute TSR exceeds zero. For adjusted EBITDA PRSU awards, the number of shares set forth in this column assumes that the Company will achieve annual adjusted EBITDA performance equal to 120% of the Company’s adjusted EBITDA targets.

2024 Proxy Statement	AMN Healthcare	87

Executive Compensation

(8)	This column represents the grant date fair value, calculated in accordance with SEC rules, of each equity award. For PRSUs, which are subject to performance conditions, we report the grant date fair value based upon the probable outcome of such conditions and that value is consistent with the estimate of aggregate compensation cost to be recognized over the service period as of the grant date, excluding the effect of estimated forfeitures. These amounts do not necessarily correspond to the actual value that will be realized by our named executive officers. For additional information on the valuation assumptions used in the calculation of these amounts, refer to notes 1(p) and 11 to the financial statements included in our annual report on Form 10-K for the fiscal year ended December 31, 2023, as filed with the SEC on February 22, 2024.
(9)	The RSUs underlying this award vest in three tranches on each of the first, second and third anniversaries of the Grant Date and the Grantee’s provision of three periods of credited service, meaning service on a full-time basis for a continuous twelve-month period, as further defined in named executive officer’s award agreement.
(10)	The RSUs underlying this award are retirement eligible as of July 15, 2023 and vest in three tranches on each of the first, second and third anniversaries of the Grant Date.

88	AMN Healthcare	2024 Proxy Statement

Executive Compensation

Outstanding Equity Awards at Fiscal Year End

The following table represents equity interests held by the named executive officers as of December 31, 2023, which is comprised of RSU and PRSU awards.

	Option Awards				Stock Awards(1)
Name	Option Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Option Exercise Price ($)	Option Expiration Date	RSU or PRSU Award Grant Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Cary Grace					11/28/2022(3)	5,470	409,594
					11/28/2022(3)	10,941	819,262
					1/15/2023(3)	14,827	1,119,246
					1/15/2023(4)			7,413(5)	555,085
					1/15/2023(6)			3,177(7)	237,894
Jeffrey R. Knudson					11/2/2021(3)	9,950	745,056
					1/15/2022(8)			2,422(5)	181,359
					1/15/2022(9)			5,547(10)	415,359
					1/15/2022(3)	3,247	243,135
					1/15/2023(3)	5,728	428,913
					1/15/2023(4)			2,864(5)	214,456
					1/15/2023(6)			1,228(7)	91,953
					10/15/2023(3)	6,766	506,638
Mark C. Hagan					1/4/2021(11)			5,178(12)	387,729
					1/4/2021(13)			4,057(14)	303,788
					1/4/2021(15)	2,354	176,268
					1/15/2022(8)			2,019(5)	151,183
					1/15/2022(9)			4,623(10)	346,170
					1/15/2022(3)	2,706	202,625
					1/15/2023(4)			2,106(5)	157,697
					1/15/2023(6)			903(7)	67,617
					1/15/2023(3)	4,212	315,395
Whitney M. Laughlin					1/4/2021(11)			490(12)	36,691
					1/4/2021(13)			386(14)	28,904
					1/4/2021(15)	225	16,848
					8/15/2021(3)	256	19,169
					1/15/2022(8)			201(5)	15,051
					1/15/2022(9)			462(10)	34,595
					1/15/2022(3)	271	20,292
					6/15/2022(3)	496	37,140
					1/15/2023(4)			296(5)	22,164
					1/15/2023(6)			127(7)	9,510
					1/15/2023(3)	593	44,404
					9/15/2023(3)	1,463	109,549
Denise L. Jackson(16)					1/4/2021(11)			3,456(12)	258,785
					1/4/2021(13)			2,721(14)	203,748
					1/4/2021(15)	1,579	118,236
					1/15/2022(8)			1,776(5)	132,987
					1/15/2022(9)			4,068(10)	304,612
					1/15/2022(8)	2,381	178,289
					1/15/2023(4)			1,853(5)	138,753
					1/15/2023(6)			794(7)	59,455
					1/15/2023(3)	3,706	277,505

2024 Proxy Statement	AMN Healthcare	89

Executive Compensation

(1)	These columns consist of RSUs and PRSUs granted under the Equity Plan.
(2)	The market value of stock awards and the equity incentive plan awards represents (i) the number of shares that had not vested as of December 31, 2023 as set forth in the applicable column, multiplied by (ii) $74.88, the closing price of our Common Stock on December 29, 2023 (the last trading day of the year).
(3)	The RSUs underlying this award vest in three tranches on each of the first, second and third anniversaries of the Grant Date and the Grantee’s provision of three periods of credited service.
(4)	The adjusted EBITDA PRSUs underlying this award vest on January 15, 2026. The settlement date and the determination of the total amount of shares earned under this award will take place when the Talent and Compensation Committee determines our annual year-over-year adjusted EBITDA performance rate for 2023, and two-year performance for 2024 and 2025, which we believe will occur in February 2026.
(5)	In accordance with SEC rules, the number of shares reported in this column assumes the threshold performance goal is acheived. The ultimate number of EBITDA PRSUs that vest under this award will depend on the results of the adjusted EBITDA performance.
(6)	The TSR PRSUs underlying this award vest on the date on which the Talent and Compensation Committee performs the TSR Measurement, which shall occur within 30 days after December 31, 2025. We describe the TSR Measurement in detail in the CD&A section above.
(7)	In accordance with SEC rules, the number of shares reported in this column assumes the threshold performance goal is acheived. The ultimate number of TSR PRSUs that vest under this award depends on the results of the TSR Measurement. The target amount for each of Ms. Grace, Mr. Knudson, Mr. Hagan, Ms. Laughlin, and Ms. Jackson for his or her equity incentive plan award granted on January 15, 2023 is 12,709, 4,910, 3,610, 508 and 3,177, respectively. For the target amount of TSR PRSUs to be earned, Relative TSR under the TSR Measurement would need to equal the 50th percentile. The range of TSR PRSUs that may be earned by the identified named executive officer under this award is zero up to an amount equal to the product of (i) the target amount for such executive, multiplied by (ii) 1.75. The threshold amount equals 25% of the target amount. If we were to have conducted the TSR Measurement on December 31, 2023, Relative TSR would have measured at the 21st percentile. Based on those results, TSR PRSUs equal to 0% of target would have been earned. Pursuant to the instructions set forth to Item 402(f)(2) of Regulation S-K, which provides that the number of shares reported in this column shall be based on achieving the threshold performance goal, because our TSR Measurement on December 31, 2023 would have been below the threshold performance of these awards.
(8)	The adjusted EBITDA PRSUs underlying this award vest on January 15, 2025. The settlement date and the determination of the total amount of shares earned under this award will take place when the Talent and Compensation Committee determines our annual year-over-year adjusted EBITDA performance rate for 2022, and two-year performance for 2023 and 2024, which we believe will occur in February 2025.
(9)	The TSR PRSUs underlying this award vest on the date on which the Talent and Compensation Committee performs the TSR Measurement, which shall occur within 30 days after December 31, 2024. We describe the TSR Measurement in detail in the CD&A section above.
(10)	In accordance with SEC rules, the number of shares reported in this column assumes the maximum performance goal is achieved. The ultimate number of TSR PRSUs that vest under this award depends on the results of the TSR Measurement. The target amount for each of Mr. Knudson, Mr. Hagan, Ms. Laughlin, and Ms. Jackson for his or her equity incentive plan award granted on January 15, 2022 is 3,170, 2,642, 264, and 2,325, respectively. For the target amount of TSR PRSUs to be earned, Relative TSR under the TSR Measurement would need to equal the 50th percentile. The range of TSR PRSUs that may be earned by the identified named executive officer under this award is zero up to an amount equal to the product of (i) the target amount for such executive, multiplied by (ii) 1.75. The threshold amount equals 25% of the target amount. If we were to have conducted the TSR Measurement on December 31, 2023, Relative TSR would have measured at the 88th percentile. Based on those results, TSR PRSUs equal to 175% of target would have been earned.
(11)	The adjusted EBITDA PRSUs underlying this award vested on January 4, 2024 and settled on February 22, 2024 after the Talent and Compensation Committee determined the Company’s 2023 adjusted EBITDA.
(12)	Because the number of shares earned under this award was based on the Company’s 2023 adjusted EBITDA, we set forth the number of shares earned. Based on the Company’s adjusted EBITDA in each of the three performance periods consisting of 2021, 2022 and 2023, 134% of the target amount for this award was earned.
(13)	These PRSUs vested on January 5, 2024.
(14)	The Talent and Compensation Committee performed the TSR Measurement for this award for the measurement period ended December 31, 2023 on January 5, 2023. Relative TSR measured at the 55th percentile and Absolute TSR was positive. Based on those results, the number of PRSUs set forth in this column for this award, which was 115% of the target amount for this award, vested as of January 5, 2024.
(15)	The RSUs underlying this award vest in three tranches on each of the first, second and third anniversaries of the Grant Date and the Grantee’s provision of three periods of credited service, but are still reflected on this table as unvested because they remained unvested as of December 31, 2023.
(16)	Ms. Jackson retired from the Company on August 18, 2023, but her awards remained outstanding as of December 31, 2023, because she was retirement eligible at the time she left the Company, as discussed in “Compensation Discussion and Analysis - Our 2023 Compensation Program and Results - Long-Term Incentive Compensation” above.

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Option Exercises and Stock Vested

The following table shows information regarding exercises of option awards to purchase our Common Stock and vesting of stock awards held by our named executive officers during 2023, as of December 31, 2023.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Cary Grace	—	—	8,082	543,515
Jeffrey R. Knudson	—	—	11,254	904,169
Mark C. Hagan	—	—	29,033	2,802,662
Whitney M. Laughlin	—	—	4,787	460,428
Denise L. Jackson	—	—	26,054	2,530,509
(1)	We calculate the “Value Realized on Vesting” by multiplying (i) the gross number of shares acquired on vesting prior to shares being withheld to cover taxes and (ii) the closing price of our Common Stock on the day prior to the applicable vest dates.

Nonqualified Deferred Compensation

We maintain a Deferred Compensation Plan to provide our executives, including our named executive officers, with the opportunity to defer up to 80% of their base salary and up to 90% of their bonus. Our named executive officers are excluded from participating in our 401(k) plan. In 2023, we matched 50% of their contribution up to 6% and 100% of the next 4% contribution. Additionally, a one-time employer contribution of $3,300 was provided to all deferred compensation eligible participants in 2023 including the named executives. The Deferred Compensation Plan credits deferrals (other than deferrals of RSUs or PRSUs) with earnings or losses based upon the executive’s selection of publicly traded mutual funds, which may change from time to time.

Executives may change their election of measurement funds on a daily basis. Additionally, beginning in 2014, the Deferred Compensation Plan permitted executives to invest in a Deferred Compensation Fixed Rate Fund, which provides an annual fixed rate of return that is generally set by the Company on January 1 of each year at 120% of the long-term Applicable Federal Rate. For 2023, the Company set the rate of return at 5.2% per annum.

Benefits under the Deferred Compensation Plan are payable in a lump sum or in annual installments for a period of up to ten years beginning seven months after the named executive officer’s separation from service. Executives may also select at the time of deferral to be paid upon separation from service, a change in control or a fixed distribution date, which must be at least two years after the date of deferral. Benefits under the Deferred Compensation Plan are also payable if the executive experiences an unforeseen financial emergency. Deferrals of RSUs or PRSUs are settled in shares upon a fixed date selected by the executive or upon a separation from service or change in control.

The following table reflects contributions made by the named executive officers and matching contributions made by us under the Deferred Compensation Plan in fiscal year 2023 as well as the named executive officers’ aggregate earnings, withdrawals, and balance information.

Name	Executive Contribution in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings (Loss) in Last FY ($)(3)	Aggregate Withdrawals or Distributions ($)	Aggregate Balance at FYE ($)(4)
Cary Grace	106,000	77,500	3,758	—	187,258
Jeffrey R. Knudson	193,500	133,540	48,497	—	426,199
Mark C. Hagan	1,550,750	141,025	694,337	—	5,351,435
Whitney M. Laughlin	90,471	28,632	73,587	—	524,699
Denise L. Jackson	156,892	107,740	371,532	—	2,949,775
(1)	The 2023 “Salary” and “Non-Equity Incentive Compensation” columns of the Summary Compensation Table include the contributions, as applicable, of the named executive officers set forth in this table.
(2)	We include the matching contributions made by us set forth in this column in the 2023 “All Other Compensation” column of the Summary Compensation Table.

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(3)	Aggregate earnings are not reflected in the Summary Compensation Table. Additionally, any changes in the value of Common Stock underlying deferred vested awards are not included in this column.
(4)	To the extent our named executive officers made contributions, or we made matching contributions to our named executive officers, for the periods set forth in the Summary Compensation Table, such amounts are included (subject to increases or decreased earnings on such amounts) in this column.

Termination of Employment and Change in Control Arrangements

Ms. Grace’s Severance Agreement

We are party to a severance agreement (the “Severance Agreement”), dated November 28, 2022 providing that Ms. Grace will receive severance benefits should (1) the Company terminate her employment without Cause(1), or (2) Ms. Grace resigns for Good Reason(2) (both deemed an “Involuntary Termination”). Benefits received under Ms. Grace’s severance agreement is conditioned upon the execution of a release of claims with terms and conditions set forth in the Company’s standard Covenant and General Release of All Claims.

(1)
“Cause” is defined as (A) Executive’s failure to perform in any material respect his or her duties as an employee of the Company, (B) violation of the Company’s Code of Business Conduct, Code of Ethics for Senior Financial Officers and Principal Executive Officer, and/or Securities Trading Policy, (C) the engaging by Executive in willful misconduct or gross negligence which is injurious to the Company or any of its affiliates, monetarily or otherwise, (D) the commission by Executive of an act of fraud or embezzlement against the Company or any of its affiliates, or (E) the conviction of Executive of a crime which constitutes a felony or any lesser crime that involves Company property or a pleading of guilty or nolo contendere with respect to a crime which constitutes a felony or any lesser crime that involves Company property. The Executive shall not be deemed to have been terminated for Cause unless the Company shall have given or delivered to the Executive (1) reasonable notice setting forth the basis for termination for Cause, and (2) a reasonable opportunity for the Executive to cure such alleged Cause, to the extent curable as determined in the Company’s sole discretion. For purposes of this Agreement, no act, or failure to act, on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s action or omission was in the best interest of the Company.

(2)
“Good Reason” is defined as the occurrence of any of the following events without the Executive’s express written consent: (i) a material reduction in the Executive’s base salary or target annual bonus compensation; provided, however that a reduction in the Executive’s base salary or target annual bonus compensation that is commensurate with reductions simultaneously made to similarly situated executives shall not constitute a material reduction, (ii) the Company’s assignment to the Executive of duties that are both materially inconsistent with and materially adverse to the Executive’s position, in effect on the Effective Date (iii) any failure to nominate the Executive as a member of the Board or (iv) the Company’s relocation of Executive’s principal place of employment, other than to the Company’s headquarters that is designated in its filings with the Securities and Exchange Commission, to a locale that is more than fifty (50) miles from the Executive’s principal place of employment as of the Effective Date. On or after a Change in Control and ending on the first anniversary thereof, “Good Reason” is defined as the occurrence of any of the following events without the Executive’s express written consent: (i) a material reduction in the Executive’s base salary or target annual bonus compensation, as in effect on the date immediately prior to a Change in Control, (ii) the Company’s assignment to the Executive without the Executive’s consent of duties materially and adversely inconsistent with the Executive’s position, duties or responsibilities as in effect immediately before the Change in Control, including, but not limited to, any material reduction in such position, duties or responsibilities, or a change in the Executive’s title or office, as then in effect, or any removal of the Executive from any of such positions, titles or offices including Executive ceasing to be the Chief Executive Officer of the surviving company, or any failure to nominate the Executive as a member of the Board or (iii) the Company’s relocation of Executive’s principal place of employment to a locale that is more than fifty (50) miles from the Executive’s principal place of employment immediately prior to the Change in Control.

In the event of an Involuntary Termination, except due to a Change-in-Control(3), Ms. Grace’s severance benefits will include: (1) a one-time cash payment equal to the sum of (A) 2 times Ms. Grace’s then-current annual base salary and (B) a prorated portion of her Average Bonus (an amount equal to the average of the annual performance bonus payments received by Ms. Grace for the three most recent fiscal years (or such fewer number of fiscal years during which Ms. Grace was employed) and (2) reimbursement for COBRA health coverage for her health insurance for an 18-month period following the Involuntary Termination (or until such time as Ms. Grace becomes eligible for comparable coverage under another employer’s health plans, whichever is earlier), less her share of premiums.

(3)
“Change in Control” is defined as occurring upon: (i) the acquisition by any individual, entity or group (within the meaning of Section 13(d) (3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of a majority of the combined voting power of our then outstanding voting securities entitled to vote generally in the election of directors; (ii) our dissolution or liquidation; (iii) the sale of all or substantially all of our business or assets; or (iv) the consummation of a merger, consolidation or similar form of corporate transaction involving the Company that requires the approval of our shareholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), if immediately following such Business Combination: (x) a Person is or becomes the beneficial owner, directly or indirectly, of a majority of the combined voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation), or (y) our shareholders cease to beneficially own, directly or indirectly, in substantially the same proportion as they owned the then outstanding voting securities immediately prior to the Business Combination, a majority of the combined voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation). “Surviving Corporation” means the corporation resulting from a Business Combination, and “Parent Corporation” means the ultimate parent corporation that directly or indirectly has beneficial ownership of a majority of the combined voting power of the then outstanding voting securities of the Surviving Corporation entitled to vote generally in the election of directors.

If an Involuntary Termination occurs within one year of a Change in Control, Ms. Grace’s severance benefits will include (1) a one-time cash payment equal to 2.5 times her then-current annual base salary, (2) a one-time cash payment equal to 2.5 times her Average Bonus, (3) a one-time cash payment equal to a prorated portion of her Average Bonus, and (4) reimbursement for COBRA health

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coverage for her health insurance for an 18-month period following the Involuntary Termination (or until such time as Ms. Grace becomes eligible for comparable coverage under another employer’s health plans, whichever is earlier), less her share of premiums.

Additionally, in the event of an Involuntary Termination, Ms. Grace’s long-term equity incentive compensation awards are entitled to accelerated vesting in certain circumstances and pursuant to the terms of such award agreements, as set forth below and in further detail in “Compensation Discussion and Analysis - Our 2023 Compensation Program and Results - Long Term Incentive Compensation” above.

The following table sets forth illustrative examples of the payments and benefits Ms. Grace would have received if any of the circumstances described above occurred as of December 31, 2023.

Termination Reason	Cash Severance ($)	Bonus ($)	Benefits ($)	Value of Accelerated Equity Awards ($)	Tax Gross-Up ($)	Total ($)
Termination of Employment by Us without Cause or by Ms. Grace for Good Reason Absent a Change in Control	2,120,000	596,250	33,713	670,085(1)	—	3,420,048
Termination of Employment by Us without Cause or by Ms. Grace for Good Reason with Change in Control	2,650,000	1,490,625	33,713	3,132,136(2)	—	5,882,100
(1)
Represents the value of full acceleration of unvested RSUs pursuant to the RSU grant agreement for the buy-out award in addition to the vesting of a pro-rated portion of RSUs pursuant to the RSU grant agreement for the sign-on award based on the number of full calendar months elapsed between the grant date and the termination date. For the purpose of calculating the value of the vesting of the accelerated RSUs, we used $74.88, the closing price of our Common Stock on December 29, 2023, the last trading day of the year, as the fair market value.

(2)
Represents the value of full acceleration of unvested RSUs pursuant to the respective RSU grant agreements for the buy-out and sign-on awards. For the purpose of calculating the value of the vesting of the accelerated RSUs, we used $74.88, the closing price of our Common Stock on December 29, 2023, the last trading day of the year, as the fair market value, and in the event of termination due to change in control, the executive’s benefits is not reduced as a result of Section 280G or Section 4999 of the Code.

Executive Officer Severance Agreements

As of December 31, 2023, we were party to executive severance agreements with each of Mr. Knudson, Mr. Hagan and Ms. Laughlin which are all virtually identical and provide that the applicable named executive officer will receive severance benefits if we terminate his or her employment without “cause,”(1) or the executive officer resigns for “good reason”(2) (in either case, an involuntary termination). Benefits received under our executive severance agreements are conditioned upon the execution of a release of claims with terms and conditions set forth in the Company’s standard Covenant and General Release of All Claims.

If an involuntary termination occurs, but not within one year of a “change in control” (as defined above), benefits include a cash payment equal to the applicable named executive officer’s then-current annual base salary, payment of a prorated portion of his or her Average Bonus and reimbursement for the COBRA health coverage for his or her health insurance for a one-year period (or until he or she becomes eligible for comparable coverage under another employer’s health plans, if earlier), less his or her share of premiums. If an involuntary termination occurs within one year of a change in control, the applicable named executive officer’s severance payment equals two times the sum of (A) his or her then-current annual base salary, plus (B) an amount equal to his or her Average Bonus. Each severance agreement contains a requirement that the named executive officer execute a general release in our favor as a condition to receiving the severance payments. In addition, the named executive officers can resign their employment for “good reason” after a “change in control” and generally receive the same severance benefits described in the preceding paragraph.

(1)
“Cause” is defined as (A) Executive’s failure to perform in any material respect his or her duties as an employee of the Company, (B) violation of the Company’s Code of Business Conduct, Code of Ethics for Senior Financial Officers and Principal Executive Officer, and/or Securities Trading Policy, (C) the engaging by Executive in willful misconduct or gross negligence which is injurious to the Company or any of its affiliates, monetarily or otherwise, (D) the commission by Executive of an act of fraud or embezzlement against the Company or any of its affiliates, or (E) the conviction of Executive of a crime which constitutes a felony or any lesser crime that involves Company property or a pleading of guilty or nolo contendere with respect to a crime which constitutes a felony or any lesser crime that involves Company property.

(2)
“Good Reason” for purposes of an involuntary termination not within one year after a “change in control” means the occurrence of any of the following events without the named executive officer’s express written consent: (i) a material reduction in the executive’s base salary or target annual bonus compensation unless such reduction is commensurate with reductions simultaneously made to similarly situated executives, (ii) the Company’s assignment to the executive of duties that are materially inconsistent and adverse to his or her position, or (iii) our relocation of the named executive officer’s principal place of employment to a locale that is more than fifty (50) miles from his or her principal place of employment immediately prior to the change in control; provided, however, that a relocation to the Company’s Dallas, Texas offices shall not trigger any severance obligation by the Company. On and after a “change in control,” “good reason” means the occurrence of any of the following events without the named executive officer’s express written consent: (i) a material reduction in his or her base salary or target annual bonus compensation as in effect on the date immediately prior to a change in control, (ii) the Company’s assignment to the named executive officer without his or her consent of duties materially and adversely inconsistent with the named executive officer’s position, duties or responsibilities as in effect immediately before the change in control, including, but not limited to, any material reduction in such position, duties or responsibilities, or a change in the named executive officer’s title or office, as then in effect, or any removal of the named executive officer from any of such positions, titles or offices, or (iii) our relocation of the named executive officer’s principal place of employment to a locale that is more than fifty (50) miles from his or her principal place of employment to a locale that is more than fifty (50) miles from his or her principal place of employment immediately prior to the change in control.

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The following table sets forth illustrative examples of the payments and benefits Mr. Knudson, Mr. Hagan, and Ms. Laughlin would have received if any of the circumstances described above occurred as of December 31, 2023. Ms. Jackson is not reflected below as she retired as Chief Legal Officer of the Company on August 18, 2023 and as a result, would not be entitled to any payments as of the measurement date as the result of severance or a change in control. As discussed further in “Compensation Discussion and Analysis - Additional Compensation Practices - Other Compensation Elements - Retirement Benefits and Health Plans,” Ms. Jackson’s equity awards set forth in the “Outstanding Equity Awards at Fiscal Year End” table continue to vest because she was retirement eligible upon her separation from the Company.

JEFFREY R. KNUDSON

Termination Reason	Cash Severance ($)	Bonus ($)	Benefits ($)	Value of Accelerated Equity Awards ($)(1)	Total ($)
Involuntary Absent a Change in Control	630,000	681,750	33,918	893,736	2,239,404
Involuntary Within One Year of a Change in Control	1,260,000	1,363,500	33,918	2,826,907	5,484,325

MARK C. HAGAN

Termination Reason	Cash Severance ($)	Bonus ($)	Benefits ($)	Value of Accelerated Equity Awards ($)(1)	Total ($)
Involuntary Absent a Change in Control	550,000	695,600	33,918	—	1,279,518
Involuntary Within One Year of a Change in Control	1,100,000	1,391,200	33,918	3,132,137	5,657,255

WHITNEY M. LAUGHLIN

Termination Reason	Cash Severance ($)	Bonus ($)	Benefits ($)	Value of Accelerated Equity Awards ($)(1)	Total ($)
Involuntary Absent a Change in Control	425,000	257,630	507	—	683,137
Involuntary Within One Year of a Change in Control	850,000	515,260	507	397,039	1,762,806
(1)
Represents the value of the full acceleration of unvested RSUs pursuant to the respective equity award agreements with each of our executive officers. For the purpose of calculating the value of the vesting of the accelerated RSUs, we used $74.88, the closing price of our Common Stock on December 29, 2023, the last trading day of the year, as the fair market value. This column does not reflect awards that had already vested as of December 31, 2023. As set forth in the applicable equity award agreements, for TSR PRSUs, we have utilized the number of shares the named executive officers would have received if the applicable TSR Measurements were performed on December 31, 2023; and for adjusted EBITDA PRSUs we have utilized the threshold number underlying the awards based on 2023 adjusted EBITDA performance. With respect to Mr. Knudson, as set forth in further detail in “Compensation Discussion and Analysis - Our 2023 Compensation Program and Results - Long Term Incentive Compensation” above, Mr. Knudson’s restricted stock unit agreements for his outstanding awards granted in 2021 and 2022 provide for accelerated vesting if he is terminated from the Company without Cause or termination of his service for Good Reason at a time when he could not have been terminated for Cause.

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CEO Pay Ratio

As required by Item 402(u) of Regulation S-K, we are providing the following information about the ratio of the annual total compensation of our median employee to the annual total compensation of our CEO, Ms. Grace, for fiscal year 2023.

To identify our median employee for fiscal year 2023, which we are required to do once every three years in accordance with SEC rules, we elected to use December 31, 2023 to identify our employee population. As of December 31, 2023, we had 15,592 active employees, 3,647 of which were corporate employees and 11,945 of which were nurses, allied and other clinical healthcare professionals as well as executive and clinical leadership interim staff, medical coding professionals and other temporary or contingent employees. We refer to our non-corporate employees listed above as our “healthcare professionals.” Our healthcare professionals do not include our locum tenens clinicians, who were independent contractors as of December 31, 2023.

To identify our 2023 median employee, we examined the 2023 W-2 compensation, as of December 31, 2023, for all full-time, part-time, temporary and seasonal employees, excluding our CEO and employees located in Costa Rica and Puerto Rico, and including the healthcare professionals mentioned above. Wages were annualized for full-time corporate employees who were not employed by us for the entire calendar year. Compensation for our healthcare professionals was not annualized. Other than the foregoing, we did not make any assumptions, adjustments or estimates with respect to our employees’ total cash and equity compensation and used this consistently applied compensation measure to identify our median employee.

We calculated our median employee’s annual total compensation using the same SEC rules we use for calculating the annual total compensation of our named executive officers, as set forth in the Summary Compensation Table above. In 2023, the annual total compensation of our median employee was $73,812, and our CEO’s annual total compensation was $6,660,480, of which $5,368,445 was variable compensation based on the performance of the Company. The resulting ratio of the annual total compensation of our median employee compared to the total annual compensation of our CEO in 2023 was 90:1.

The SEC rules do not allow for companies to annualize compensation paid to temporary employees. As mentioned above, our healthcare professionals, who comprised more than 80% of our workforce in 2023, are temporary employees. Since we are unable to annualize compensation for our healthcare professionals, we do not believe that the above ratio accurately reflects our pay practices relative to the compensation of our CEO. We believe that measuring the compensation paid to our median corporate employee more accurately reflects our pay practices relative to the compensation of our CEO. In 2023, the ratio of the annual total compensation of our median corporate employee compared to the annual total compensation of our CEO was 66:1.

The pay ratio was calculated in accordance with SEC rules based upon our reasonable judgment and assumptions. The SEC rules do not specify a single methodology for identification of the median employee or calculation of the pay ratio, and other companies may use assumptions and methodologies that are different from those used by us in calculating their pay ratio. Accordingly, the pay ratio disclosed by other companies may not be comparable to the Company’s pay ratio as disclosed above.

Pay Versus Performance

In accordance with rules adopted by the Securities and Exchange Commission pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we provide the following disclosure regarding executive compensation for our principal executive officers (“PEOs”) and Non-PEO NEOs and Company performance for the fiscal years listed below. The Talent and Compensation Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown.

Year	Summary Compensation Table Total for First PEO(1) ($)	Summary Compensation Table Total for Second PEO(1) ($)	Compensation Actually Paid to First PEO(1),(2),(3) ($)	Compensation Actually Paid to Second PEO(1),(2),(3) ($)	Average Summary Compensation Table Total for Non-PEO NEOs(1) ($)	Average Compensation Actually Paid to Non-PEO NEOs(1),(2),(3) ($)	Value of Initial Fixed $100 Investment based on:(4)		Net Income ($ Millions)	Pre-Bonus Adjusted EBITDA(5) ($ Millions)
							TSR ($)	Peer Group TSR ($)
2023	—	6,660,480	—	3,630,680	2,044,022	623,319	120.17	124.34	211	583
2022	8,468,824	3,305,296	7,987,377	2,823,763	2,904,018	3,534,932	165.01	118.22	444	847
2021	9,472,551	—	22,502,459	—	2,972,826	3,451,653	196.32	147.19	327	660
2020	6,025,299	—	8,091,337	—	1,874,937	1,760,065	109.53	133.81	71	335

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(1)	Susan Salka was our PEO in 2020, 2021, and 2022. Cary Grace was our PEO in 2022 and 2023. The individuals comprising the Non-PEO NEOs for each year presented are listed below.

2020	2021	2022	2023
Brian M. Scott	Brian M. Scott	Jeffrey R. Knudson	Jeffrey R. Knudson
Ralph S. Henderson	Christopher S. Schwartz	Mark Hagan	Mark Hagan
Mark Hagan	Jeffrey R. Knudson	Denise Jackson	Denise Jackson
Denise Jackson	Mark Hagan		Whitney Laughlin
Denise Jackson
(2)	The amounts shown for Compensation Actually Paid have been calculated in accordance with Item 402(v) of Regulation S-K and do not reflect compensation actually earned, realized, or received by the Company’s NEOs during the applicable year. These amounts reflect the Summary Compensation Table Total with certain adjustments as described in footnote 3 below.
(3)	Compensation Actually Paid reflects the exclusions and inclusions of certain amounts for the PEO and the Non-PEO NEOs as set forth below. Equity values are calculated in accordance with FASB ASC Topic 718. Amounts in the Exclusion of Stock Awards column are the amounts from the Stock Awards column set forth in the Summary Compensation Table.

Year	Summary Compensation Table Total for Cary Grace ($)	Exclusion of Stock Awards for Cary Grace ($)	Inclusion of Equity Values for Cary Grace ($)	Compensation Actually Paid to Cary Grace ($)
2023	6,660,480	(4,772,195)	1,742,395	3,630,680

Year	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Exclusion of Stock Awards for Non-PEO NEOs ($)	Average Inclusion of Equity Values for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)
2023	2,044,022	(1,301,967)	(118,736)	623,319

The amounts in the Inclusion of Equity Values in the tables above are derived from the amounts set forth in the following tables:

Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Cary Grace ($)	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Cary Grace ($)	Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for Cary Grace ($)	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Cary Grace ($)	Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for Cary Grace ($)	Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Included for Cary Grace ($)	Total - Inclusion of Equity Values for Cary Grace ($)
2023	2,479,423	(458,523)	—	(278,505)	—	—	1,742,395

Year	Average Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Non-PEO NEOs ($)	Average Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Non-PEO NEOs ($)	Average Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for Non-PEO NEOs ($)	Average Value of Dividends or Other Earnings Paid on Stock or Option Awards Not Otherwise Included for Non-PEO NEOs ($)	Total - Average Inclusion of Equity Values for Non-PEO NEOs ($)
2023	825,796	(930,711)	—	(13,821)	—	—	(118,736)
(4)	The Peer Group TSR set forth in this table utilizes the S&P Health Care Services Select Industry Index, which we also utilize in the stock performance graph required by Item 201(e) of Regulation S-K included in our Annual Report for the year ended December 31, 2023. The comparison assumes $100 was invested for the period starting December 31, 2019, through the end of the listed year in the Company and in the S&P Health Care Services Select Industry Index, respectively. Historical stock performance is not necessarily indicative of future stock performance.
(5)	We determined Pre-Bonus Adjusted EBITDA to be the most important financial performance measure used to link Company performance to Compensation Actually Paid to our PEO and Non-PEO NEOs in 2023. Pre-Bonus Adjusted EBITDA is a non-GAAP financial measure. More information on the calculation of Pre-Bonus Adjusted EBITDA and a reconciliation of 2023 net income to Pre-Bonus Adjusted EBITDA can be found at Exhibit A to this proxy statement. This performance measure may not have been the most important financial performance measure in prior years and we may determine a different financial performance measure to be the most important financial performance measure in future years.

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Relationship Between PEO and Non-PEO NEO Compensation Actually Paid and Company TSR

The following chart sets forth the relationship between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our other NEOs, and the Company’s cumulative TSR over the four most recently completed fiscal years.

PEO and Average Non-PEO NEO Compensation Actually Paid Versus Company TSR*

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Relationship Between PEO and Non-PEO NEO Compensation Actually Paid and Net Income

The following chart sets forth the relationship between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our other NEOs, and our net income during the four most recently completed fiscal years.

PEO and Average Non-PEO NEO Compensation Actually Paid Versus Inc. Net Income

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Relationship Between PEO and Other NEO Compensation Actually Paid and Pre-Bonus Adjusted EBITDA

The following chart sets forth the relationship between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our other NEOs, and our Pre-Bonus Adjusted EBITDA during the four most recently completed fiscal years.

PEO and Average Non-PEO NEO Compensation Actually Paid Versus Pre-Bonus Adjusted EBITDA

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Relationship Between Company TSR and Peer Group TSR

The following chart compares our cumulative TSR over the four most recently completed fiscal years to that of the S&P Health Care Services Select Industry Index over the same period.

Comparison of Cumulative TSR of AMN Healthcare Services Inc. and S&P Health Care Services Select Industry Index

Tabular List of Most Important Financial Performance Measures

The following table presents the financial performance measures that the Company considers to have been the most important in linking Compensation Actually Paid to our PEO and Non-PEO NEOs for 2023 to Company performance. The measures in this table are not ranked.

Pre-Bonus Adjusted EBITDA
Revenue
Adjusted EBITDA Performance
Relative TSR

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AMN Healthcare

EMPOWERING THE FUTURE OF CARE

# Audit Committee Matters

Proposal 3	Ratification of the Appointment of Our Independent Registered Public Accounting Firm
The Board of Directors recommends a vote “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024.

The Audit Committee appointed KPMG LLP (“KPMG”) to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2024. The Board proposes and recommends that the shareholders ratify this appointment.

Selection and Engagement of KPMG as Our Independent Registered Public Accounting Firm

KPMG served as our principal independent registered public accounting firm for 2023. We expect representatives from KPMG to be present at the Annual Meeting. They will be given the opportunity to make a statement if they so desire and are expected to be available to respond to any appropriate questions.

Factors Considered for Re-Engagement of KPMG

The Audit Committee annually reviews KPMG’s qualifications, performance and independence in connection with its determination as to whether to re-engage KPMG. In conducting its review the Audit Committee considered, among other things:

●The benefits of a longer-tenured auditor, including enhanced audit quality due to institutional knowledge, continuity and avoidance of switching costs as well as no disruption of non-audit workflows
●KPMG’s past performance on the Company’s audit, including the quality of communications with the Audit Committee
●KPMG’s robust independence controls and objectivity, including KPMG’s rigorous internal processes for monitoring and maintaining independence and professional skepticism and objectivity displayed in reports

●KPMG’s professional qualifications, including the professional qualifications of the lead audit partner and other engagement partners
●KPMG’s depth and breadth of understanding of our industry and our business model and related accounting practices

●Appropriateness of KPMG’s fees supported by peer and industry benchmarking
●Impact of rotating audit firms, including inefficiencies and related increased costs of hiring a new independent registered public accounting firm

102	AMN Healthcare	2024 Proxy Statement

Audit Committee Matters

Audit fees, Audit-Related fees, Tax fees and all other fees

The following sets forth the fees incurred for audit services and the fees incurred for audit-related, tax and all other services rendered by KPMG for each of the last two years:

	2023 ($)	2022 ($)
Audit Fees(1)	2,538,500	2,430,890
Audit-Related Fees(2)	45,680	21,683
Tax Fees(3)	332,129	362,218
All Other Fees	—	—
(1)	Audit fees in 2023 consist of fees for professional services rendered in connection with the (i) annual audits of our consolidated financial statements, and the effectiveness of internal control over financial reporting; (ii) reviews of the interim consolidated financial statements included in quarterly reports; and (iii) Consent of Independent Registered Public Accounting Firm related to the filing of our Registration Statement on Form S-8 filed on July 20, 2023.
(2)	Audit-related fees in 2023 consist principally of fees not reported under the “Audit Fees” heading, including fees in respect of accounting consultations.
(3)	Tax fees in 2023 consist of professional services rendered primarily relating to consultations in connection with research and development credits, an audit of the Company by the California State Franchise Tax Board and state sales and use tax compliance as well as other tax-related consulting services.

Pursuant to the Audit Committee Charter, it is the policy of the Audit Committee to review in advance and grant any appropriate pre-approvals of all auditing services to be provided by the independent registered public accounting firm and all non-audit services to be provided by the independent registered public accounting firm as permitted by Section 10A of the Exchange Act, and in connection therewith, to approve all fees and other terms of engagement. In 2022 and 2023, the Audit Committee approved all fees billed by KPMG prior to the engagement.

Report of the Audit Committee

Management is responsible for the Company’s financial reporting process, including establishing and maintaining disclosure controls and procedures, establishing and maintaining internal control over financial reporting, evaluating the effectiveness of disclosure controls and procedures, evaluating and expressing an opinion on the effectiveness of internal controls and the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America.

KPMG LLP is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America, as well as expressing an opinion on the effectiveness of internal control over financial reporting. The Audit Committee’s responsibility is to monitor, evaluate and oversee these processes. The Audit Committee members are not employees of the Company and are not professional accountants or auditors. The Audit Committee’s primary purpose is to assist the Board to fulfill its oversight responsibilities by reviewing the financial information provided to shareholders and others, the systems of internal controls that management has established to preserve the Company’s assets, the audit process, including the review of critical audit matters with the Company’s independent registered accounting firm, and technology-related risks, including cybersecurity risks. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures or to determine that the Company’s financial statements are complete and accurate and in accordance with accounting principles generally accepted in the United States of America. The Audit Committee has reviewed and discussed the audited financial statements with management. In giving the Audit Committee’s recommendation to the Board, it has relied on management’s representations that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the independent registered public accounting firm, KPMG, included in its report on the Company’s consolidated financial statements.

The Audit Committee is responsible for the appointment, subject to shareholder ratification, of the Company’s independent registered public accounting firm. The members of the Audit Committee are independent as defined by Section 303A of the NYSE Listed Company Manual.

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Audit Committee Matters

In this context, the Audit Committee has reviewed and discussed with management, its report on the effectiveness of the Company’s internal control over financial reporting as well as KPMG’s report related to its audit of (i) the consolidated financial statements; and (ii) the effectiveness of internal control over financial reporting. The Audit Committee has discussed with KPMG the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC. In addition, the Audit Committee has received from KPMG the written disclosures and the letter from the independent registered accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence and has discussed with KPMG its independence. The Audit Committee also considered whether KPMG’s provision of non-audit services to the Company is compatible with KPMG’s independence. KPMG advised the Audit Committee that KPMG was and continues to be independent accountants with respect to the Company.

The Audit Committee discussed with KPMG the overall scope and plans for its audits. The Audit Committee has met with KPMG, with and without management present, to discuss the results of its audits, the evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

Based upon the Audit Committee’s discussions with management and KPMG, the Audit Committee’s review of the representations of management and the report of KPMG to the Audit Committee, the Audit Committee recommended that the Board include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC.

Audit Committee Members

MARK G. FOLETTA
Financial Expert

TERI G. FONTENOT
Financial Expert

DAPHNE E. JONES
Financially Literate

JORGE A. CABALLERO
Financial Expert

104	AMN Healthcare	2024 Proxy Statement

Proposal 4	Approval of a Proposed Amendment and Restatement of Our Certificate of Incorporation to Provide for Officer Exculpation
The Board of Directors recommends a vote “FOR” the approval of a proposed amendment and restatement of the Company’s Amended and Restated Certificate of Incorporation to provide for exculpation of certain officers of the Company from personal liability under certain circumstances as permitted by Delaware law.

At the Annual Meeting, our shareholders will be asked to approve an amendment and restatement of the Amended and Restated Certificate of Incorporation of the Company (the “Charter”) to provide exculpation from liability for certain officers of the Company from certain claims of breach of the fiduciary duty of care, similar to protections currently available to directors of the Company. This description of the proposed amendment and restatement of the Charter is a summary and is qualified by the full text of the proposed Second Amended and Restated Certificate of Incorporation of the Company, which is attached to this proxy statement as Exhibit B and is marked to show the changes described herein (the “Charter Amendment”).

Any repeal or modification of the foregoing provision shall not adversely affect any right or protection of a Director or Officer of the Company existing at the time of such repeal or modification.

Background

The Company is incorporated in the State of Delaware and therefore subject to the Delaware General Corporation Law (“DGCL”). The DGCL permits Delaware corporations to limit or eliminate the directors’ personal liability for monetary damages resulting from a breach of the fiduciary duty of care, subject to certain limitations such as prohibiting exculpation for intentional misconduct or knowing violations of the law. These provisions are referred to as “exculpatory provisions” or “exculpatory protections.” Similar exculpatory provisions for directors are currently included in the Charter.

Effective August 1, 2022, the State of Delaware enacted legislation that permits Delaware corporations to provide similar exculpatory protections for officers. This decision was due in part to the recognition that both officers and directors owe fiduciary duties to corporations, and yet only directors were protected by the exculpatory provisions. In addition, Delaware courts experienced an increase in litigation in which plaintiffs attempted to exploit the absence of protection for officers to prolong litigation and extract settlements from defendant corporations. As adopted, amended Section 102(b)(7) of the DGCL protects officers from personal monetary liability under limited circumstances as explained below.

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Officer Exculpation

Conditions and Limitations to Exculpation under DGCL Section 102(b)(7)

As amended, Section 102(b)(7) of the DGCL provides important conditions and limitations on a corporation’s exculpation of its officers for monetary damages from breaches of fiduciary duty.

●	Exculpation is only available for breaches of the fiduciary duty of care.
●	Exculpation is not available for breaches of the fiduciary duty of loyalty to the corporation or its stockholders (which requires officers to act in good faith for the benefit of the corporation and its stockholders and not for personal gain).
●	Exculpation is not available for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of the law.
●	The protections of Section 102(b)(7) are limited to monetary damages only, so that claims against officers for equitable relief are available.
●	Exculpation is not available in connection with derivative claims on behalf of the corporation by a stockholder.

Reasons for the Proposal

The Board believes that eliminating personal monetary liability for officers under certain circumstances is reasonable, appropriate and consistent with similar limitations for directors. Delaware corporations that fail to adopt officer exculpation provisions may experience a disproportionate amount of nuisance litigation, as well as diversion of management attention from the business of the corporation.

Further, the Board anticipates that similar exculpation provisions are likely to be adopted by the Company’s peers and others with whom the Company competes for executive talent. As a result, officer exculpation provisions may become necessary for Delaware corporations to attract and retain experienced and qualified corporate officers.

A Delaware corporation seeking to extend the benefits of the newly amended Section 102(b)(7) to its corporate officers must amend its certificate of incorporation, as the protections do not apply automatically and must be embedded in the corporation’s certificate of incorporation to be effective. Accordingly, the Board has determined it advisable and in the best interests of the Company and its shareholders to seek shareholders’ approval for the Charter Amendment.

Effect of the Proposal if Approved

The Charter Amendment would provide for the elimination of personal monetary liability for certain officers only in connection with direct claims brought by shareholders, subject to the limitations described under the heading “Conditions and Limitations to Exculpation under DGCL Section 102(b)(7)” above. As is the case with directors under the Charter, the Charter Amendment would not limit the liability of officers for any breach of the duty of loyalty to the Company or its stockholders, any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, or any transaction from which the officer derived an improper personal benefit.

If the Charter Amendment is approved by the shareholders at the Annual Meeting, it will become effective upon the filing of the Charter Amendment with the Secretary of State of Delaware. In accordance with the DGCL, however, the Board may abandon the Charter Amendment without further action by the stockholders at any time prior to the effectiveness of the filing of the Charter Amendment with the Secretary of State of Delaware, notwithstanding shareholder approval. If the Charter Amendment is not approved by the shareholders at the Annual Meeting, it will not be filed with the Secretary of State of Delaware and will not become effective, and the Charter will remain unchanged.

106	AMN Healthcare	2024 Proxy Statement

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information as of February 21, 2024 regarding (i) each person known by us to be the beneficial owner of more than 5% of the outstanding shares of our Common Stock, (ii) each director and director nominee of the Company, (iii) the named executive officers and (iv) all executive officers and directors as a group. Except as otherwise indicated, each person has sole voting and dispositive power with respect to such shares.

Beneficial ownership includes shares for which a person, directly or indirectly, has or shares voting or investment power, or both, and also includes shares that each such person or group had the right to acquire within 60 days following February 21, 2024, including upon the exercise of options or warrants. Where applicable, we calculate the percentage of Common Stock beneficially owned by including the number of shares of Common Stock deemed to be beneficially owned by reason of the right to acquire such shares within 60 days following February 21, 2024 in both the numerator and the denominator.

Name	Number of Shares of Common Stock Beneficially Owned (1)	Percent of Class
BlackRock, Inc.(2)	6,388,559	16.9%
The Vanguard Group(3)	4,251,271	11.25%
Boston Partners(4)	2,798,656	7.41%
R. Jeffrey Harris(5)	88,016	*
Martha H. Marsh(6)	56,029	*
Douglas D. Wheat(7)	37,942	*
Mark G. Foletta(8)	34,351	*
Denise L. Jackson(9)	26,089	*
Mark C. Hagan(9)	28,049	*
Jeffrey R. Knudson(9)	20,853	*
Daphne E. Jones(10)	11,619	*
Teri G. Fontenot(11)	9,460	*
Sylvia Trent-Adams(12)	6,475	*
Jorge A. Caballero(13)	3,576	*
Cary Grace(9)	9,678	*
Whitney M. Laughlin(9)	13,627	*
All current directors, director nominees and executive officers as a group	350,556	*
*	Less than 1%.
(1)	In accordance with our policy, directors and named executive officers are not permitted to pledge, hypothecate or otherwise place liens on any equity securities of the Company that they own (or to engage in any hedging transactions involving our equity securities). Accordingly, no shares of Common Stock identified as beneficially owned in this table by our named executive officers and directors are pledged as security.
(2)	Of the 6,388,559 shares of Common Stock BlackRock, Inc. beneficially owns, it has sole voting power over 6,250,625 shares of Common Stock, shared voting power over 0 shares, sole dispositive power over 6,388,559 shares, and shared dispositive power over 0 shares. BlackRock, Inc.’s address is 50 Hudson Yards, New York, NY 10001. Ownership amount and other information contained in this table and accompanying footnote for BlackRock, Inc., including voting power and dispositive power information, are based solely on information contained in the Schedule 13G/A (Amendment No. 2) filed by BlackRock, Inc. with the SEC on January 22,2024.
(3)	Of the 4,251,271 shares of Common Stock The Vanguard Group (“Vanguard”) beneficially owns, it has sole voting power over 0 shares of Common Stock, shared voting power over 72,852 shares, sole dispositive power over 4,138,843 shares and shared dispositive power over 112,428 shares. Vanguard’s address is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. Ownership amount and other information contained in this table and accompanying footnote for Vanguard, including voting power and dispositive power information, are based solely on information contained in the Schedule 13G/A (Amendment No. 10) filed by Vanguard with the SEC on February 13, 2024.

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Security Ownership and Other Matters

(4)	Of the 2,798,656 shares of Common Stock Boston Partners beneficially owns, it has sole voting power over 2,139,532 shares of Common Stock, shared voting power over 957 shares, sole dispositive power over 2,798,656 shares and shared dispositive power over 0 shares. Boston Partners’ address is One Beacon Street 30th FL, Boston, MA 02108. Ownership amount and other information contained in this table and accompanying footnote for Boston Partners., including voting power and dispositive power information, are based solely on information contained in the Schedule 13G filed by Boston Partners with the SEC on February 13, 2024.
(5)	Includes (A) 51,597 shares of Common Stock owned directly by Mr. Harris and (B) 36,419 shares of Common Stock deemed to be beneficially owned by reason of the right to acquire such shares within 60 days following February 21, 2024, which consist of (i) 34,738 shares of Common Stock underlying vested RSUs for which receipt has been deferred until his separation from service and (ii) 1,681 shares of Common Stock underlying RSUs that will vest within 60 days of February 21, 2024 on April 19, 2024.
(6)	Includes (A) 25,498 shares of Common Stock owned directly by Ms. Marsh and (B) 30,531 shares of Common Stock deemed to be beneficially owned by reason of the right to acquire such shares within 60 days following February 21, 2024, which consist of (i) 28,850 shares of Common Stock underlying vested RSUs for which receipt has been deferred until her separation from service and (ii) 1,681 shares of Common Stock underlying RSUs that will vest within 60 days of February 21, 2024 on April 19, 2024.
(7)	Includes (A) 1,523 shares of Common Stock owned directly by Mr. Wheat and (B) 36,261 shares of Common Stock deemed to be beneficially owned by reason of the right to acquire such shares within 60 days following February 21, 2024, which consist of (i) 34,738 shares of Common Stock underlying vested RSUs for which receipt has been deferred until his separation from service and (ii) 1,681 shares of Common Stock underlying RSUs that will vest within 60 days from February 21, 2024 on April 19, 2024.
(8)	Includes (A) 8,073 shares of Common Stock owned directly by Mr. Foletta and (B) 26,278 shares of Common Stock deemed to be beneficially owned by reason of the right to acquire such shares within 60 days following February 21, 2024, which consist of (i) 24,597 shares of Common Stock underlying vested RSUs for which receipt has been deferred until his separation from service and (ii) 1,681 shares of Common Stock underlying RSUs that will vest within 60 days of February 21, 2024 on April 19, 2024.
(9)	All shares of Common Stock reflected in this row are owned directly by the named executive officer.
(10)	Includes (A) 7,799 shares of Common Stock owned directly by Ms. Jones and (B) 3,820 shares of Common Stock deemed to be beneficially owned by reason of the right to acquire such shares within 60 days following February 21, 2024, which consist of (i) 2,189 shares of Common Stock underlying vested RSUs for which receipt has been deferred until her separation from service and (ii) 1,681 shares of Common Stock underlying RSUs that will vest within 60 days of February 21, 2024 on April 19, 2024.
(11)

Includes (A) 2,826 shares of Common Stock owned directly by Ms. Fontenot and (B) 6,634 shares of Common Stock deemed to be beneficially owned by reason of the right to acquire such shares within 60 days following February 21, 2024, which consist of (i) 4,953 shares of Common Stock underlying vested RSUs for which receipt has been deferred until her separation from service and (ii) 1,681 shares of Common Stock underlying RSUs that will vest within 60 days of February 21, 2024 on April 19, 2024.

(12)	Includes (A) 3,597 shares of Common Stock owned directly by Dr. Trent-Adams and (B) 2,878 shares of Common Stock deemed to be beneficially owned by reason of the right to acquire such shares within 60 days following February 21, 2024, which consist of (i) 1,197 shares of Common Stock underlying vested RSUs for which receipt has been deferred until her separation from service and (ii) 1,681 shares of Common Stock underlying RSUs that will vest within 60 days of February 21, 2024 on April 19, 2024.
(13)	Includes (A) 437 shares of Common Stock owned directly by Mr. Caballero and (B) 3,139 shares of Common Stock deemed to be beneficially owned by reason of the right to acquire such shares within 60 days following February 21, 2024, which consist of (i) 1,458 shares of Common Stock underlying vested RSUs for which receipt has been deferred until his separation from service and (ii) 1,681 shares of Common Stock underlying RSUs that will vest within 60 days of February 21, 2024 on April 19, 2024.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act generally requires our directors, executive officers and persons who own more than 10% of our Common Stock to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. Directors, executive officers and shareholders who own greater than 10% of our Common Stock are required by SEC rules to furnish us with copies of Section 16(a) forms they file. Based solely on a review of the copies of such reports filed electronically with the SEC, we believe that all of our directors, named executive officers and greater than 10% beneficial owners complied with all filing requirements applicable to them in 2023, except for one Form 4 filing to report one transaction of RSUs being granted to Ms. Grace, which was filed late due to an administrative error.

Shareholder Proposals for the 2025 Annual Meeting

From time to time, shareholders present proposals, which may be proper subject for inclusion in the proxy statement and for consideration at the next annual meeting of shareholders. Any shareholder who desires to bring a proposal at our 2025 Annual Meeting of Shareholders without including such proposal in our proxy statement must deliver written notice to our Corporate Secretary not before December 20, 2024 and not later than January 19, 2025. We must receive shareholder proposals intended to be included in the 2024 proxy statement no later than November 5, 2024.

The shareholder proposals must comply with the requirements of Rule 14a-8 promulgated by the SEC under the Exchange Act.

108	AMN Healthcare	2024 Proxy Statement

Security Ownership and Other Matters

If a shareholder proposal is not properly submitted for inclusion in the 2025 proxy statement pursuant to the requirements described above (but otherwise complies with the advanced notice provisions of our Bylaws), management will be permitted to vote proxies in its discretion if it advises shareholders in the 2025 proxy statement about the nature of the matter and how management intends to vote on such matter.

In addition, a shareholder who intends to solicit proxies in support of director nominees submitted under the advance notice provisions of our Bylaws must provide the notice required under Rule 14a-19 promulgated by the SEC under the Exchange Act to our Corporate Secretary no later than February 18, 2025.

Annual Report

Shareholders will have access to, together with this proxy statement a copy of our Annual Report including the financial statements set forth in our annual report on Form 10-K, as filed with the SEC for the fiscal year ended December 31, 2023 and certain exhibits thereto.

Shareholders may request additional copies by sending a written request to AMN Healthcare Services, Inc., 2999 Olympus Blvd., Suite 500, Dallas, Texas 75019, Attn: Whitney M. Laughlin, Chief Legal Officer and Corporate Secretary.

Delivery of Proxy Statement, Annual Report or Notice of Internet Availability

We may satisfy SEC rules regarding delivery of our proxy materials, including our proxy statement, or delivery of the Notice of Internet Availability of Proxy Materials (the “Notice”) by delivering a single copy of these documents to an address shared by two or more shareholders. This process is known as “householding.” To the extent we have done so, we have delivered only one set of proxy materials or one Notice, as applicable, to shareholders who share an address with another shareholder, unless contrary instructions were received prior to the mailing date.

We undertake to deliver promptly upon written or oral request a separate copy of our proxy statement, our annual report and/or our Notice, as requested, to a shareholder at a shared address to which a single copy of these documents was delivered. To make such a request, please contact our Secretary at the address set forth in the section immediately above entitled “Annual Report” or by calling our offices at 866-871-8519. If your Common Stock is held by a brokerage firm or bank and you prefer to receive separate copies of our proxy statement, our annual report, or the Notice, either now or in the future, please contact your brokerage or bank. If your brokerage or bank is unable or unwilling to assist you, please contact us as indicated above.

Shareholders sharing an address who are receiving multiple copies of proxy materials and who want to receive a single copy of our annual reports, proxy statements and/or our Notices may do so by contacting our Secretary at the address set forth in the section immediately above entitled “Annual Report” or by calling our offices at 866-871-8519.

Other Business

The Board does not know of any other matter that will come before the Annual Meeting other than those described in this proxy statement. If any other matters properly come up before the Annual Meeting, the persons named in the form of proxy intend to vote all proxies in accordance with their judgment on such matters.

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When And Where Is The Annual Meeting?

Our 2024 Annual Meeting will be held virtually on Wednesday, April 19, 2024, at 8:30 a.m. Central Time, or at any subsequent time that may be necessary by any adjournment or postponement of the Annual Meeting.

What Is “Notice And Access” And Why Does AMN Use It?

We are making the proxy solicitation materials available to our shareholders electronically via the Internet under the Notice and Access rules and regulations of the SEC. On or about March 5, 2024, we will mail to our shareholders the Notice in lieu of mailing a full set of proxy materials. Accordingly, our proxy materials are first being made available to our shareholders on or about March 5, 2024. The Notice includes information on how to access and review the proxy materials and how to vote online. All shareholders will have the ability to access the proxy materials on the website referred to in the Notice or request a printed set of the proxy materials. Instructions on how to access the proxy materials on the Internet or to request a printed copy may be found in the Notice. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. Electronic delivery decreases costs, expedites distribution, and reduces our environmental impact. Sustainability is an important component of our ESG strategy, and we encourage shareholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of the Annual Meeting. Shareholders who received the Notice but would like to receive a printed copy of the proxy materials in the mail should follow the instructions in the Notice for requesting such materials.

Why Am I Receiving These Proxy Materials?

We are providing these proxy materials in connection with the solicitation of proxies on behalf of our Board for use at the Annual Meeting. This proxy statement includes information that we are required to provide under SEC rules and is designed to assist you in voting your shares.

Proxies in proper form received by us at or before the time of the Annual Meeting will be voted as specified. You may specify your choices by marking the appropriate boxes on your proxy card. If a proxy card is dated, signed, and returned without specifying choices, the proxies will be voted in accordance with the recommendations of the Board set forth in this proxy statement, and, in their discretion, upon such other business as may properly come before the Annual Meeting. Business transacted at the Annual Meeting will be confined to the purposes stated in the Notice of Annual Meeting. Shares of our Common Stock cannot be voted at the Annual Meeting unless the holder is present in person or represented by proxy.

How Can I Get Electronic Access To The Proxy Materials?

The Notice will provide you with instructions on how to (1) view our proxy materials for the Annual Meeting on the Internet, and (2) instruct us to send proxy materials to you by email. The proxy materials are also available under the “Investor Relations” tab on our website at www.amnhealthcare.com. Choosing to access our proxy materials electronically will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meetings on the environment.

What Is Included In The Proxy Materials?

Our proxy materials include:

●	Our Notice of Annual Meeting of Shareholders,
●	This proxy statement, and
●	Our 2023 Annual Report including the financial statements set forth in our annual report on Form 10-K for the fiscal year ended December 31, 2023.

If you receive a paper copy of these materials by mail, the proxy materials will also include a proxy card.

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General Information

Who Pays The Cost Of Soliciting Proxies For The Annual Meeting?

Proxies will be solicited on behalf of the Board by mail, telephone, email, or other electronic means or in person, and we will pay the solicitation costs. We have retained Morrow Sodali LLC, a proxy solicitation firm, to assist us in soliciting proxies and have agreed to pay them a fee of $9,500 for these services, plus reasonable out-of-pocket expenses.

Who Is Entitled To Vote At The Annual Meeting?

In accordance with our Bylaws, the Board has fixed the close of business on February 21, 2024 (the “Record Date”), as the record date for determining the shareholders entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. At the close of business on the Record Date, the outstanding number of our voting securities was 37,888,539 shares of common stock. Each shareholder is entitled to one vote for each share of Common Stock he or she held as of the Record Date. Shares cannot be voted at the Annual Meeting unless the holder is present in person or represented by proxy.

What Matters Will Be Addressed At The Annual Meeting?

At the Annual Meeting, shareholders will be asked:

●	To elect the eight directors nominated by the Board and named in this proxy statement,
●	To approve, by non-binding advisory vote, the compensation paid to our named executive officers,
●	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024,
●	To approve a proposed amendment and restatement of our certificate of incorporation to provide for exculpation of certain officers of the Company from personal liability under certain circumstances as permitted by Delaware law, and
●	To transact such other business, including consideration of a shareholder proposal, if properly presented, as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

What Constitutes A Quorum?

To carry on the business of the Annual Meeting, we must have a quorum. Under our Bylaws, the presence in person or by proxy of the holders of a majority of all outstanding shares of stock entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes (described below) will be counted for purposes of calculating whether a quorum is present at the Annual Meeting.

What Is The Vote Required For Each Proposal And What Are My Choices?

Proposal	Vote Required	Broker Discretionary Voting Allowed
Proposal 1: Election of eight directors	Majority of the votes cast	No
Proposal 2: Advisory vote to approve the compensation paid to our named executive officers	Majority of the shares entitled to vote and present or represented by proxy	No
Proposal 3: Ratification of the appointment of our independent registered public accounting firm for fiscal year 2024	Majority of the shares entitled to vote and present or represented by proxy	Yes
Proposal 4: Approval of a proposed amendment and restatement of our certificate of incorporation to provide for officer exculpation	Majority of the outstanding shares	No

With respect to Proposal 1, the election of directors, you may vote FOR, AGAINST or ABSTAIN. Our Bylaws require that in an election where the number of director nominees does not exceed the number of directors to be elected, each director will be elected by the vote of the majority of the votes cast (in person during our virtual Annual Meeting or by proxy). A “majority of votes cast” means that the number of shares cast “FOR” a director’s election exceeds the number of votes cast “AGAINST” that director’s election. In accordance with our Bylaws, the following do not count as votes cast: (a) a share whose ballot is marked as withheld, (b) a share otherwise present at the meeting, but for which an ABSTAIN vote was cast, and (c) a share otherwise present at the meeting as to which a shareholder gives no authority or direction. In an uncontested election, a nominee who does not receive a majority of the votes cast will not be elected. Abstentions will not affect the outcome of the vote on Proposal 1.

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General Information

An incumbent director who is not elected because he or she does not receive a majority of the votes cast will continue to serve as a holdover director but will tender his or her resignation to the Board. Within 90 days after the date of the certification of the election results, the Governance and Compliance Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken, and the Board will act on the Governance and Compliance Committee’s recommendation and publicly disclose its decision and rationale.

With respect to Proposals 2, 3, and 4 (or on any other matter to be voted on at the Annual Meeting), you may vote FOR, AGAINST or ABSTAIN. If you ABSTAIN from voting on Proposals 2, 3, or 4, the ABSTAIN vote will have the same effect as an AGAINST vote.

How Does The Board Recommend That I Vote?

The Board recommends that you vote:

●	FOR: the election of the eight directors nominated by the Board and named in this proxy statement,
●	FOR: the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024, and
●	FOR: the approval, by non-binding advisory vote, of the compensation paid to our named executive officers,
●	FOR: the approval of a proposed amendment and restatement of our certificate of incorporation to provide for exculpation of certain officers of the Company from personal liability under certain circumstances as permitted by Delaware law.

How Do I Vote My Shares?

ONLINE	CALL
By following the Internet voting instructions included in the proxy package sent to you (or by going to www.proxyvote.com and following the instructions) at any time up until 11:59 p.m. Eastern Time on the day before the date of the Annual Meeting.	By following the telephone voting instructions included in the proxy package sent to you (by calling 1 (800) 690-6903 and following the instructions) at any time up until 11:59 p.m. Eastern Time on the day before the date of the Annual Meeting.

MAIL	DURING THE MEETING
If you have elected to receive a printed copy of the proxy materials from us, by marking, dating, and signing your proxy card in accordance with the instructions on it and returning it by mail in the pre-addressed reply envelope provided with the proxy materials. The proxy card must be received prior to the Annual Meeting.	You can also cast your vote at our Virtual Shareholder Meeting. Even if you plan to attend, we encourage you to vote in advance by Internet, telephone, or mail so your vote will be counted if for some reason you are unable to attend.

If you are a beneficial owner and your shares are held through a broker, you should follow the instructions in the Notice provided by your broker, or your broker should provide instructions for voting your shares. In these cases, you may vote by Internet, telephone, or mail, as applicable. You may vote your shares beneficially held through your broker in person if you attend the Annual Meeting and you obtain a valid proxy card from your broker giving you the legal right to vote the shares at the Annual Meeting.

112	AMN Healthcare	2024 Proxy Statement

General Information

What Is The Difference Between Shareholder Of Record And Beneficial Owner?

Shareholder of Record. You are a shareholder of record if at the close of business on the Record Date your shares were registered directly in your name with American Stock Transfer & Trust Company, LLC, our transfer agent.

Beneficial Owner. You are a beneficial owner if at the close of business on the Record Date your shares were held by a brokerage firm or other nominee and not in your name. Being a beneficial owner means that, like most of our shareholders, your shares are held in “street name.” As the beneficial owner, you have the right to direct your broker or nominee on how to vote your shares by following the voting instructions your broker or other nominee provides. If you do not provide your broker or nominee with instructions on how to vote your shares, your broker or nominee will be able to vote your shares as described below.

What Will Happen If I Do Not Vote My Shares?

Shareholders of Record. If you are the shareholder of record and you do not vote by proxy card, telephone, Internet or in person at the Annual Meeting, your shares will not be voted at the Annual Meeting.

Beneficial Owners. If you are the beneficial owner and you do not direct your broker or nominee on how to vote your shares, your broker or nominee may vote your shares only on those proposals for which it has discretion to vote. Under the rules of the NYSE, your broker or nominee does not have discretion to vote your shares on non-routine matters such as Proposals 1, 2, and 4. We believe that Proposal 3 — ratification of our auditor — is a routine matter for which brokers and nominees can vote on behalf of their clients when voting instructions are not furnished by their clients.

What Is The Effect Of A Broker Non-Vote?

Brokers or other nominees who hold shares for a beneficial owner have the discretion to vote on routine proposals when they have not received voting instructions from the beneficial owner at least ten days prior to the Annual Meeting. A broker non-vote occurs when a broker or other nominee does not receive voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares. Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting, but will not be counted for purposes of determining the number of votes present in person or represented by proxy and entitled to vote with respect to certain proposals. Accordingly, a broker non-vote will not impact our ability to obtain a quorum nor will it impact any vote that requires a majority of the votes cast (Proposals 1) or any proposal that requires the majority of the shares entitled to vote and present or represented by proxy (Proposals 2 and 3). However, a broker non-vote will have the same effect as an AGAINST on Proposal 4.

May I Revoke My Proxy Or Change My Vote?

Yes, you may revoke a proxy you have given at any time before it is voted at the Annual Meeting by (1) sending our Corporate Secretary a letter revoking the proxy, which must be received prior to the Annual Meeting, or (2) attending the Annual Meeting and voting in person. Attendance at the Annual Meeting does not, standing alone, constitute your revocation of a proxy.

You may change your vote at any time prior to the voting of your shares at the Annual Meeting by (a) casting a new vote by telephone or over the Internet by 11:59 p.m. Eastern Time on the date before the day of the Annual Meeting, or (b) sending a new proxy card with a later date that is received prior to the Annual Meeting.

2024 Proxy Statement	AMN Healthcare	113

General Information

How Do I Attend The Virtual Annual Meeting?

Our Annual Meeting will be held virtually on Friday, April 19, 2024, at 8:30 a.m. Central Time. Shareholders may sign-in to the virtual Annual Meeting starting at 8:15 a.m. (Central Time) by going to www.virtualshareholdermeeting.com/AMN2024. To register and attend the virtual Annual Meeting, you will need the control number included on your notice or proxy card voting instruction form or electronic notification. If you hold your shares through a securities broker (i.e., in “street name”), you should have received your notice or proxy card from your broker with your 16-digit control number. Only valid shareholders as of the record date, or their proxy holders, will be able to register for the meeting to participate and vote. The virtual Annual Meeting will start promptly at 8:30 a.m. (Central Time).

Will There Be A Question And Answer Session?

Yes, as part of our virtual Annual Meeting, we will hold a Q&A session to allow shareholders the opportunity to ask questions similar to an in-person meeting. Once you have entered the virtual Annual Meeting platform, you will be able to type and submit your questions by using the applicable field provided in the web portal before the polls close. You or your proxy holder may participate, vote and ask questions at the virtual Annual Meeting subject to our Annual Meeting rules and procedures. We will post the Rules for Conduct of Meeting to our Investor Relations website at https://ir.amnhealthcare.com no later than one week prior to the Annual Meeting date of April 19, 2024 and will also make them available during the Annual Meeting through the virtual meeting platform. Only shareholders as of the record date or their proxy holders will be permitted to ask questions.

To make our virtual Annual Meeting more efficient, questions may be summarized and/or grouped topically for response and may also be omitted if inappropriate, not germane to the meeting agenda or in violation of any other rules and procedures, including, without limitation, our Annual Meeting Rules of Conduct. Any questions that comply with the Annual Meeting rules and procedures and are not addressed during the meeting will be published and answered as soon as practicable following the meeting on our Investor Relations website at https://ir.amnhealthcare.com.

What If I Have Technical Questions?

Stockholders are encouraged to access the Annual Meeting early. If you encounter any difficulties accessing the Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted on the Annual Meeting log-in page.

How Can I Find The Results Of The Annual Meeting?

We will announce preliminary results at the Annual Meeting. We will publish the final voting results in a current report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting.

If the official results are not available at that time, we will provide preliminary voting results in the Form 8-K and will disclose the final results in an amendment to the Form 8-K as soon as they become available.

114	AMN Healthcare	2024 Proxy Statement

Non-GAAP Reconciliation for Consolidated Adjusted EBITDA and Consolidated Pre-Bonus Adjusted EBITDA for Purposes of 2023 Bonus Achievement

(in thousands)	Year Ended December 31, 2023 ($)
Net income	210,679
Income tax expense	73,610
Income before income taxes	284,289
Interest expense, net, and other	54,140
Income from operations	338,429
Depreciation and amortization	154,914
Depreciation (included in cost of revenue)	6,013
Share-based compensation	18,020
Acquisition, integration, and other costs	40,740
Adjusted EBITDA	579,116

(in thousands)	Year Ended December 31, 2023 ($)
Revenue
Nurse and allied solutions	2,624,509
Physician and leadership solutions	669,701
Technology and workforce solutions	495,044
3,789,254
Segment operating income(1)
Nurse and allied solutions	362,158
Physician and leadership solutions	94,966
Technology and workforce solutions	214,736
671,860
Unallocated corporate overhead(2)	92,744
Adjusted EBITDA(3)	579,116
Adjusted EBITDA	579,116
Adjustments(4)	4,701
Pre-Bonus AEBITDA(5)	583,817

Year Ended December 31, 2023 ($)
GAAP diluted net income per share (EPS)	5.36
Adjustments	2.85
Adjusted diluted EPS(6)	8.21

2024 Proxy Statement	AMN Healthcare	115

Exhibit A to Proxy Statement

(1)	Segment operating income represents net income plus interest expense (net of interest income) and other, income tax expense, depreciation and amortization, depreciation (included in cost of revenue), unallocated corporate overhead, acquisition, integration, and other costs, and share-based compensation expense.
(2)	Please note that the amount set forth in this line item excludes the amounts set forth in the line item below entitled “acquisition, integration, and other costs.” Acquisition, integration, and other costs are subsets of unallocated corporate overhead.
(3)	Adjusted EBITDA represents net income plus interest expense (net of interest income) and other, income tax expense, depreciation and amortization, depreciation (included in cost of revenue), acquisition, integration, and other costs, and share-based compensation expense. Management believes that Adjusted EBITDA provides an effective measure of our results, as it excludes certain items that management believes are not indicative of our operating performance and considers measures used in credit facilities. Adjusted EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to income from operations or net income as an indicator of operating performance. Although management believes that some of the items excluded from Adjusted EBITDA are not indicative of our operating performance, these items do impact the statement of comprehensive income, and management therefore utilizes Adjusted EBITDA as an operating performance measure in conjunction with GAAP measures such as net income.
(4)	This amount represents the net adjustments to Adjusted EBITDA, as decided by the Talent and Compensation Committee for bonus calculation and payout only. For the purposes of determining in connection with the bonus calculation and payout, the Talent and Compensation Committee excluded the expense associated with the payout of bonuses, the impact of acquisitions that were not included in the Company’s operating plan and certain increases to the Company’s legal expense accruals not contemplated by its 2022 annual operating plan.
(5)	Pre-Bonus AEBITDA represents the adjustments made to Adjusted EBITDA decided by the Talent and Compensation Committee.
(6)	Adjusted diluted EPS represents adjusted net income divided by diluted weighted average common shares outstanding. Management included this non-GAAP measure to provide investors and prospective investors with an alternative method for assessing the Company’s operating results in a manner that is focused on its operating performance and to provide a more consistent basis for comparison between periods. However, investors and prospective investors should note that this non-GAAP measure involves judgment by management (in particular, judgment as to what is classified as a special item to be excluded in the calculation of adjusted net income). Although management believes the items in the calculation of adjusted net income are not indicative of the Company’s operating performance, these items do impact the statement of comprehensive income, and management therefore utilizes adjusted diluted EPS as an operating performance measure in conjunction with GAAP measures such as GAAP diluted EPS.

116	AMN Healthcare	2024 Proxy Statement

Second Amended and Restated Certificate of Incorporation of AMN Healthcare Services, Inc., a Delaware Corporation

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

of

AMN HEALTHCARE SERVICES, INC.

1. Name. The name of the corporation is “AMN Healthcare Services, Inc.”

2. Address; Registered Office and Agent. The address of the Corporation’s registered office is Corporation Service Company, 251 Little Falls Drive, City of Wilmington, County of ~~Newcastle~~New Castle, State of Delaware, 19808 and the name of its registered agent at such address is Corporation Service Company.

3. Purposes. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

4. Number of Shares. The total number of shares of stock that the Corporation shall have authority to issue is: two hundred and ten million (210,000,000), divided as follows: ten million (10,000,000) shares of Preferred Stock, of the par value of $0.01 per share (the “Preferred Stock”), and two hundred million (200,000,000) shares of Common Stock, of the par value of $0.01 per share (the “Common Stock”).

~~Upon this Amended and Restated Certificate of Incorporation becoming effective pursuant to the General Corporation Law (the “Effective Time”), each share of Common Stock issued and outstanding immediately prior to the Effective Time (the “Old Common Stock”) shall, without any action on the part of the holder thereof, be automatically reclassified as and converted into 43.10849 shares of Common Stock (the “New Common Stock”).~~

~~The number of authorized shares, the number of shares of treasury stock and the par value of the Common Stock shall not be affected. Each stock certificate that immediately prior to the Effective Time represented shares of Old Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the number of shares of New Common Stock as equals the product obtained by multiplying the number of shares of Old Common Stock represented by such certificate immediately prior to the Effective Time by 43.10849.~~

4.1 The designation, relative rights, preferences and limitations of the shares of each class are as follows:

4.1.1 The shares of Preferred Stock may be issued from time to time in one or more series of any number of shares, provided that the aggregate number of shares issued and not cancelled of any and all such series shall not exceed the total number of shares of Preferred Stock hereinabove authorized, and with such powers, including voting powers, if any, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, all as shall hereafter be stated and expressed in the resolution or resolutions providing for the designation and issue of such shares of Preferred Stock from time to time adopted by the Board of Directors (the “Board”) pursuant to authority so to do which is hereby expressly vested in the Board. The powers, including voting powers, if any, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. Each series of shares of Preferred Stock: (a) may have such voting rights or powers, full or limited, if any; (b) may be subject to redemption at such time or times and at such prices, if

2024 Proxy Statement	AMN Healthcare	117

Exhibit B to Proxy Statement

any; (c) may be entitled to receive dividends (which may be cumulative or non-cumulative) at such rate or rates, on such conditions and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of stock, if any; (d) may have such rights upon the voluntary or involuntary liquidation, winding up or dissolution of, or upon any distribution of the assets of, the Corporation, if any; (e) may be made convertible into or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation (or any other securities of the Corporation or any other person) at such price or prices or at such rates of exchange and with such adjustments, if any; (f) may be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of shares of such series in such amount or amounts, if any; (g) may be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary, upon the issue of any additional shares (including additional shares of such series or of any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation or any subsidiary of, any outstanding shares of the Corporation, if any; and (h) may have such other relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, if any; all as shall be stated in said resolution or resolutions of the Board providing for the designation and issue of such shares of Preferred Stock. Any of the voting powers, designations, preferences, rights and any qualifications, limitations or restrictions of any such series of Preferred Stock may be made dependent upon facts ascertainable outside of the resolution or resolutions providing for the issue of such Preferred Stock adopted by the Board pursuant to the authority vested in it by this Section 4.1.1, provided that the manner in which such facts shall operate upon the voting powers, designations, preferences, rights and qualifications, limitations or restrictions of such series of Preferred Stock is clearly and expressly set forth in the resolution or resolutions providing for the issue of such Preferred Stock. The term “facts” as used in the preceding sentence shall have the meaning set forth in Section 151(a) of the General Corporation Law.

4.1.2 Except as otherwise provided by law or by this Certificate of Incorporation and subject to the express terms of any series of shares of Preferred Stock, the holders of outstanding shares of Common Stock shall exclusively possess voting power for the election of Directors and for all other purposes, each holder of record of shares of Common Stock being entitled to one vote for each share of Common Stock standing in his or her name on the books of the Corporation. Except as otherwise provided by law or by this Certificate of Incorporation and subject to the express terms of any series of shares of Preferred Stock, the holders of shares of Common Stock shall be entitled, to the exclusion of the holders of shares of Preferred Stock of any and all series, to receive such dividends as from time to time may be declared by the Board. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of shares of Common Stock shall be entitled to share ratably according to the number of shares of Common Stock held by them in all remaining assets of the Corporation available for distribution to its stockholders.

4.1.3 Subject to the provisions of this Certificate of Incorporation and the express terms of any series of Preferred Stock and except as otherwise provided by law, the stock of the Corporation, regardless of class, may be issued for such consideration and for such corporate purposes as the Board may from time to time determine.

5. Election of Directors. Unless and except to the extent that the By-laws of the Corporation (the “By-laws”) shall so require, the election of the directors of the Corporation need not be by written ballot.

6. Limitation of Liability. No Director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director or officer of the Corporation, provided, however, that this provision shall not eliminate or limit the liability of ~~a~~ Director (a) a Director or officer for any breach of the ~~Director’s~~ duty of loyalty to the Corporation or its stockholders, (b) a Director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) a Director under section 174 of the General Corporation Law ~~or~~, (d) a Director or officer for any transaction from which ~~the~~ such Director or officer derived any improper personal benefits or (e) an officer in any action by or in the right of the Corporation. If the General Corporation Law is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of Directors or officers, then the liability of a Director or officer of the Corporation, in addition to the limitation on personal liability provided herein, shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended.

Any repeal or modification of the foregoing provision shall not adversely affect any right or protection of a Director or officer of the Corporation existing at the time of such repeal or modification.

118	AMN Healthcare	2024 Proxy Statement

Exhibit B to Proxy Statement

7. Indemnification.

7.1 To the extent not prohibited by applicable law, the Corporation shall indemnify any person (a “Covered Person”) who is or was made, or threatened to be made, a party to any threatened, pending or completed action, suit or proceeding (a “Proceeding”), whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of the Corporation to procure a judgment in its favor, by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a Director or officer of the Corporation, or, while a Director or officer of the Corporation, is or was serving at the request of the Corporation as a director or officer of any other corporation or in a capacity with comparable authority or responsibilities for any partnership, joint venture, trust, employee benefit plan or other enterprise (an “Other Entity”), against expenses (including attorneys’ fees) in the event of an action by or in the right of the Corporation and against judgments, fines, and amounts paid in settlement and expenses (including attorneys’ fees), in the event of any other proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interest of the Corporation, and, with respect to any criminal proceeding, had no reason to believe the person’s conduct was unlawful; and except that no indemnification shall be made, in the event of an action by or in the right of the Corporation, if prohibited by the General Corporation Law. Persons who are not Directors or officers of the Corporation (or otherwise entitled to indemnification pursuant to the preceding sentence) may be similarly indemnified in respect of service to the Corporation or to an Other Entity at the request of the Corporation to the extent the Board at any time specifies that such persons are entitled to the benefits of this Section 7.

7.2 The Corporation shall, from time to time, reimburse or advance to any Covered Person the funds necessary for payment of expenses, including attorneys’ fees and disbursements, incurred in connection with any Proceeding, in advance of the final disposition of such Proceeding; provided, however, that, if required by the General Corporation Law, such payment of expenses in advance of the final disposition of a Proceeding shall be made only upon receipt by the Corporation of an undertaking, by the Covered Person, to repay any such amount so advanced if it shall ultimately be determined that such Covered Person is not entitled to be indemnified for such expenses.

7.3 The rights to indemnification or advancement of expenses provided by, or granted pursuant to, this Section 7 shall not be deemed exclusive of any other rights to which a person seeking indemnification or reimbursement or advancement of expenses may have or hereafter be entitled under applicable law, this Certificate of Incorporation, the By-laws, any agreement, any vote of stockholders or disinterested Directors or otherwise.

7.4 The rights to indemnification or advancement of expenses provided by, or granted pursuant to, this Section 7 shall continue as to a person who has ceased to be a Director or officer and shall inure to the benefit of the executors, administrators, legatees and distributees of such person.

7.5 The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of an Other Entity, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Section 7, the By-laws or under Section 145 of the General Corporation Law or any other provision of law.

7.6 Any repeal or modification of the provisions of this Section 7 shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such repeal or modification.

7.7 The rights to indemnification or advancement of expenses provided by, or granted pursuant to, this Section 7 shall be enforceable by any Covered Person in the Court of Chancery of the State of Delaware. The burden of proving that such indemnification or advancement of expenses is not appropriate shall be on the Corporation. Neither the failure of the Corporation (including its Board, its independent legal counsel and its stockholders) to have made a determination prior to the commencement of such action that such indemnification or reimbursement or advancement of expenses is proper in the circumstances nor an actual determination by the Corporation (including its Board, its independent legal counsel and its stockholders) that such person is not entitled to such indemnification or reimbursement or advancement of expenses shall constitute a defense to the action or create a presumption that such person is not so entitled. Such a person shall also be indemnified for any expenses incurred in connection with successfully establishing his or her right to such indemnification or advancement of expenses, in whole or in part, in any such proceeding.

2024 Proxy Statement	AMN Healthcare	119

Exhibit B to Proxy Statement

7.8 The Corporation’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at the Corporation’s request as a director, officer, employee or agent of any Other Entity shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from such Other Entity.

7.9 This Section 7 shall not limit the right of the Corporation, to the extent and in the manner permitted by applicable law, to indemnify and advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

8. Section 203. The Corporation hereby expressly elects not to be governed by the provisions of Section 203 of the General Corporation Law (or any successor provision thereof), and the restrictions and limitations set forth therein.

9. Adoption, Amendment and/or Repeal of By-Laws. The Board may from time to time adopt, amend or repeal the By-laws; provided, however, that any By-laws adopted or amended by the Board may be amended or repealed, and any By-laws may be adopted, by the stockholders of the Corporation by vote of the holders of stock of the Corporation entitled to vote in the election of Directors of the Corporation and representing a majority of the voting power.

IN WITNESS WHEREOF, the undersigned has executed this Restated Certification of Incorporation this ~~17th~~ day of ~~October~~    , ~~2001~~2024.

AMN HEALTHCARE SERVICES, INC.

By: ~~/s/ Steven C. Francis~~ ____________
Name: ~~Steven C. Francis~~Caroline S. Grace
Title: President and Chief Executive Officer

120	AMN Healthcare	2024 Proxy Statement

ABOUT AMN HEALTHCARE

AMN Healthcare is the leader and innovator in total talent solutions for healthcare organizations across the nation. The Company provides access to the most comprehensive network of quality healthcare professionals through its innovative recruitment strategies and breadth of career opportunities. With insights and expertise, AMN Healthcare helps providers optimize their workforce to successfully reduce complexity, increase efficiency and improve patient outcomes. AMN total talent solutions include managed services programs, clinical and interim healthcare leaders, temporary staffing, executive search solutions, vendor management systems, recruitment process outsourcing, predictive modeling, language interpretation services, revenue cycle solutions, credentialing and other services. Clients include acute-care hospitals, community health centers and clinics, physician practice groups, retail and urgent care centers, home health facilities, schools and many other healthcare settings. AMN Healthcare is committed to fostering and maintaining a diverse team that reflects the communities we serve. Our commitment to the inclusion of many different backgrounds, experiences and perspectives enables our innovation and leadership in the healthcare services industry. For more information about AMN Healthcare, visit www.amnhealthcare.com.

FORWARD-LOOKING STATEMENTS

This Proxy includes estimates, projections, statements related to our business plans, objectives, initiatives, strategies, practices, and expected operating Statement results that may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include, among others, the supply-demand imbalance for healthcare professionals and increasing need for our technology and workforce services, the ability to gain market share across a continuum of outsourced and insourced workforce models, the momentum and results from our strategic investments and process improvements, the ability to grow our technology-enabled solutions and digital capabilities and the anticipated demand for such services, the needs of healthcare organizations and our ability meet those needs, the ability of our branding initiatives to drive greater recognition of our presence in the marketplace for workforce solutions, our ability to innovate and improve patient outcomes, and performance for our company and our clients, our ability to accomplish our ESG commitments, our ability to attract and retain quality healthcare professionals and corporate team members, anticipated growth, acquisition and divestitures and their results on future operations, future economic conditions and performance, plans, objectives and strategies for future operations and growth, performance goals, actions related to our 2024 compensation, and other characterizations of future events or circumstances. The Company based these forward-looking statements on its current expectations, estimates, and projections about future events and the industry in which it operates using information currently available to it. Actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Forward-looking statements are identified by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may,” “estimates,” variations of such words and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Factors that could cause actual results to differ from those implied by the forward-looking statements contained in the shareholder letter are set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 and its other periodic reports as well as the Company’s current and other reports filed from time to time with the Securities and Exchange Commission. Be advised that developments subsequent to the shareholder letter are likely to cause these statements to become outdated with the passage of time. The Company makes available additional information regarding the non-GAAP financial measures on the Company’s website at https://ir.amnhealthcare.com/static-files/01cf6097-256e-4fd7-9f29-2e723d635968.

This Proxy Statement includes several website addresses and references to additional materials found on those websites. These websites and materials are not incorporated by reference herein.

## Our Mission

## Our Values

Our six core values drive our culture and our strength as a company.

- Customer Focus
- Continuous Improvement
- Respect
- Passion
- Trust
- Innovation

## Our Aspiration

## Awards List

**Newsweek America's Most Responsible Companies (2020–2024)**

**Bloomberg Gender-Equality Index (2018– 2023)**

**Corporate Champion Honoree for Over 40% Female Board Representation, 2017-2023 (biennial)**

**Newsweek America's Greatest Workplaces for Diversity 2024**

**Human Rights Campaign Corporate Equality Index (2018-2024)**

**ISS 2023 Governance QualityScore of 1**

AMN Healthcare®

EMPOWERING THE FUTURE OF CARE

AMNHealthcare.com
NYSE: AMN
Toll Free: (866) 871-8519

AMN HEALTHCARE SERVICES, INC.
2999 OLYMPUS BLVD., SUITE 500
DALLAS, TEXAS 75019

VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on April 18, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/AMN2024

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on April 18, 2024. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
V29017-P04154	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
AMN HEALTHCARE SERVICES, INC.

The Board of Directors recommends you vote FOR the following:

1.	Election of Directors

	Nominees:		For	Against	Abstain

	1a.	Jorge A. Caballero	☐	☐	☐

	1b.	Mark G. Foletta	☐	☐	☐

	1c.	Teri G. Fontenot	☐	☐	☐

	1d.	Cary S. Grace	☐	☐	☐

	1e.	R. Jeffrey Harris	☐	☐	☐

	1f.	Daphne E. Jones	☐	☐	☐

	1g.	Sylvia D. Trent-Adams	☐	☐	☐

	1h.	Douglas D. Wheat	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by an authorized officer.

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.		For	Against	Abstain

2.	To approve, by non-binding advisory vote, the compensation paid to our named executive officers.	☐	☐	☐

3.	To ratify the appointment of KPMG LLP to be our independent registered public accounting firm for the fiscal year ending December 31, 2024.	☐	☐	☐

4.
To approve a proposed amendment and restatement of our certificate of incorporation to provide for exculpation of certain officers of the Company from personal liability under certain circumstances as permitted by Delaware law.
		☐	☐	☐

Note: To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V29018-P04154

AMN HEALTHCARE SERVICES, INC.
Annual Meeting of Shareholders
April 19, 2024 at 8:30 a.m. (Central Time)
This proxy is solicited by the Board of Directors

The undersigned, revoking all previous proxies, hereby appoints Douglas D. Wheat, R. Jeffrey Harris and Mark G. Foletta, or any of them, as attorneys and proxies with full power of substitution and resubstitution to represent the undersigned and to vote all shares of Common Stock of AMN HEALTHCARE SERVICES, INC. (the "Company"), that the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held virtually (www.virtualshareholdermeeting.com/AMN2024) at 8:30 a.m. Central Time on April 19, 2024 or at any adjournment or postponement thereof, with all the powers which the undersigned would possess if personally present.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

Continued and to be signed on reverse side